As filed with the Securities and Exchange Commission on August 17, 2026.

Registration No. 333-277311

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-1/A

(Amendment No. 10)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rubber Leaf Inc

(Exact name of registrant as specified in its charter)

Nevada	3714	32-0655276
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Xingxiu Hua

Chief Executive Officer and President

Room 2109, 21/F C C WU BLDG 302-308 HENNESSY ROAD,

WANCHAI, HONG KONG

+ (852) 2138-1668

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ParaCorp Incorporated

318 N. Carson Street, Ste. 208

Carson City, Nevada 89701

(916)-576-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jing Ye, Esq. Ye & Associates, P.C. 275 5th Avenue, 2nd Floor New York, NY 10016 Telephone: +1-929-300-7489	Michael Blankenship, Esq. Winston Taylor LLP 800 Capitol Street, Suite 2400 Houston, TX 77002 Telephone: +1-713 651-2600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 17, 2026

6,250,000 Shares of Common Stock

Rubber Leaf Inc

This is a firm commitment public offering of 6,250,000 shares of Rubber Leaf Inc (the “Company”) common stock, par value $0.001 per share.

Our common stock is quoted on the Pink Open Market under the symbol “RLEA.” The closing price of our common stock on August 17, 2026 was $4.50 per share. There is currently a limited public trading market for our common stock.

We expect the initial public offering price will be $4 per share. The final offering price of the shares of common stock will be determined by us and ARC Group Securities LLC as the representative of the underwriters in connection with this offering (the “Representative”), taking into consideration several factors as described between the underwriters and us at the time of pricing, including our historical performance and capital structure, prevailing market conditions and overall assessment of our business, and will not be based upon the price of our common stock on the Pink Open Market. See “Underwriting.”

We have applied to have our common stock listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “RLEA,” which listing is a condition to this offering. No assurance can be given that our application will be approved or, if we receive approval, that a trading market will develop, if developed, that it will be sustained or that the trading prices of our common stock on the Pink Open Market will be indicative of the prices of our common stock if traded on Nasdaq.

Xingxiu Hua, our Chief Executive Officer, President and Chairperson of the Board of Directors (“Board”), has voting control over approximately 88.23% of our voting power of our outstanding voting stock as of December 31,2025 and therefore we currently meet the definition of a “controlled company” under the corporate governance standards for companies listed on Nasdaq and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq. Upon the closing of this offering, Ms. Hua will own approximately 76.59% of the voting power of our outstanding voting stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” and a “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and have elected to comply with certain reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Rubber Leaf Inc is a holding company incorporated under the laws of the State of Nevada with operations currently conducted by our subsidiary based in Hong Kong. This is an offering of the common stock of the Nevada holding company, which does not conduct operations. You are not investing in Rubber Leaf Limited, the Hong Kong operating company, and may never hold equity in our Hong Kong operating subsidiary. Our structure involves unique risks to investors. See “Risk Factors — Risks Related to Doing Business in Hong Kong.” Unless the context provides otherwise, references in this registration statement to “we,” “us,” “our company,” “our,” “the Company” and “RLI” refers to Rubber Leaf Inc, and “RLHK” refers to Rubber Leaf Limited, a company incorporated under the laws of Hong Kong. See “About This Prospectus” on page 1 herein. Investors would be purchasing interests in Rubber Leaf Inc, a Nevada company.

We and our subsidiaries face various legal and operational risks and uncertainties associated with being based, or having all our operations, in Hong Kong. The Directors confirm that, as of the date of this prospectus, we and our subsidiaries have received all requisite permissions or approvals from the Hong Kong authorities to operate the business in Hong Kong, including but not limited to obtaining a business registration certificate. However, we have been advised by our Hong Kong counsel that laws, regulations, or policies in Hong Kong could change in the future. If (i) we or our subsidiaries do not receive or maintain such permissions or approvals, (ii) we or our subsidiaries inadvertently conclude that any other permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, our operations and financial condition could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless.

We and our current operating subsidiaries are not based in Mainland China and do not have operations in Mainland China now. Pursuant to the Basic Law, which is adopted as a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication in accordance with Article 2 of the Basic Law and under the principle of “one country, two systems”.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland Chinese companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. The laws and regulations of Mainland China do not currently have any material impact on our business, financial condition or results of operations and we are currently not subject to the PRC government’s direct influence or discretion over the manner in which we currently conduct our business activities outside of Mainland China. In the opinion of our PRC legal counsel, AllBright Law Offices, as of the date of this prospectus, on the basis that (i) we are a Nevada company and our only wholly-owned operating subsidiary, RLHK, a company incorporated in Hong Kong with limited liability and is situated in Hong Kong; neither entity has operations in Mainland China; we currently do not have, nor do it currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China; (ii) we do not, directly or indirectly, own or control any entity or subsidiary in Mainland China, nor are we directly or indirectly own or control any assets, earnings or such other similar interests of any entity in Mainland China; (iii) we currently do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity (“VIE”) with any entity in Mainland China; (iv) for the most recent fiscal year, none of Mainland China entity’s operating revenue, total profit, total assets or net assets exceeded 50% of the corresponding amounts as reflected in our audited consolidated financial statements for the same period and a majority of the senior officers and executive directors are not based in Mainland China; and (v) we filed an application with the China Securities Regulatory Commission (“CSRC”) on December 12, 2025 to withdraw the filing of indirect offering and listing of our securities, which is originally premised on the operations of RLSP in Mainland China and such withdrawal application was approved by the CSRC on April 14, 2026. As such, we and our subsidiaries are not required to obtain any permissions or approvals from the Mainland China authorities for consummating this offering, including but not limited to the CSRC, to operate RLHK’s business or to list our securities on the U.S. exchanges and offer securities, including but not limited to issuing our common stock to foreign investors. In addition, in the opinion of our PRC legal counsel, AllBright Law Offices, as of the date of this prospectus, we are not subject to the cybersecurity review by the Cyberspace Administration of China (“CAC”) over data security and our offering because we are a Nevada company and currently our only operating subsidiary is a Hong Kong company, neither entity has operations in Mainland China. In addition, we expect that we and our subsidiaries’ operations will continue to be conducted in North America and Hong Kong, as is the case as of the date of this prospectus. Therefore, we believe that the likelihood that we and our subsidiaries will be required to obtain any permissions or approvals from the governmental authorities of Mainland China for our operations, or the listing of our securities on the U.S. exchanges and the offering of our securities in the future is very remote. However, due to the catch-all clause that authorizes the CSRC to determine, at its sole discretion, based on “substance-over-form” principle and such other long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to whether in the future we will be required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities. If (i) we and our subsidiaries do not receive or maintain such permissions or approvals, should such approvals be required in the future by the PRC government, (ii) we and our subsidiaries inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, our operations and financial condition could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless. In addition, (1) we do not have VIE structure and are not in an industry that is subject to foreign ownership limitations by Mainland China; and (2) neither us nor our only operating subsidiary, Rubber Leaf Limited, has operations in Mainland China, see “Risk Factors - While we believe that we and our subsidiaries are currently not required to obtain permissions or approvals from Mainland China authorities for our business operations and/or the listing and offering of our securities, and it is very unlikely that we or our subsidiaries will be required to do so in the future, we cannot assure you that we or our subsidiaries will be able to obtain all such permissions or approvals if they are nevertheless required.”

Notwithstanding the above, we are aware that Mainland China government may intervene or influence the Hong Kong operations of an offshore holding company, such as our Hong Kong operating subsidiary, RLHK, at any time. These risks, together with uncertainties in the legal system of Mainland China and the interpretation and enforcement of Mainland China laws, regulations, and policies, could hinder our ability to offer or continue to offer the common stock, result in a material adverse change to RLHK’s business operations, and damage our reputation, which could cause the common stock to significantly decline in value or become worthless. For a detailed description of risks relating to the potential impact of Mainland China laws and regulations on RLHK’s business operations, see “Risk Factors — All our operations are currently in Hong Kong. However, due to the long arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in PRC-based issuers, which could result in a material change in our operations and/or the value of our Common Stock.

Our securities may be prohibited from being traded on a national securities exchange or in the over-the-counter market in the United States if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect our auditor for two consecutive years. The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. Under the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB, for two consecutive years beginning in 2021, the SEC may prohibit our shares from being traded on a national securities exchange or in the over-the-counter market in the United States. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was enacted on December 29, 2022 under the Consolidated Appropriations Act, 2023, as further described below, and amended the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. securities exchange or any U.S. over-the-counter market if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years, meaning the number of “non-inspection” years was decreased from three to two, and thus, this reduced the time before securities would be prohibited from trading or delisted. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a non-U.S. jurisdiction because of a position taken by one or more authorities in any non-U.S. jurisdiction.

Pursuant to the HFCAA, the PCAOB issued a determination report on December 16, 2021 which found that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China; and (2) Hong Kong, a Special Administrative Region of the PRC, which determinations were vacated by the PCAOB on December 15, 2022. In addition, the PCAOB’s report identified the specific registered public accounting firms which were subject to these determinations, which determinations were vacated by the PCAOB on December 15, 2022. Our current registered public accounting firm, Simon & Edward, LLP, who audited our financial statements for the fiscal years ended December 31, 2022 and 2021, is not headquartered in mainland China or Hong Kong and was not identified in the PCAOB’s report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated by the PCAOB on December 15, 2022. Notwithstanding the foregoing, if the PCAOB is not able to fully conduct inspections of our auditor’s work papers in China, investors may be deprived of the benefits of such inspection which could result in limitation or restriction of our access to the U.S. capital markets and trading of our securities may be prohibited under the HFCAA. In addition, on August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, Agreement with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and has resumed regular inspections since March 2023. The PCAOB is continuing pursuing ongoing investigations and may initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted. The delisting of our shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Further, on December 29, 2022, the Consolidated Appropriations Act, 2023, was signed into law, which, among other things, amended the HFCAA to reduce the number of consecutive non-inspection years that would trigger the trading prohibition under the HFCAA from three years to two years (originally such threshold under the HFCAA was three consecutive years), and so that any non-U.S. jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s public accounting firm (originally the HFCAA only applied if the PCAOB’s ability to inspect or investigate was due to a position taken by an authority in the jurisdiction where the relevant public accounting firm was located). If the PCAOB in the future again determines that it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures. See “Risk Factors—Risks Related to Doing Business in Hong Kong—The HFCAA and AHFCAA both call for additional and more stringent criteria to be applied to restrictive market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering and if our auditors fail to permit the PCAOB to inspect the auditing firm, our common stock may be subject to delisting.”

	Per Share	Total(1)
Public offering price	$4.00	$25,000,000
Underwriting discounts and commissions(2)	$0.28	$1,750,000
Proceeds, before expenses, to us	$3.72	$23,250,000

(1)

The amount of offering proceeds to us presented in this table does not give effect to any exercise of the underwriter’s over-allotment option (if any) we have granted to the underwriter as described above.

(2)	Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering, payable to the Representative, or the reimbursement of certain expenses of the underwriters. See “Underwriting” beginning on page 74 of this prospectus for additional information regarding underwriting compensation.

We have granted the Representative an option to purchase from us, at the public offering price, up to 937,500 additional shares of common stock, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If the Representative exercises the option in full, the total underwriting discounts and commissions payable will be $262,500, and the total proceeds to us, before expenses, will be $3,487,500.

The underwriters expect to deliver the shares against payment on or about ______________, 2026.

Sole Book-Running Manager

Arc Group Securities LLC

Prospectus dated ______________, 2026

Through and including ______________, 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the underwriters, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

i

ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to “we,” “us,” “Rubber Leaf,” “RLI,” the “Company” or “our” refer to Rubber Leaf Inc, a Nevada corporation, United States;

●	“RLSP” and “Former PRC Subsidiary” is referred to our former wholly owned subsidiary Rubber Leaf Sealing Products (Zhejiang) Co., Ltd., a foreign-owned company established in China;

●	“RLHK” refers to our current wholly- owned subsidiary, Rubber Leaf Limited, a company incorporated in Hong Kong with limited liability;

●	“PRC”, “China” and “Mainland China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan and Hong Kong (as defined below) and Macau Special Administrative Region;

●	“Hong Kong” or “HK” or “HKSAR” refers to the Hong Kong Special Administrative Region of the PRC

●	“year” or “fiscal year” means the year ending December 31;

●	“Renminbi” and “RMB” are to the legal currency of China;

●	“HKD” is to the legal currency of Hong Kong; and

●	all dollar or $ references, when used in this prospectus, refer to United States dollars.

Except as otherwise indicated, all information in this prospectus assumes that:

●	no shares of common stock have been issued pursuant to the Representative’s over-allotment option.

TRADEMARKS

All trademarks, service marks and trade names included or incorporated by reference into this prospectus or the accompanying prospectus are the property of their respective owners.

MARKET DATA

We are responsible for the disclosure in this prospectus. This prospectus incorporates industry data sourced from market research, publicly accessible information and industry publications. While we have not directly commissioned or funded these sources, we believe the information obtained from them to be reliable. Nonetheless, we assume responsibility for the accuracy and completeness of all information presented in this prospectus, including data derived from third-party sources. This includes the information provided through active hyperlinks to external reports and publications. We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties or by us.

1

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Overview

We are a Nevada-incorporated corporation, currently operating primarily through our wholly owned subsidiary, Rubber Leaf Limited (“RLHK”). Specializing in monitoring the production and sales of automotive rubber and plastic sealing strips, we have established ourselves as an important supplier to several major auto original equipment manufacturers, or OEMs, including eGT New Energy Automotive Co., Ltd. (“eGT”) and Volkswagen. With significant advancements in rubber formulations and manufacturing technologies, we have strategically positioned ourselves in the dynamic automotive parts market. Operating through both direct and indirect sales models we have rapidly expanded our market presence since entering the market in 2019.

Sales and Marketing

Our primary offerings consist of automotive rubber and plastic sealing strips tailored for specific models. These products boast distinctive personalized customization features, making the direct sales model the predominant approach. We directly engage with the auto OEMs or their first-tier suppliers to obtain supplier qualifications, define product specifications and models, negotiate product prices and finalize orders.

All of our executives are seasoned industry professionals with extensive experience in the automotive sector for more than 20 years. Their expertise and extensive network facilitate our market expansion for businesses. While securing approval from auto OEMs may be a time-intensive process, once established as their supplier, our continuing orders demonstrate stability spanning several years.

Our sales process is generally divided into two stages: product development and mass supply. In the initial product development stage, we initiate contact with potential customers, gaining entry into a list of qualified suppliers through a series of reviews by them. After securing projects through bidding or other methods, we will collaborate with automakers and their component suppliers to either enhance existing seal products for mass-produced models or develop new models that align with the specified functions, performance criteria and cost requirements.

Prior to finalizing batch supply agreements, which refer to supply agreements where “batch” means a specific quantity of products or materials, uniformly processed to maintain quality and identified by a unique number for efficient traceability and distribution, customers conduct thorough evaluations of our factory, production lines and management systems to verify our capacity to supply products in the required quantities and ensure consistency in product quality. This stage is time-consuming, with the improved development of seals for mass-produced auto models typically taking around six months. Simultaneous development of new models by auto OEMs and their accessory suppliers often extends over a year or more. Based on considerations such as cost efficiency and product consistency, auto OEMs generally choose one or two major suppliers for a given automotive seal product. Therefore, in the batch supply stage, we can generally obtain consistent and stable orders based on the production and sales volume of the models that incorporate our products. At this stage, our primary responsibilities include providing high-quality products in a timely manner based on customer orders, offering after-sales service, engaging in regular or irregular price negotiations and formalizing pricing contracts.

Our sales are substantially dependent on a related party, Shanghai Xinsen Import & Export Co., Ltd (“Shanghai Xinsen”). Effective on October 1, 2022, Ms. Xingxiu Hua, our Company’s Chief Executive Officer, President and Chairperson, reduced her direct ownership in Shanghai Xinsen from 90% to 15%. Concurrently, Ms. Hua stepped down as the Legal Representative and General Manager of Shanghai Xinsen pursuant to a board resolution of Shanghai Xinsen on the same date. This change in ownership was made and certified by the local government on October 11, 2022.

Ms. Hua’s decision to adjust her ownership interest in Shanghai Xinsen forms an integral component of the RLI’s comprehensive strategic restructuring initiative. This restructuring was undertaken to enhance operational efficiency, strengthen corporate governance, optimize the RLI’s business portfolio, and position the organization for sustainable long-term growth.

As part of this strategic optimization, RLI completed the disposal of RLSP in November 2025. This decision was driven by compelling business considerations: RLSP had accumulated significant outstanding liabilities and was subject to multiple ongoing legal proceedings, which posed material risks to the RLI’s financial health and operational stability. The disposal of RLSP represents a prudent measure to eliminate these legacy burdens and mitigate potential future risks to RLI.

Following the disposal of RLSP, RLI has reorganized its commercial operations through RLHK, a newly incorporated entity established on September 22, 2025. RLHK now serves as the primary platform for sales operations and customer-facing activities. This reorganization was designed to achieve several strategic objectives:

Risk Mitigation: Establishment of a clean operational platform free from legacy liabilities and legal encumbrances

2

Enhanced Governance: Implementation of improved internal controls and compliance frameworks aligned with regulatory requirements

Operational Efficiency: Streamlined business processes and strengthened management capabilities

Strategic Positioning: Creation of a robust foundation to support the RLI’s future business development and market expansion

Importantly, these structural adjustments are internal reorganization measures that do not affect the RLI’s underlying commercial relationships or market position. The RLI maintains well-established and mature business relationships with Shanghai Xinsen, built over many years of successful cooperation. The RLI expects its sales volume to Shanghai Xinsen to remain stable and continue at historical levels.

Furthermore, the continuity of end-user demand remains robust. Two of Shanghai Xinsen’s key downstream customers—Shanghai Hongyang and Wuhu Huichi—have consistently utilized the RLI’s products over an extended period through their commercial arrangements with Shanghai Xinsen. This established pattern of stable, long-term demand from end-users demonstrates the fundamental strength and resilience of the RLI’s market position, independent of internal corporate restructuring activities.

In summary, the RLI’s reorganization represents a proactive and strategically sound response to optimize its corporate structure, eliminate legacy risks, and establish a stronger platform for future growth and value creation.

We currently operate with two sales models, the direct supply model and indirect supply model:

Model A: Direct supply model. Following successful on-site inspections by auto OEMs, our operating subsidiary secures listing in its directories as a first-tier supplier that directly provides products to the OEM. For example, eGT is an auto OEM, and we serve as their first-tier supplier. eGT directly signs purchase or supply agreements with our subsidiary. This positions our operating subsidiary to independently procure raw materials, manufacture final products and directly deliver finished goods to the warehouses of the auto OEMs. Our operating subsidiary fulfills its performance obligation upon the delivery of finished products to their warehouses, following a subsequent quality inspection approved by them. Simultaneously, they may request product replacements for disqualified items. Ownership and control of our finished products transfer to customers upon successful inspection and acceptance into an OEM’s warehouse. Revenue recognition occurs upon the transfer of control of our products to a customer, with payments made directly by the OEM.

Model B: Indirect supply model. Our operating subsidiary receives the purchase orders from our related parties-Shanghai Xinsen and Xinsen Sealing Products (Hangzhou) Co., Ltd (“Hangzhou Xinsen”) (collectively named as “Xinsen Group” for two companies together). The Company’s Chief Executive Officer, President and Chairperson, Ms. Xingxiu Hua, previously held a 90% ownership interest in Shanghai Xinsen and Shanghai Xinsen holds a 70% ownership interest in Hangzhou Xinsen. Effective October 1, 2022, Ms. Hua reduced her ownership of Shanghai Xinsen from 90% to 15%, and accordingly reduced her indirect ownership of Hangzhou Xinsen from 63% to 10.5%. The Xinsen Group is a rubber product trading expert with 20 years of experience in the auto parts market, who charges 1% of the total sales amount before VAT tax as sales commission before September 30, 2022, and subsequently 0.25% effective from October 1, 2022 after the renegotiation between RLSP and Xinsen Group. The sales commission incurred in each period is recorded as part of selling expense of the Company. The Xinsen Group serves as a certified second-tier supplier for branded Automobile Manufacturers (“Auto Manufacturers”). A second-tier supplier refers to a supplier that provides products to the first-tier suppliers of the OEM. First-tier suppliers could be suppliers of car doors, rubber and plastic components and other automobile parts. Auto Manufacturers issue consolidated purchase orders for complete sets of rubber and plastic auto parts for a particular model to their first-tier suppliers. These first-tier suppliers subcontract the production of rubber and plastic seals to second-tier suppliers. As a second-tier supplier and a facilitator of production rather than a direct manufacturer, Xinsen Group coordinates with us to fulfill orders. Upon receipt of purchase orders, our operating subsidiary procures rubber materials from our vendors. The production process involves outsourcing to third-party manufacturers for either work-in-process products (“WIP”) or finished products, based on management’s decisions in response to operational circumstances.

We employ two distinct forms of outsourced processing under Model B.

1)	our operating subsidiary purchases raw materials and subcontracts production from third-party manufacturers for WIP. Once WIP is finished and delivered to the warehouse, our operating subsidiary oversights certain manual processes, such as welding and constructing in order to meet the specification of the purchase orders. The completion of the final products is contingent upon a rigorous quality inspection conducted by our operating subsidiary, ensuring they meet the highest standards.

2)	our operating subsidiary purchases raw materials and subcontracts third party manufacturers to produce finished products. Our operating subsidiary will trace and observe each step of production undertaken by third-party manufacturers, with a primary focus on the final quality control step.

The finished products are delivered to the warehouses of Xinsen Group’s upstream first-tier suppliers, from the third-party manufacturers. Quality inspection is carried out by assigned inspectors from Xinsen Group upon delivery. Our operating subsidiary fulfills its obligation when the finished products reach Xinsen Group’s customers and pass the qualified quality inspection.

In the event of products that do not pass inspection, the Xinsen Group initiates a product replacement process. Upon confirmation of quality and quantity, and acceptance of finished products into Xinsen Group’s customers’ warehouses, invoices are provided to us as proof of delivery. The date of the invoices signifies the transfer of ownership and control of the finished products under model B from us to Xinsen Group and indirectly to its upstream first-tier suppliers. We recognize at such time as Xinsen Group’s customers accept delivery of products.

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The following diagram shows how sales are generated, how invoices and payments are processed and how our products are manufactured and distributed to customers, through our direct and indirect supply models.

Branded Automobile Manufacturers
(the "Auto Manufacturers")
Sales Order
Payment to FTS
1. Distribute to Auto Manufacturers
2. Invoice to Auto Manufacturers
First-tier Suppliers
(the "FTS")
Sales Order
Payment to Xinsen Group
1. Distribute to FTS
2. Invoice to FTS
Shanghai Xinsen Import & Export Co., Ltd ("Shanghai Xinsen") and Xinsen Sealing Products (Hangzhou) Co., Ltd ("Hangzhou Xinsen") Xinsen Group
Automotive Original Equipment Manufacturers
(the OEMs")
Sales Order
Sales Order
Direct Supply Model
Indirect Supply Model
1. Distribute to OEMs
2. Invoice to OEMs
1.Distriute to Xinsen Group
2.RLHK sent invoices to Xinsen Group
Payment to RLHK
Payment to RLHK
Rubber Leaf Limited ("RLHK" or "WOFE")
(100% owned subsidy by RLI in Hongkong)
Sales Order
Invoice to RLHK
Payment to OTPMs
Outsourced Third Party Manufacturers (the "OTPMs)

Our Industry and Market Opportunity

Our products are closely linked to the expansion of our customers’ end markets, which we believe are poised for growth. Insights from IHS Global Insight, a prominent economic and financial analysis firm, predict that starting from 2023, total vehicle sales in emerging markets (covering regions like Asia, excluding Japan, South America and Eastern Europe) are projected to match or surpass those in mature markets (encompassing North America, Western Europe and Japan). This forecast is underpinned by escalating income levels that are fueling secular growth. This upward trajectory in emerging markets signifies a substantial growth prospect for the global automotive industry, particularly for manufacturers and suppliers of components consisting of rubber materials utilized in automobile production. We anticipate that the surge in our markets will be bolstered by the enhancement of living standards in emerging markets, the internationalization of automotive platforms, advancements in fuel efficiency and the escalating demand for lightweight materials and refined automotive interior materials. Furthermore, there’s an extensive growth in the requirement for quality rubber materials within the automotive sector. We believe that we are in a prime position to leverage these evolving trends and foresee continued benefits from the improving market dynamics within our industry. Over recent years, there has been a rationalization of higher-cost capacities across many of our key product lines, accompanied by numerous consolidation activities within the rubber materials sector. We believe that our markets will persist in a long-term trend towards consolidation, presenting opportunities for our enterprise due to our scale and extensive geographical presence. Moreover, market developments pertaining to certain raw materials we use significantly influence our business operations.

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Investment Highlights

Our Company’s revenue-generating activities are anchored in a diverse portfolio of innovative products and services, as detailed in the “Main Products” subsection of “Business.” Central to our success is our range of rubber and plastic car window and door sealing strips, which have established a strong market presence due to their quality and unique design for different automobiles. These offerings cater to our OEM customers, addressing key market demands and trends. Our revenue streams are further bolstered by our whole car rubber and plastic design ability, which complement our main offerings and provide integrated solutions to our clients. We believe that this holistic approach not only diversifies our income sources but also enhances customer retention and satisfaction. Our commitment to innovation, coupled with a strategic focus on emerging market needs, positions us uniquely in the industry. We believe that this approach has enabled us to maintain a competitive edge and continue to expand our market reach.

Growth Strategies

A key pillar of our growth plan is to enhance product innovation and development, allowing us to meet the emerging needs of our customers, attract new customers and stay ahead in a rapidly evolving market. We are committed to investing in research and development, which will drive the introduction of new products and improvements to existing ones.

Another critical component of our strategy is geographic expansion. We aim to enter new international markets and increase our share in existing markets by leveraging our strong distribution networks and marketing strategies. We believe that this will not only diversify our customer base but also reduce our dependency on any single market.

Additionally, we plan to pursue strategic partnerships and acquisitions in different countries (our first target is the U.S.), which will allow us to access new technologies, expand our product lines and enter new markets more rapidly than organic growth alone would permit.

Finally, a focus on operational efficiency and cost management will permit us to remain competitive and profitable, even as we invest in growth. By optimizing our operations and carefully managing expenses, we intend to reinvest savings into key growth areas.

Our growth strategies are designed to be dynamic and adaptable, allowing us to swiftly respond to changes in the market and seize new opportunities as they arise.

Recent Developments

FAW-Volkswagen Agreements

In October 2023, we entered into a joint research and development agreement, confidentiality agreement and integrity cooperation agreement with FAW-Volkswagen Automotive Company, Ltd. (“FAW-Volkswagen”). Following detailed quotations, technical analyses and cost control proposals in November 2023, and subsequent facility inspections by the customer, FAW-Volkswagen accepted our quotation and technical plan in December 2023 for the delivery of sample rubber materials.

Hozon New Energy Auto Orders

In February 2024, we cooperated with Hozon New Energy Auto Co., Ltd for whole car rubber window sealing orders. The engagement commenced with technical consultations in November 2023, leading to the acceptance of our quotation and cost plan in December 2023. Post the inspection of our site, factory building and equipment, we are scheduled to supply sample products in March 2024, initiate the first batch production in August 2024 and ramp up production beginning in October 2024. The initial production is forecasted to be between 3,000 to 4,000 rubber window seal sets, increasing by 2,000 sets monthly, with a peak monthly production of 12,000 sets.

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COVID-19

Even after the COVID-19 pandemic has subsided, COVID-19 continues to cause operational disruptions to businesses due to factors such as sporadic outbreaks, new variants and subvariants and varying responses by governments and public health authorities. Any future outbreak may impact the overall availability and cost of materials and logistics, which may adversely affect our operations and financial results. If there is another outbreak of COVID-19 or a similar public health threat, it could impact demand for our products, which in turn could adversely affect our revenue and results of operations.

Geopolitical Conditions

Our operations could be disrupted by acts of war, terrorist activity or other similar events, including the Israel-Hamas war in October 2023 and the current or anticipated impact of military conflict and related sanctions imposed on Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations by the United States and other countries due to Russia’s invasion of Ukraine in February 2022. It is not possible to predict the broader consequences of the conflicts, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof and with regard to the Russia-Ukraine war, any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports.

In addition, geopolitical conditions can disrupt global supply chains, affecting both the procurement of essential raw materials and the delivery of our products. Interruptions or delays in receiving necessary inputs could hinder our manufacturing. This may result in market volatility, affecting the prices of raw materials and energy. Fluctuations in the cost of rubber and other necessary commodities used in our manufacturing may impact our profit margins and overall financial stability. In addition, political instability may result in trade restrictions or economic sanctions, potentially limiting our access to certain markets or sources of materials, impacting our sales and supply chain.

Competition

According to the Automobile Industry Branch of the China Association of Automobile Manufacturers, the rubber sealing strip industry achieved revenues of about 15.53 billion Chinese RMB (approximately USD$2.4 billion) (using the RMB-USD exchange rate of 1:0.1531 as of September 30, 2020) In 2020, the top 33 manufacturers of automobile rubber sealing strips in China were responsible for 95% of these sales, highlighting the concentration of market share within a relatively small group of key players.

There is significant competition for the rubber sealing strip industry in the PRC. Despite the competitive nature of the market with approximately 200 key players globally holding a significant market share, we believe that we stand out due to our unique strengths and capabilities. We believe that we hold a competitive edge in two significant areas:

●	Product Versatility and Technical Capability: We have the capability to design, develop, and deliver both rubber and plastic sealing components. This dual-material capability—supported by our long-term collaboration with qualified manufacturing partners and our on-site technical supervision—enables us to fulfill a wide range of customer requirements. In China, such combined rubber-and-plastic component capability is uncommon and typically found only among industry leaders like Cooper Standard.

●	Comprehensive Solution Advantage (Without Claiming Own Production Line): Through coordinated production arrangements with our processing partners, combined with our team’s oversight of key processes and quality assurance, we are able to supply the full spectrum of rubber and plastic sealing components required for vehicle programs. While many companies can only provide part of the sealing system, we specialize in delivering complete vehicle sealing solutions.

This integrated model enhances efficiency, ensures consistency in quality, and positions us as a one-stop solution provider—without reliance on owning or operating our own production facilities.

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As a small, early-stage company, navigating a market with established and emerging competitors poses its challenges. However, we believe that our specialized products and strategic marketing, coupled with our strengths in product versatility and comprehensive production capabilities, position us favorably. We believe these distinctive advantages fortify our competitive stance, though we continue to recognize the need for agility and innovation to maintain and enhance our market position.

Many of our competitors are larger than we are and can devote more resources than we can to the manufacture, distribution and sale of rubber sealing strips. In order to successfully compete in our industry, we will need to:

●	Expand our customers base and strive for additional orders;

●	Raise funds to support our operations and expand our capacities;

●	Recruit talent to explore high technology (e.g., advanced technology in our industry, including, among other things, environmental friendly raw materials, etc.); and

●	Provide outstanding product quality, customer service and rigid integrity in our business dealings.

However, there can be no assurance that even if we do these things, we will be able to compete effectively with the other companies in our industry. We believe that we have the required management expertise in the rubber sealing strip industry with good development potential and affordable price.

Corporate History and Structure

Rubber Leaf Inc was incorporated under the laws of the State of Nevada on May 18, 2021. On May 27, 2021, the Company entered into the Share Exchange Agreement with Xingxiu Hua, the Chief Executive Officer, President and Chairperson of the Company, pursuant to which the Company issued 40,000,000 shares of common stock to Ms. Hua in consideration of Ms. Hua’s efforts to procure Rubber Leaf LLC to transfer any and all equity interests in RLSP to the Company. We acquired Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. on July 1, 2021, through an equity transfer between Rubber Leaf LLC and Rubber Leaf Inc. After the acquisition, RLSP became our 100% directly controlled subsidiary and wholly foreign-owned enterprise in China. RLSP was established in Fenghua, Ningo, China and commenced operations in July 2019. RLSP was the wholly owned subsidiary of Rubber Leaf LLC, a Delaware company organized on June 1, 2018, and Xingxiu Hua, our Chief Executive Officer, President and Chairperson of the Board, was the sole member of Rubber Leaf LLC. RLSP specialized in the production and sales of automotive rubber and plastic sealing strips. All of our business was previously conducted through RLSP until it was disposed from our Company disposition on November 20, 2025.

Company completed the disposition of RLSP through a Share Purchase Agreement dated November 20, 2025(“Agreement”) with Shanghai Yongliansen Import and Export Trading Co., Ltd. (“Yongliansen”), of which our Chief Executive Officer, Ms. Xingxiu Hua, holds 30% of the outstanding equity. Pursuant to the Agreement, we sold all of our then equity interests in RLSP to Yongliansen for cash consideration of US$3,000,000, payable in three installments. RLSP has filed the sale and change of sole shareholder with the State Administration for Market Regulation of the PRC (the “SAMR”) with the official registration date being October 28, 2025.

Prior to the disposition of RLSP, we established a wholly owned subsidiary in Hong Kong, Rubber Leaf Limited, on September 22, 2025, and substantially transferred all principal orders, customer contracts and supply arrangements formerly associated with RLSP to RLHK. RLHK is now the Company’s primary operating entity and continues to conduct business specializing in sales of automotive rubber and plastic sealing strips. We are a well-known auto parts enterprise, and we are also the first-tier supplier of well-known auto brands such as eGT and Volkswagen.

Our principal business address is Room 2109, 21/F C C WU BLDG 302-308 HENNESSY ROAD, WANCHAI, HONG KONG.

The following diagram illustrates our corporate structure as of August 17, 2026:

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Transfer of Cash Through our Group

Our equity structure is a direct holding structure, that is, Rubber Leaf Inc, directly controls Rubber Leaf Limited, a company established in Hong Kong.

After foreign investors’ funds are remitted to RLI at the close of this offering, the funds can be directly transferred to RLHK.

Up to the date of RLSP’s disposition, no cash and other asset transfers have occurred from RLSP to RLI, no dividends or distributions have been made from RLSP to RLI, and RLI has not paid any dividends to investors. As of the date of the prospectus, no cash and other asset transfers have occurred from RLHK to RLI, no dividends or distributions have been made from RLHK to RLI, and RLI has not paid any dividends to investors. For the foreseeable future, the Company intends to use any earnings for research and development and to expand its production capacity. As a result, we do not expect to pay any cash dividends. See “Dividend Policy” on page 36.

During the three months ended March 31, 2026, the Company transferred cash in the amount of $1,285 to RLHK as capital contribution and funding of $10,715 for its daily operations.

As of June 30, 2026 and December 31, 2025, our CEO Mrs. Xingxiu Hua and CFO Mr. Hua Wang funded the Company and RLHK in the total amounts of $3,289,091 and $3,174,291 for its daily operations. respectively. The payable amounts bear no interest rate and due on demand.

As of December 31, 2025 and December 31, 2024, our Chief Executive Officer, President and Chairperson of the Board, Ms. Xingxiu Hua and CFO Wanghua, provided loans to the Company and RLHK in the total amount of $ 3,171,929.00 and $ 3,023,625.00 for its daily operation, respectively.

Our Hong Kong subsidiary’s ability to distribute dividends in the future will be based upon its distributable earnings. Under the current practice of the Inland Revenue Department of Hong Kong, dividends paid by RLHK are generally not subject to Hong Kong profits tax. The Mainland China laws and regulations do not currently have any material impact on transfers of cash from RLHK to RLI or from RLI to RLHK. Cash transfers among RLI, RLHK and investors will be conducted in accordance with applicable Hong Kong laws and regulations

In addition, if RLHK incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends. As of the date of this prospectus, other than the transfer of cash in the amount of $ 130,000 from RLI to RLSP as capital contribution for its daily operation in May 2024, and $125,000 and $2,055,415 from RLI to RLSP as capital contribution for its daily operation during the year ended December 31, 2023 and 2022, respectively, there were no material cash flows between RLI and RLSP and for the past two fiscal years, RLSP has not declared any dividends or made other distributions to the Company nor has the Company paid dividends or made other distributions to its shareholders. We intend to retain most of our available funds and any future earnings after this offering and cash proceeds from financing activities, including this offering, to fund the development and growth of our business. As a result, we do not expect to pay cash dividends in the near future.

Vendors

In order to reduce the purchase cost of raw materials and enhance its purchase power, our operating subsidiary purchases approximately most of the raw materials required for its products from Shanghai Haozong Rubber & Plastic Technology Co., Ltd. (“Shanghai Haozong”). In the year ended December 31, 2023, RLSP purchased 95% of its raw materials from Shanghai Haozong. One of our directors, Mr. Jun Tong, holds a 30% ownership interest in Shanghai Haozong.

Following the disposition of RLSP, our Hong Kong operating subsidiary, RLHK, currently sources approximately 70% of its raw materials from Yongliansen and approximately 30% from Shanghai Haozong. These sourcing proportions are subject to change over time. In particular, purchases from Yongliansen have been steadily increasing and may potentially reach up to 100%, while purchases from Shanghai Haozong may decline to approximately 0%.

As a result, our business has become, and may continue to become, substantially dependent on Yongliansen as a primary supplier, consistent with our current business strategy.

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Summary Risk Factors

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors,” which begins on page 14 of this prospectus. These risks include, among others, that:

●	if we do not have or are unable to generate sufficient cash available to repay our secured debt obligations when they become due and payable, either upon maturity or in the event of a default, we may lose our rights to our assets, which could materially and adversely affect our liquidity and financial condition;

●	many very large and well-funded companies have or are entering into various aspects of the automobile sealing products industry market that we are serving or that they are offering products and services that indirectly or directly compete with our proposed products and services. These factors could result in declining revenue, or inability to grow our business;

●	a decline in general economic condition could lead to reduced consumer demand and could negatively impact our business operation and financial condition, which in turn could have a material adverse effect on our business, financial condition and results of operations;

●	we rely substantially on our founder, Chief Executive Officer, President and Chairperson of the Board, Xingxiu Hua. We may be adversely affected if we lose her services or the services of other key personnel or are unable to attract and retain additional personnel;

●	we have a high concentration of sales with two major customers, Shanghai Xinsen and Shanghai Huaxin, which is the related party of our founder, Chief Executive Officer, President and Chairperson of the Board, Xingxiu Hua, and contributed approximately 86% and 100% of our total revenues for the years ended December 31, 2025 and December 31, 2024, respectively;

●	Previously, we have a high concentration of purchases of raw materials from one major vendor, Shanghai Haozong, which is the related party of one of our directors. 100% and 95% of our total purchases for the years ended December 31, 2024 and December 31, 2023, respectively, was from Shanghai Haozong; and currently, we have a high concentration of purchases of raw materials from Yongliansen.

●	we have engaged, and are likely to continue to engage, in certain transactions with related parties. These transactions are not negotiated on an arms’ length basis;

●	we are a holding company and will rely on dividends paid by our subsidiary for our cash needs. Any limitation on the ability of our subsidiary to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our common stock;

●	Our business could be negatively affected by rising inflation and interest rates. See “Risk Factors - Our business could be negatively affected by rising inflation and interest rates.” on page 15.

●	any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products;

●	investors in this offering will experience immediate and substantial dilution in net tangible book value;

●	we have identified material weaknesses in our internal control over financial reporting. Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud;

●	our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully;

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●	sales of our currently issued and outstanding shares of common stock and shares of common stock underlying warrants may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock;

●	we may issue preferred stock in different series with terms that could dilute the voting power or reduce the value of our common stock;

●	the trading prices of our common stock could be volatile and could decline following this offering at a time when you want to sell your holdings;

●	we currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock; and

●	because we initially became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms;

●	if listed, we may not be able to satisfy the listing requirements of Nasdaq to maintain a listing of our common stock;

●	we are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors, and make it more difficult to raise capital as and when we need it; and

●	the elimination of personal liability against our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Information Regarding our Capitalization

As of August 17, 2026, we had 41,109,458 shares of common stock issued and outstanding. Additional information regarding our issued and outstanding securities may be found under “Market for Common Equity and Related Stockholder Matters” and “Description of Securities.”

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock.

Controlled Company

Xingxiu Hua, our Chief Executive Officer, President and Chairperson of the Board has voting control over approximately 88.23% of our voting power of our outstanding voting stock as of December 31,2025 and therefore we currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq. Upon the closing of this offering, Ms. Hua will own approximately 76.59% of the voting power of our outstanding voting stock.

As long as Ms. Hua owns at least 50% of the voting power of our Company, we will be a “controlled company” as defined under the Nasdaq rules.

For so long as we are a controlled company under that definition, we are permitted to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our Board must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

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●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we do not intend to rely on the “controlled company” exemption under Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our Board might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Corporate Information

Our principal executive offices are located Room 2109, 21/F C C WU BLDG 302-308 HENNESSY, ROAD, WANCHAI, HONG KONG. Our telephone number is (852) 2138-1668. The information included on our website is not part of this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to comply with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

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SUMMARY OF THE OFFERING

Issuer	Rubber Leaf Inc

Shares offered by us	6,250,000 shares of common stock, par value $0.001 per share

Common stock outstanding prior to the offering(1)	41,109,458 shares

Common stock to be outstanding after the offering(2)	47,359,458 shares (48,296,958 shares if the underwriters exercise their option to purchase additional shares in full).

Over-allotment option	We have granted the underwriters a 45-day option to purchase up to an aggregate of 937,500 additional shares of common stock less underwriting discounts and commissions, on the same terms as set forth in this prospectus, solely to cover over-allotments, if any.

Use of Proceeds	As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds to us from this offering to construct a factory, expand our product lines, purchase equipment and for general corporate purposes, including working capital. See “Use of Proceeds” beginning on page 35.

Proposed Listing	We have applied to have our common stock listed on The Nasdaq Capital Market under the symbol “RLEA,” which listing is a condition to this offering.

Lock-up agreements	Certain of our executive officers and directors have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for 180 days following the effective date of the registration statement for this offering without the prior written consent of the Representative. Any other holders of 5% or more of the outstanding shares of our common stock have also agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for 180 days following the effective date of the registration statement for this offering without the prior written consent of the Representative. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Transfer Agent	West Coast Stock Transfer, Inc.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 14 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	As of August 17, 2026 and excludes 4,904,100 shares of common stock reserved for issuance under our 2021 Equity Incentive Plan.

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SUMMARY FINANCIAL DATA

The following tables summarize our financial data. We derived the summary financial statement data for the years ended December 31, 2025 and 2024 set forth below from our audited financial statements and related notes contained in this prospectus, and the summary financial statement data for the six months ended June 30, 2026 and 2025 from our unaudited interim financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the information presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements, the notes to those statements and the other financial information contained in this prospectus.

Summary of Operations in U.S. Dollars

	Six Months Ended
	June 30,
	2026	2025
Revenues	$6,038,954	$-
Operating & administration expenses	81,547	165,082
Income (loss) from operations	141,633	(165,082)
Total other income (expense), net	41,807	-
Net income (loss) from continuing operation before income taxes	183,440	(165,082)
Net income (loss) from continuing operations	183,440	(165,082)
Gain (loss) from discontinued operations	-	(521,889)
Net income (loss)	183,440	(686,971)
Comprehensive income (loss)	183,440	(683,378)
Basic and diluted income (loss) per share	$0.0045	$(0.0166)
Weighted average shares of common stock outstanding	41,109,458	41,109,458

As of June 30,
2026
Consolidated Balance Sheet Data
Total current assets	$8,546,511
Total assets	11,375,449
Total current liabilities	10,840,821
Total liabilities	10,904,763
Total stockholders’ equity	$470,686

	Years Ended
	December 31,
	2025	2024
Revenues	$4,904,381	$-
Operating & administration expenses	200,351	535,929
Loss from operations	(1,877,407)	(535,929)
Other income (expense), net	6,995	-
Net loss from continuing operation before income taxes	(1,870,412)	(535,929)
Net loss from continuing operations	(1,934,354)	(535,929)
Gain (loss) from discontinued operations (including disposal gain of $3,578,076 for the year ended December 31, 2025),net of tax	4,801,998	(1,667,699)
Net income (loss)	2,867,644	(2,203,628)
Basic and diluted income (loss) per share	$0.07	$(0.05)
Weighted average shares of common stock outstanding	41,109,458	41,109,458

	As of December 31,
	2025	2024
Consolidated Balance Sheet Data
Total current assets	$3,296,135	$9,932,284
Total assets	6,083,266	21,698,128
Total current liabilities	5,732,078	24,195,684
Total liabilities	5,796,020	24,195,684
Total stockholders’ equity	$287,246	$(2,497,556)

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RISK FACTORS

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occur, our business and financial performance could be adversely affected, our actual results could differ materially from our expectations, and the price of our stock could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may adversely affect our business and financial performance. You should carefully consider the risks described below, together with all other information included in this prospectus, including our financial statements and related notes, before making an investment decision. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and investors in our securities may lose all or part of their investment.

Risks Relating to Our Company and Our Industry

Many very large and well-funded companies have or are entering into various aspects of the automobile sealing products industry market that we are serving or that they are offering products and services that indirectly or directly compete with our proposed products and services. These factors could result in declining revenue, or inability to grow our business.

Sealing products for the automobile industry which play a role in reducing vibration and sealing sound insulations in vehicles are sophisticated, and in many ways unique. Numerous world class companies have entered into various aspects of our market. There currently are approximately 200 companies worldwide that have already occupied a big portion of the market in which we operate. As a small, early-stage company, it is uncertain if and how we will be able to compete with current and new competitors and products that are being announced and deployed. While we believe that we currently have a competitive advantage because of our specialized products and strategic marketing, coupled with our unique strengths in product versatility and comprehensive production line, we cannot give any assurance that we will in fact be able to successfully compete with the existing or new competitors in this mature and evolving marketplace.

A decline in general economic condition or other adverse economic conditions could lead to reduced consumer demand of automobiles, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Our operating and financial performance may be adversely affected by a variety of factors that influence the general economy. Consumer spending habits are affected by, among other things, prevailing economic conditions, levels of unemployment, salaries and wage rates, prevailing interest rates, income tax rates and policies, consumer confidence and consumer perception of economic conditions. A decline in consumer spending may result in a decrease in sales of automobiles. Automobile manufacturers, responding to lower demand, may reduce production rates and seek price concessions from their suppliers of automobile components, including us. These actions may result in decreased orders for our products and increased pricing pressures, adversely affecting our revenue and profitability.

We rely substantially on our founder, Chief Executive Officer, President and Chairperson of the Board, Xingxiu Hua. We may be adversely affected if we lose her services or the services of other key personnel or are unable to attract and retain additional personnel.

Our success is substantially dependent on the efforts of our senior management, particularly Xingxiu Hua, our founder, Chief Executive Officer, President and Chairperson of the Board and on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract them. The loss of the services of Ms. Hua or other members of our senior management may significantly delay or prevent the achievement of our business objectives and we may not be able to find adequate replacements. If we lose the services of, or do not successfully recruit key sales and marketing, technical and corporate personnel, the growth of our business could be substantially impaired. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. At present, we do not maintain key man insurance for any of our senior management.

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The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act and are required to comply with the applicable requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable securities rules and regulations. Compliance with these rules and regulations have increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal controls over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. We may need to hire more employees to comply with these requirements in the future, which will increase our costs and expenses.

We may require additional capital to support growth, and such capital might not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We intend to continue to make investments to support our business growth and may require additional funds, beyond those generated by this offering, to respond to business challenges, including the need to enhance our products and services, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in public or private equity, equity-linked or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and respond to business challenges could be significantly impaired, and our business could be adversely affected.

Our business could be negatively affected by rising inflation and interest rates.

Various macroeconomic factors could adversely affect our business, financial condition and results of operations, including changes in inflation, interest rates and overall economic conditions and uncertainties such as those resulting from the current and future conditions in the global financial markets.

For instance, recent inflationary environment has negatively impacted us by slightly increasing (i) our labor costs, through higher wages, (ii) our borrowing costs, through higher interest rates which we expect to continue to increase, and (iii) our other operating costs, such as through higher rates charged by our service suppliers. Supply chain constraints have led to higher inflation, which if sustained, could have a negative impact on our operations. To moderate effects of these increasing costs, we instituted proactive initiatives to optimize efficiencies in our daily operations. We also replaced certain service suppliers with alternatives that offered more competitive rates while not compromising service quality. In addition, we expect to modestly increase the rates we charge our customers in response to the inflationary environment should such inflationary pressures further deteriorate in the near future. However, we cannot assure you that these measures we have taken or will take will be effective, if at all, or that we will be able to effectively mitigate any inflationary pressures in the future. If inflation or interest rates were to significantly increase, our business and the results of operations may be negatively affected.

Interest rates, liquidity of credit markets and volatility of capital markets could also affect our business and results of operations as well as our ability to raise capital on favorable terms, or at all.

Risks Related to Third Parties

Concentration of Customers and Related Party Distributors

We have a high concentration of sales with a limited number of customers, including related parties of our founder, Chief Executive Officer, President and Chairperson of the Board, Xingxiu Hua. During the year ended December 31, 2024, approximately 100% of our total revenues were derived from Shanghai Xinsen, a related party in which Ms. Hua directly holds a 15% ownership interest. During the year ended December 31, 2025, our customer base became partially diversified, with approximately 50% of our revenues derived from Shanghai Xinsen and approximately 50% derived from Shanghai Huaxin, a related party in which Ms. Hua directly holds a 10% ownership interest. During the six months ended June 30, 2026, RLHK generated indirect sales through Shanghai Huaxin to a certified first-tier supplier of automobile manufacturers, which accounted for 100% of the Company’s total revenue.

In order to access automobile manufacturers’ supply chains and maintain stable long-term orders, we authorized Shanghai Xinsen and Shanghai Huaxin, both related parties holding certified first-tier supplier qualifications, to act as our distributors to Shanghai Hongyang Sealing Co., Ltd. (“Shanghai Hongyang”) and Wuhu Huichi Auto Parts Co., Ltd. (“Wuhu Huichi”), two certified first-tier suppliers to automobile manufacturers and unrelated parties of our operating subsidiary and the Company. First-tier supplier certifications from major automobile manufacturers involve extensive qualification processes and stringent requirements that can be difficult and time-consuming to obtain. The loss of either or both of these distributors could have a material adverse effect on our results of operations if we are unable to replace such customers or distribution arrangements on comparable terms in a timely manner. The concentration of sales to related party distributors may subject us to certain risks including potential loss of revenues, more limited negotiating leverage, and the risks typically associated with related party transactions if we were to lose one or more of our major customers.

Concentration of Raw Material Suppliers and Related Party Vendor

We have a high concentration of purchases of raw materials from a single vendor, Yongliansen, which is a related party of our Chief Executive Officer, Xingxiu Hua, who holds a 30% ownership interest in Yongliansen. During the year ended December 31, 2025 and the quarter ended June 30, 2026, approximately 100% of our raw material purchases were sourced from Yongliansen. We have not yet established alternative qualified suppliers.

In order to reduce the purchase cost and enhance purchase power, our operating subsidiary primarily purchases its raw materials from Yongliansen. Our reliance on Yongliansen as our principal raw material supplier may subject us to certain risks including potential supply disruptions, price increases, and operational challenges. Any significant interruption in the supply of raw materials from Yongliansen, material increase in purchase costs from Yongliansen, or failure by Yongliansen to meet our quality or delivery requirements could have a material adverse effect on our production capabilities, results of operations, and financial condition if we are unable to identify and secure alternative vendors on acceptable commercial terms in a timely manner. As with any related party arrangement, our relationship with Yongliansen may involve considerations that differ from those with unrelated third parties.

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We have engaged, and are likely to continue to engage, in certain transactions with related parties. These transactions are not negotiated on an arms’ length basis.

We have engaged in certain transactions with our related parties which are affiliated with our founder, Chief Executive Officer, President and Chairperson of the Board, Xingxiu Hua, and one of our other directors. We are likely to continue to engage in these transactions and may enter into new transactions with our related parties. None of these transactions has been negotiated as a result of arms’ length transactions. It is possible that we could have received more favorable terms had these agreements been entered into with third parties.

We are dependent on a major client for significant direct supply model revenue and any disruptions in its purchasing policies could materially and adversely affect our financial condition.

We are significantly dependent on eGT, a leading OEM, for a substantial portion of our direct supply model revenue. As a first-tier supplier, we provide eGT with automotive rubber and plastic sealing strips. Our financial performance is partly dependent on the operational stability and procurement policies of eGT and our other direct supply model clients.

In June 2023, eGT temporarily suspended its factory production, a decision that had a direct and adverse impact on our direct supply model order volume and revenue. This suspension led to a notable decline in orders from eGT, contributing to a decrease in our sales and resulting in a loss from operations for that period. Although eGT resumed production in late October 2023, and we anticipate an increase in our direct supply model revenue from eGT in the future, this recent suspension exemplifies the inherent risks associated with our reliance on a single client for a significant portion of our direct supply model revenue.

While we are optimistic about the resumption of orders from eGT and the potential for increased sales, there is no assurance that similar disruptions will not occur in the future. Any further suspensions, reductions in orders or significant changes in the purchasing policies of eGT or any of our other direct supply model clients could materially and adversely affect our financial condition.

Risk Related to Permits and Licenses

Our certificates, permits and license are subject to governmental regulation and renewal, and the failure to obtain renewal would cause all or part of our operations to be suspended and may have a material adverse effect on our financial condition.

We are subject to various Hong Kong laws and regulations pertaining to our products and services for the automotive rubber industry. We have obtained certain certificates, permits and licenses required for our business. During the application or renewal process for our licenses and permits, we will be evaluated and re-evaluated by the appropriate governmental authorities and must comply with the prevailing standards and regulations, which may change from time to time. In the event that we are not able to obtain or renew the certificates, permits and licenses, all or part of our operations may be suspended by the government, which would have a material adverse effect on our business and financial condition. Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our results of operations and profitability.

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Risk Related to Doing Business in Hong Kong

All our business operation are currently conducted in Hong Kong However, due to the long arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in PRC-based issuers, which could result in a material change in our operations and/or the value of our Common Stock. may be subject to the PRC laws and regulations, which may impair our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Common Stock. Furthermore, the changes in the policies, regulations, rules, and the enforcement of the PRC laws and regulations may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

Our operations are now primarily located in Hong Kong through RLHK, which operates its business in Hong Kong. Pursuant to the Basic Law of Hong Kong (the “Basic Law”), national laws of Mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III of the Basic Law are currently limited to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong National laws and regulations relating to data protection, cybersecurity and the anti-monopoly which have not been listed in Annex III and so do not apply directly to Hong Kong.

However, due to long-arm provisions under the current PRC laws and regulations, there remain regulatory and legal uncertainty with respect to the implementation of the PRC laws and regulations to Hong Kong. As a result, there is no guarantee that the PRC government may not choose to implement the PRC laws and regulations to Hong Kong and exercise significant direct influence and discretion over the operation of RLHK in the future and that it will not have a material adverse impact on our business, financial condition and results of operations due to changes in laws, political environment or other unforeseeable reasons.

In the event that we or RLHK were to become subject to the PRC laws and regulations, it is possible that all the legal and operational risks associated with our operations in Mainland China may also have an impact on our operations in Hong Kong in the future, and we face the risks and uncertainties associated with the PRC legal system, complex and evolving PRC laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like RLHK and us, given the substantial operations of RLHK in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong.

The laws and regulations of the PRC are evolving, and their enactment timetable, Interpretation, enforcement, and implementation involve significant uncertainties and may change quickly with little advance notice, along with the risk that the PRC government may intervene or influence RLHK’s operations at any time could result in a material change in our operations and/or the value of our securities. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with clients in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

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The laws, regulations, and other government directives of the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	delay or impede our development;

●	result in negative publicity or increase our operating costs;

●	require significant management time and attention;

●	cause devaluation of our securities or delisting; and

●	subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business operations.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We have no operations in Mainland China. Based on our understanding of the PRC laws and regulations currently in effect as of the date of this prospectus, as RLHK is located and operate its business in Hong Kong, we are not currently required to obtain permission from the PRC government to list on a U.S. securities exchange and consummate this Offering. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded.

The PRC government may intervene or influence our operations at any time or may exert control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our Common Stock. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between us and RLHK.

The PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to the outside of Hong Kong and may affect our ability to receive funds from RLHK. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavourably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Common Stock, potentially rendering it worthless.

While we believe that we and our subsidiaries are currently not required to obtain permissions or approvals from Mainland China authorities for our business operations and/or the listing and offering of our securities, and it is very unlikely that we or our subsidiaries will be required to do so in the future, we cannot assure you that we or our subsidiaries will be able to obtain all such permissions or approvals if they are nevertheless required.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

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We are also aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland-China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland-China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

In the opinion of our PRC legal counsel, AllBright Law Offices, as of the date of this prospectus, on the basis that (i) we are a Nevada company and our only wholly-owned operating subsidiary, RLHK, a company incorporated in Hong Kong with limited liability and is situated in Hong Kong; neither entity has operations in Mainland China; we currently do not have, nor do it currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China; (ii) we do not, directly or indirectly, own or control any entity or subsidiary in Mainland China, nor are we directly or indirectly own or control any assets, earnings or such other similar interests of any entity in Mainland China; (iii) we currently do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity (“VIE”) with any entity in Mainland China; (iv) for the most recent fiscal year, none of Mainland China entity’s operating revenue, total profit, total assets or net assets exceeded 50% of the corresponding amounts as reflected in our audited consolidated financial statements for the same period and a majority of the senior officers and executive directors are not based in Mainland China; and (v) we filed an application with the China Securities Regulatory Commission (“CSRC”) on December 12, 2025 to withdraw the filing of indirect offering and listing of our securities, which is originally premised on the operations of RLSP in Mainland China and such withdrawal application was approved by the CSRC on April 14, 2026. As such, we and our subsidiaries are not required to obtain any permissions or approvals from the Mainland China authorities for consummating this offering, including but not limited to the CSRC, to operate RLHK’s business or to list our securities on the U.S. exchanges and offer securities, including but not limited to issuing our common stock to foreign investors.

There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We and RLHK may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Common Stock to investors and cause the value of our Common Stock to significantly decline or be worthless.

On June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China”, or “PRC Personal Information Protection Law (PIPL)”, which became effective on November 1, 2021. The PIPL stipulates the rules for cross-border provision of personal information and applies to the processing of personal information of natural persons within the territory of Mainland China that is carried out outside of Mainland China where (1) such processing is for the purpose of providing products or services for natural persons within Mainland China, (2) such processing is to analyze or evaluate the behavior of natural persons within Mainland China, or (3) there are any other circumstances stipulated by related laws and administrative regulations. Pursuant to the PIPL, personal data processors (“data processors”) shall meet one of the conditions in order to transmit personal information overseas for their business operations: (i) passing the security evaluation organized by the Cyberspace Administration of China (the “CAC”); (ii) acquiring personal information protection certification from the professional organizations regulated by the CAC; (iii) adopting the standard contract forms stipulated by the CAC when entering into contracts with overseas information receivers, setting forth the rights and obligations of the parties; and (iv) other conditions regulated by laws, regulations and the CAC. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information and information reception procedures, etc.

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On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022, and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that in addition to “operator of critical information infrastructure (the “Operator”),” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or transferred outside the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. CAC has said that under the proposed rules companies holding data on more than one million users must apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. RLI is a U.S. company incorporated in the State of Nevada with limited liability operating entities based in Hong Kong, and it currently does not have any subsidiary or VIE in Mainland China or intend to acquire any equity interest in any domestic companies within Mainland China, nor is it controlled by any companies or individuals of Mainland China. Further, RLI is headquartered in Hong Kong and profits are generated by its Subsidiary in Hong Kong. Meanwhile, RLHK may collect and store certain data (including certain personal information) from our customers, some of whom may be individuals in Mainland China, in connection with RLHK’ business and operations and for “Know Your Customers” purposes.

As advised by AllBright Law Offices, our PRC legal counsel, the Measures for Cybersecurity Review (2021), PRC Data Security Law, the PIPL, the Draft Overseas Listing Regulations and the Trial Administrative Measures currently do not have an impact on our business, operations or this offering, nor do we or our RLHK are covered by permission requirements from the CAC that is required to approve RLHK operations and our Offering, as RLHK will not be deemed to be an “Operator” or a “data processor” that required to file for cybersecurity review before listing in the United States. Because: (i) RLHK was incorporated in Hong Kong and operate its business only in Hong Kong without any subsidiary or VIE structure in Mainland China and each of the Measures for Cybersecurity Review (2021), the PIPL, the Draft Overseas Listing Regulations and the Trial Administrative Measures do not clearly provide whether it shall be applied to a company based in Hong Kong; (ii) as of date of this prospectus, RLHK has in aggregate collected and stored personal information of less than one million users (iii) all of the data RLHK has collected is stored in servers located in Hong Kong, and we do not place any reliance on collection and processing of any personal information to maintain our business operation; (iv) as of the date of this prospectus, neither of RLHK has been informed by any PRC governmental authority of any requirement that it files for a CSRC review, nor received any inquiry, notice, warning, or sanction in such respect initiated by the CAC or related governmental regulatory authorities; and (v) data processed in our business should not have a bearing on national security nor affect or may affect national security, and we have not been notified by any authorities of being classified as an Operator. Moreover, as advised by our Hong Kong legal counsel, Iu, Lai & Li Solicitors & Notaries, strictly from the perspective of compliance with Hong Kong law and pursuant to the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

Therefore, based on the PRC laws and regulations effective as of the date of this prospectus and subject to the CSRC’s approval of the withdrawal of the indirect offering and listing originally premised on the operations of RLSP and interpretations of these laws and regulations that may be adopted by PRC government authorities, as advised by our PRC legal counsel, neither we, nor RLHK is currently required to obtain any permission or approval from the PRC government authorities, including the CSRC and CAC, to operate our business, list on the U.S. exchanges, or offer the securities to foreign investors. As of the date of this prospectus, except for our filing with the CSRC for indirect offering and listing of our securities originally premised on the operations of RLSP, neither we nor RLHK has ever applied for any such permission or approval.

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On December 24, 2021, the China Securities Regulatory Commission (“CSRC”), together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (collectively to be referred as the “Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where a company whose principal business activities are conducted in Mainland China seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which came into effect on March 31, 2023. Compared to the Draft Overseas Listing Regulations, the Trial Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. On the same day, the CSRC held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, provided the exemption from immediate filings for issuers that a) have been listed or have been registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Measures, b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) will complete the overseas securities offering and listing before September 30, 2023. Nonetheless, such issuers shall carry out the filing procedures as required if they subsequently conduct refinancing or are involved in other circumstances that require filings with the CSRC. Furthermore, the Trial Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and the personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

Based on the above mentioned, given that (i) we currently do not have, nor do it currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China; (ii) a majority of the senior officers and executive directors are not based in Mainland China (iii) the Company and its Subsidiary does not have any operation in Mainland China, nor does it have any partnership or cooperation with any Mainland China entity or individual; (iv) we currently do not have, nor does it plan to have, any investment, such as owning or leasing any asset, in Mainland China, as advised by AllBright Law Offices, our PRC legal Counsel, this Offering shall not be deemed as a domestic enterprise that indirectly offer or list securities on an overseas stock exchange, nor does it requires filing or approvals from the CSRC. Further, as of the date of this prospectus, as advised by our PRC legal counsel, AllBright Law Offices, we are not considered a domestic enterprise under the Trial Measures and the Trial Measures do not apply to us, and the listing on Nasdaq does not require fulfilling the filing procedure with the CSRC. Neither we, nor RLHK is currently required to obtain any permission or approval from the PRC government authorities, including the CSRC and CAC, to operate our business, list on the U.S. exchanges, or offer the securities to foreign investors.

However, given the uncertainties arising from the PRC and Hong Kong legal systems, including uncertainties regarding the interpretation and enforcement of the PRC laws and the significant authority of the PRC government to intervene or influence the offshore holding company headquartered in Hong Kong, there can be no assurance that the relevant PRC governmental authorities, including the CSRC, would reach the same conclusion as us, or that the CSRC or any other PRC governmental authorities would not promulgate new rules or new interpretation of current rules (with retrospective effect) to require us to obtain CSRC or other PRC governmental approvals for this Offering. If we or RLHK inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. If we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct Offerings or list outside of the PRC may subject us to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, ability to offer or continue to offer Common Stock to investors or list on the U.S. or other overseas exchange may be restricted, and the value of our Common Stock may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected.

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Although we are currently not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities, specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors, we cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. There remains uncertainty as to how the Measures for Cybersecurity Review (2021) will be interpreted or implemented and the relevant PRC governmental authority may not take a view that is consistent with ours. Also, significant uncertainty exists in relation to the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If we were deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users under the Measures, or if other regulations promulgated in relation to the Measures are deemed to apply to us, our business operations and the listing of our Common Stock in the U.S. could be subject to cybersecurity review by the CAC, in the future. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be completed in a timely manner or at all. Given such uncertainty, we may be further required to suspend our relevant business or face other penalties which could materially and adversely affect our business, financial condition, and results of operations. Furthermore, as the Trial Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you that when and whether we will be subject to such filing requirements or will be able to get clearance from the CSRC in a timely manner, or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us.

Furthermore, if the Trial Measures, Measures for Cybersecurity Review (2021), the PIPL, become applicable to us or RLHK, our operation and the listing of our Common Stock in the United States could be subject to the CAC’s cybersecurity review or the CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and RLHK becomes subject to the CAC or CSRC review, we cannot assure you that RLHK will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. Compliance with these laws and regulations could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future.

If there is a significant change to the current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and/or if we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us to sanctions imposed by the CSRC, CAC, or other PRC regulatory authorities. It could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, ability to offer or continue to offer Common Stock to investors or list on the U.S. or other overseas exchange may be restricted, and the value of our Common Stock may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Common Stock. In addition, if the CSRC, the CAC, or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

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Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

Although we are not subject to cybersecurity review by the CAC or CSRC nor any other PRC authorities for this Offering or required to obtain regulatory approval regarding the data privacy and personal information requirements from the CAC nor any other PRC authorities for ours and RLHK’s operations in Hong Kong, we are subject to a variety of laws and other obligations regarding data privacy and protection in Hong Kong. In particular, the Personal Data (Privacy) Ordinance (Chapter 486 of the laws of Hong Kong) (“PDPO”) imposes a duty on any data user who, either alone or jointly with other persons, controls the collection, holding, processing or use of any personal data which relates directly or indirectly to a living individual and can be used to identify that individual. Under the PDPO, data users shall take all practicable steps to protect the personal data they hold from any unauthorized or accidental access, processing, erasure, loss, or use. Once collected, such personal data should not be kept longer than necessary for the fulfilment of the purpose for which it is or is to be used and shall be erased if it is no longer required, unless erasure is prohibited by law or is not in the public interest. The PDPO also confers on the Privacy Commissioner for Personal Data (“Privacy Commissioner”) power to conduct investigations and institute prosecutions. The data protection principles (collectively, the “DPP”), which are contained in Schedule 1 to the PDPO, outline how data users should collect, handle, and use personal data, complemented by other provisions imposing further compliance requirements. The collective objective of DPPs is to ensure that personal data is collected on a fully informed basis and in a fair manner, with due consideration towards minimizing the amount of personal data collected. Once collected, the personal data should be processed in a secure manner and should only be kept for as long as necessary for the fulfilment of the purposes of using the data. Use of the data should be limited to or related to the original collection purpose. Data subjects are given certain rights, inter alia: (a) the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; (b) if the data user holds such data, to be supplied with a copy of such data; and (c) the right to request correction of any data they consider to be inaccurate. The Privacy Commissioner may carry out criminal investigations and institute prosecution for certain offenses. Depending on the severity of the cases, the Privacy Commissioner will decide whether to prosecute or refer cases involving suspected commission to the Department of Justice of Hong Kong. Victims may also seek compensation by civil action from data users for damage caused by a contravention of the PDPO. The Privacy Commissioner may provide legal assistance to the aggrieved data subjects if the Commissioner deems fit to do so.

We believe that we and RLHK have been in compliance with the data privacy and personal information requirements of the PDPO. Moreover, we do not expect to be subject to any cybersecurity review by Hong Kong and PRC government authorities for this Offering. However, if we or RLHK conducting business operations in Hong Kong have violated certain provisions of the PDPO, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations.

If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Common Stock to investors and cause the value of our Common Stock to significantly decline or be worthless.

Recent statements, laws and regulations by the PRC government, including the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Draft Rules on Overseas Listing published by CSRC on December 24, 2021 also have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers. It remains uncertain as to the enactment, interpretation, and implementation of regulatory requirements related to overseas securities offering and other capital markets activities and due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

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It remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to RLHK. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to control over offerings conducted overseas and/or foreign investment of entities in Hong Kong, including RLHK. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses, like us, whose operations are entirely in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. If there is a significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and, in such event, if we are required to obtain such approvals in the future and we do not receive or maintain the approvals or is denied permission from Mainland China or Hong Kong authorities, we will not be able to list our Common Stock on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause significant the value of our Common Stock significantly decline or be worthless.

The enforcement of laws and rules and regulations in the PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in RLHK’s operations and/or the value of the securities we are offering.

As one of the conditions for the handover of the sovereignty of Hong Kong to the PRC, the PRC accepted conditions such as Hong Kong’s Basic Law. According to Article 18 of the Basic Law, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws relating to the national flag, national anthem, and diplomatic privileges and immunities. The Basic Law guaranteed a high degree of autonomy for Hong Kong which ensured Hong Kong will retain its currency (the Hong Kong Dollar), legal system, parliamentary system, and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its domestic affairs, including, but not limited to, the judiciary and courts of last resort, immigration, and customs, public finance, currencies, and extradition. Hong Kong continues using the English common law system. However, if there are any changes in relation to the political arrangements which allows Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect RLHK’ business and operations. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with our customers.

The enactment of the law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong Subsidiary, which represent a substantial part of our business.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offenses — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, former U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former and current Chief Executives of HKSAR, Carrie Lam and John Lee, respectively. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect foreign financial institutions and any third parties or clients dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong Subsidiary, which represent a substantial part of our business, are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

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There are political risks associated with conducting business in Hong Kong.

A substantial part of our operations is in Hong Kong. During the period covered by the financial information incorporated by reference into and included in this prospectus, we derive a substantial part of our revenue from operations in Hong Kong. Accordingly, the business operations and financial conditions of RLHK will be affected by the political and legal developments in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect our operations. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the political arrangement between PRC and Hong Kong and the economic, political and legal environment in Hong Kong in the future. Since a substantial part of our operations is based in Hong Kong, any change of such political arrangements may pose an adverse impact to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Based on certain recent development including the Hong Kong National Security Law that was passed in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump issued an executive order and signed into law the HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from Mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, Mainland China, and Hong Kong, which could potentially harm our business. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Common Stock could be adversely affected.

Because our business is conducted in Hong Kong dollars and the price of our Common Stock is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Since the business of RLHK is conducted in Hong Kong, our books and records are maintained in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the Hong Kong dollar and U.S. dollar affect the value of our assets and the results of our operations in United States dollars. The value of the Hong Kong dollar against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the United States. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue and financial condition. Further, our Common Stock offered by this prospectus are denominated in United States dollars, we will need to convert the net proceeds we receive into Hong Kong dollar in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the Hong Kong dollar will affect that amount of proceeds we will have available for our business.

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Substantial part of our operations is concentrated in Hong Kong, and the business performance of RLHK is highly influenced by the conditions of economy and financial market in Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong, Mainland China, and elsewhere in the world could materially and adversely affect our business, financial condition, prospects, and results of operations.

Substantial part of the business and operations of RLHK were carried out in Hong Kong. As the corporate service provider for businesses and companies in Hong Kong, our results of operations and prospects are highly susceptible to any development of change in government policies, as well as economic, social, political and legal development in Hong Kong. Events with adverse impacts on the economy and social conditions, such as riots or mass civil disobedience movements and general deterioration of the local economy, may lead to a reduction in economic, investing or trading activities and in turn our business performance. Any change in the Hong Kong local economic, social and political environment, all of which are beyond our control, may lead to a prolonged period of sluggish market activities which would in turn have material adverse impact on our business.

The market and the economic conditions in general of Hong Kong are also highly sensitive to conditions of the political, social and economic conditions in Mainland China and globally. When there are unfavorable changes to the global or local market conditions, the capital market and the economy in Hong Kong may experience negative fluctuations in its performance. Any prolonged slowdown in the global or Chinese economy may affect potential clients’ confidence in the capital market as a whole and have a negative impact on our business as a whole, the demand for our services, our pricing strategies, the level of our business activities and consequently our revenue derived therefrom. This may materially and adversely affect our financial condition and the results of operations. Additionally, continued turbulence in the international financial markets may adversely affect our ability to access the capital markets to meet liquidity needs. Financial markets and economic conditions could be negatively impacted by many factors, both economically and politically, beyond our control, such as the inability to access capital markets, control of the foreign exchange, changes in exchange rates, rising interest rates or inflation, slowing or negative growth rate, government involvement in the allocation of resources, inability to meet financial commitments in a timely manner, terrorism, pandemics such as the Covid-19 pandemic, political uncertainty, Russo — Ukraine war, the outcome of the Sino — US trade dispute, civil unrest, fiscal or other economic policy of Hong Kong or other governments, and the timing and nature of any regulatory reform.

The current heightened tensions in international economic relations, such as the one between the United States and China, may also give rise to uncertainties in global economic conditions and adversely affect the economic conditions of Hong Kong. Amid these tensions, the U.S. government has imposed and may impose additional measures on entities in China, including sanctions. The U.S. government has imposed and has continued to propose to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Unfavorable financial market and economic conditions in Hong Kong, Mainland China, and elsewhere in the world, and the escalations of the tensions that affect trade relations may lead to slower growth in the global economy in general, could negatively affect our clients’ business and materially reduce demand for our services and increase price competition among corporate services firms seeking such engagements, and thus could materially and adversely affect our business, financial condition, and results of operations. In addition, our profitability could be adversely affected due to our fixed costs and the possibility that we would be unable to reduce our variable costs without reducing revenues or within a timeframe sufficient to offset any decreases in revenues relating to changes in the market and economic conditions.

Given the close tie between Hong Kong and Mainland China, the stability of the Hong Kong economy and domestic market is susceptible to the general economic, political and regulatory environment in Mainland China. Any material adverse changes in the economic performance, political situations and regulations in relation to the economy and market in Mainland China may adversely affect Mainland China-based companies’ desire to invest or participate in the financial market in Hong Kong. This may lower their demand for the services of RLHK and in turn adversely affect our financial condition and results of operations. The economy of Mainland China differs from the economies of most developed countries in a number of aspects, such as the extent of government intervention, growth rate, and control of the foreign exchange. In particular, the PRC government exerts substantial control over the growth of the domestic economy by means of, among others, resource allocation as well as setting policy on foreign exchange. There is no assurance that the PRC government will not implement reforms or policies which may drastically (i) restrict Mainland China companies from investing abroad and in Hong Kong; and/or (ii) restrict Mainland China companies and businesses to operate or access to the capitals in Hong Kong or globally. Such intervention or policies changes may potentially affect the attractiveness of Hong Kong as an alternative venue for Mainland China business to invest, conduct fundraising activities, or expand in Hong Kong, or otherwise diminish the securities and financial market of Hong Kong, given the substantial reliance of Hong Kong financial and securities on the business and companies based in Mainland China. If the Chinese government implements market-oriented reforms involving unprecedented or experimental revision of its economic reform measures, there is no guarantee that adjustments to its policies will not negatively affect our operations and business development.

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Furthermore, the outbreak of war in Ukraine has already affected global economic markets, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s military action in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect our client’s business and our business, even though we do not have any direct exposure to Russia or the adjoining geographic regions. The extent and duration of the military action, sanctions, and resulting market disruptions are impossible to predict but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We are currently actively monitoring the situation in Ukraine, however, we cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on the operations, results of operations, financial condition, liquidity and business outlook of our business.

Our international operations involve special risks.

We currently only have operations in Hong Kong currently. Our international operations involve financial and business risks that differ from or are in addition to those faced by our Hong Kong operations, including:

●	cultural and language differences;

●	limited brand recognition;

●	different employment laws and rules, employment or service contracts, and social and cultural factors that could result in employee turnover, lower utilization rates, higher costs and cyclical fluctuations in utilization that could adversely affect financial and operating results;

●	foreign currency disruptions and currency fluctuations between the Hong Kong Dollar and foreign currencies that could adversely affect financial and operating results;

●	different legal and regulatory requirements and other barriers to conducting business;

●	greater difficulties in resolving the collection of receivables when legal proceedings are necessary;

●	greater difficulties in managing our non-Hong Kong operations, including client relationships, in certain locations;

●	disparate systems, policies, procedures and processes;

●	failure to comply with the FCPA and anti-bribery laws of other jurisdictions;

●	higher operating costs;

●	longer sales and/or collections cycles;

●	potential restrictions or adverse tax consequences for the repatriation of foreign earnings, such as trapped foreign losses and importation or withholding taxes;

●	different or less stable political and/or economic environments;

●	conflicts between and among the Hong Kong and countries in which we conduct business, including those arising from trade disputes or disruptions, the termination or suspension of treaties, or boycotts; and

●	civil disturbances or other catastrophic events that reduce business activity.

If we and our Subsidiary are not able to quickly adapt to or effectively manage our operations in geographic markets outside the Hong Kong, our business prospects and results of operations could be negatively impacted.

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Failure to comply with laws and regulations applicable to our business could subject us and RLHK to fines and penalties and could also cause us to lose customers or otherwise harm our business.

The business of RLHK is subject to regulation by various governmental agencies in Hong Kong, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as corporate law, data privacy laws and regulations, intellectual property laws, employment and labor laws, workplace safety, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us and RLHK to:

●	investigations, enforcement actions, and sanctions;

●	court orders for confiscation of proceeds or assets, fines and damages;

●	civil and criminal penalties or injunctions;

●	claims for damages by our customers or business partners; and

●	failure to obtain, maintain or renew certain licenses, approvals, permits, registrations or filings necessary to conduct our operations;

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations, and financial condition.

Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new fields also could raise a number of new regulatory issues. These factors could negatively affect our business and results of operations in material ways.

Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties that we collaborate with, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in Hong Kong, China and other markets where the majority of our clients reside.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on us and our customers, service providers, and other partners. International trade disputes could result in tariffs and other protectionist measures which may materially and adversely affect our business.

Tariffs could increase the cost of the goods and products which could affect customers’ investment decisions. In addition, political uncertainty surrounding international trade disputes and the potential of the escalation to a trade war could have a negative effect on customer confidence, which could materially and adversely affect our business. We may also have access to fewer business opportunities, and our operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, as well as the financial condition of our customers, and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong has a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. However, based on recent political development, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China. Hong Kong’s preferential trade status was removed by the United States government and the United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from Mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S., China and Hong Kong, which could potentially harm our business.

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Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the newly enacted Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to the trading of our common stock on U.S. stock exchanges, including the possibility that our securities can be delisted if the PCAOB cannot inspect or fully investigate our auditor.

On April 21, 2020, the SEC Chairman and PCAOB Chairman, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (1) apply minimum offering size requirement for companies primarily operating in “Restrictive Market,” (2) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (3) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the Company’s auditor.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s working group on financial markets to submit a report to the President within 60 days of the date of the memorandum that should include recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB to enforce U.S. regulatory requirements on Chinese companies listed on U.S. stock exchanges and their audit firms. However, it remains unclear what further actions, if any, the U.S. executive branch, the SEC, and PCAOB will take to address the problem.

On August 6, 2020, the President’s working group released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, the President’s working group recommended enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to the work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in their jurisdiction may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022, for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective.

On August 10, 2020, the SEC announced that the SEC Chairman had directed the SEC staff to prepare proposals in response to the report of the President’s working group, and that the SEC was soliciting public comments and information with respect to the development of these proposals.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act, or the Act. The Act was approved by the U.S. House of Representatives on December 2, 2020. On December 18, 2020, the Act was signed into public law by the President of the United States. In essence, the Act requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022 the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our securities may be prohibited from trading or delisted.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by Mainland China and Hong Kong authorities in those jurisdictions. The PCAOB has made such designations as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

On August 26, 2022, the SEC issued a statement announcing that the PCAOB signed a SOP with the CSRC and the Ministry of Finance of the People’s Republic of China governing inspections and investigations of audit firms based in China and Hong Kong, jointly agreeing on the need for a framework.

On December 15, 2022, the PCAOB announced that it has secured complete access to inspect and investigate registered public accounting firms headquartered in Mainland China and Hong Kong and voted to vacate the previous Determination Report to the contrary.

The PCAOB is continuing to demand complete access in Mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed. If the PCAOB in the future again determines that it is unable to inspect and investigate completely auditors in Mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act and/or the AHFCAA. These recent developments could also add uncertainties to this Underwritten Offering, and we cannot assure you that the NASDAQ Capital Market or regulatory authorities would not apply additional or more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

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Risks Relating to the Company’s Securities and this Offering

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share is substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur an immediate dilution of $3.52 in net tangible book value per share, based on the public offering price of $4.00 per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

We have identified material weaknesses in our internal control over financial reporting. Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires that we maintain internal control over financial reporting that meets applicable standards. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected.

In our Form 10-K for the year ended December 31, 2025, filed with the SEC on February 6, 2026 we identified certain material weaknesses in our internal controls. Specifically, we did not maintain effective controls over the control environment. Our weaknesses related to a lack of a sufficient number of personnel with appropriate training and experience in U.S. general acceptable accounting principles and SEC rules and regulations with respect to financial reporting functions. Furthermore, we lack robust accounting systems as well as sufficient resources to hire such staff and implement these accounting systems.

If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and a decrease in our stock price.

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering and in ways that do not necessarily improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds may be invested in a way that does not yield a favorable, or any, return for you.

We have a large number of authorized but unissued shares of our common stock which will dilute your ownership position when issued.

Our authorized capital stock consists of 100,000,000 shares of common stock, of which approximately 57,290,542 will remain available for issuance after this offering, including (i) awards reserved for issuance under the Rubber Leaf Inc 2021 Equity Incentive Plan and (ii) shares issuable upon the exercise of the underwriters’ over-allotment option. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval, unless stockholder approval is required under law or, if our common stock is listed on Nasdaq, under Nasdaq Rule 5635, which among other things, requires stockholder approval for change of control transactions where a stockholder acquires 20% of a Nasdaq-listed company’s common stock or securities convertible into common stock, calculated on a post-transaction basis. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future and is not required to obtain stockholder approval, your ownership position would be diluted without your further ability to vote on that transaction.

Sales of our currently issued and outstanding shares of common stock and shares of common stock underlying warrants may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

Approximately 91.5% of the shares of common stock that will be outstanding following this offering are “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”). As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a non-affiliate who has held restricted securities for a period of at least six months may sell their shares of common stock.

Under Rule 144, affiliates who have held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

An active, liquid, and orderly market for our common stock may not develop.

Our common stock is expected to trade on Nasdaq a day after the effective date of the registration statement of which this prospectus forms a part. The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts may cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline. An active trading market for our common stock may never develop or be sustained. If an active market for our common stock does not continue to develop or is not sustained, it may be difficult for investors to sell their shares of common stock without depressing the market price and investors may not be able to sell their securities at all. An inactive market may also impair our ability to raise capital by selling our securities and may impair our ability to acquire other businesses, applications, or technologies using our securities as consideration, which, in turn, could materially adversely affect our business and the market prices of your shares of common stock.

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Shares of our common stock may continue to be subject to illiquidity because our shares may continue to be thinly traded and may never become eligible for trading on a national securities exchange.

While we have applied to have our common stock listed for trading on The Nasdaq Capital Market in connection with this offering, we cannot assure you that our application will be approved or even if approved, that we will maintain listing on Nasdaq or another national exchange. Our common stock is currently quoted on the Pink Open Market, which is not an exchange. Initial listing on a national securities exchange is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our common stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.

We may issue preferred stock in different series with terms that could dilute the voting power or reduce the value of our common stock.

While we have no specific plan to issue preferred stock in different series, our articles of incorporation (“Articles of Incorporation”) authorizes us to issue, without the approval of our stockholders, one or more series of preferred stock having such designation, relative powers, preferences (including preferences over our common stock respecting dividends and distributions), voting rights, terms of conversion or redemption, and other relative, participating, optional, or other special rights, if any, of the shares of each such series of preferred stock and any qualifications, limitations, or restrictions thereof, as our Board may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, the repurchase or redemption rights or liquidation preferences we could assign to holders of a specific preferred stock class could affect the residual value of the common stock.

The trading prices of our common stock could be volatile and could decline following this offering at a time when you want to sell your holdings.

Numerous factors, many of which are beyond our control, may cause the trading prices of our common stock to fluctuate significantly. These factors include:

●	quarterly variations in our results of operations or those of our competitors;

●	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

●	intellectual property infringements;

●	our ability to develop and market new and enhanced products on a timely basis;

●	commencement of, or our involvement in, litigation;

●	major changes in our Board or management;

●	changes in PRC governmental regulations and laws;

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●	changes in earnings estimates or recommendations by securities analysts;

●	the impact of any future COVID-19 outbreak on capital markets;

●	our failure to generate material revenues;

●	our public disclosure of the terms of this financing and any financing which we consummate in the future;

●	any acquisitions we may consummate;

●	short selling activities;

●	changes in market valuations of similar companies;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	changes in the prices of commodities associated with our business; and

●	general economic conditions and slow or negative growth of end markets.

Additionally, the global economy and financial markets may be adversely affected by geopolitical events, including the Russia-Ukraine and Middle East conflicts.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time-to-time experience significant price and volume fluctuations for reasons unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in us.

Future sales or perceived sales of our common stock could depress the trading prices of our common stock.

This prospectus covers 6,250,000 shares of common stock. If the holders of these securities were to attempt to sell a substantial amount of their holdings at once, the market prices of our common stock could decline. Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their securities and investors to short such securities, a practice in which an investor sells securities that he or she does not own at prevailing market prices, hoping to purchase such securities later at a lower price to cover the sale. As each of these events would cause the number of shares of our common stock being offered for sale to increase, our common stock market price would likely further decline and if such market price is less than the exercise price of the warrants, make the warrants worthless. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.

We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, support our operations and finance the growth and development of our business. Any determination to declare or pay dividends in the future will be at the discretion of our Board, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements and overall financial conditions. In addition, terms of any future debt or preferred securities may further restrict our ability to pay dividends on our common stock. Accordingly, your only opportunity to achieve a return on your investment in our common stock may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock. See “Dividend Policy.”

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Because we initially became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not initially become a reporting company by conducting an underwritten initial public offering of our common stock on a national securities exchange, securities analysts of brokerage firms may not provide coverage of our Company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we initially became a public reporting company by means of an underwritten initial public offering on a national securities exchange, because they may be less familiar with our Company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

The market price of our securities may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares of common stock at or above the public offering price.

The price of our common stock in this offering will be determined through negotiations between the underwriters and us and may vary from the market price of our common stock immediately prior to or following our offering. If you purchase shares in our public offering, you may not be able to resell shares of our common stock at or above the public offering price. We cannot assure you that the public offering price of our common stock, or the market price following our public offering, will equal or exceed the trading price of our stock on the Pink Open Market prior to our public offering. All investments in securities involve the risk of loss of capital. No guarantee or representation is made that an investor will receive a return of its capital. The market price of our common stock may fluctuate significantly in response to numerous factors, including development problems, regulatory issues, technical issues, commercial challenges, competition, legislation, government intervention, industry developments, trends and general business and economic conditions, many of which are beyond our control, including those risks set forth in this prospectus. Following this offering, the public price of our common stock in the secondary market will be determined by private buy and sell transaction orders collected from broker-dealers.

If listed, we may not be able to satisfy the listing requirements of Nasdaq to maintain a listing of our common stock.

If our common stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate the maintenance requirements for continued listing of our common stock, our common stock may be delisted. In addition, our Board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital.

We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors and make it more difficult to raise capital as and when we need it.

We are an “emerging growth company” and a “smaller reporting company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and “smaller reporting companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

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We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our common stock held by non-affiliates is equal to or less than $250 million as of the last business day of the most recently completed second fiscal quarter, and (ii) our annual revenues is equal to or less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is equal to or less than $700 million as of the last business day of the most recently completed second fiscal quarter.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. In addition, taking advantage of reduced disclosure obligations may make comparison of our financial statements with other public companies difficult or impossible. If investors are unable to compare our business with other companies in our industry, we may not be able to raise additional capital as and when we need it, which may materially and adversely affect our financial condition and results of operations.

The elimination of personal liability against our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our Articles of Incorporation and our bylaws (“Bylaws”) eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Nevada law. Further, our Articles of Incorporation and our Bylaws provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by Nevada law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Existing stockholders may sell significant quantities of common stock.

The existing stockholders will beneficially own approximately 96.3% of our common stock following the successful completion of this offering, approximately 95.7% if the underwriters’ exercise their over-allotment option in full. Notwithstanding that certain officers and directors and 5% or more stockholders will be locked up for a period of 180 days following the completion of this offering, they may have acquired their shares at a lower price than that of this offering. Accordingly, they may be incentivized to sell all or part of their holdings as soon as any applicable transfer restrictions have ended and such sales could have a negative impact on the market price of our securities.

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IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	our ability to effectively operate our business segments;

●	our ability to manage our research, development, expansion, growth and operating expenses;

●	our ability to evaluate and measure our business, prospects and performance metrics;

●	our ability to compete, directly and indirectly, and succeed in our industry;

●	our ability to respond and adapt to changes in technology;

●	our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●	other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We will receive net proceeds of approximately $22.3 million (or approximately $25.8 if the underwriters’ option to purchase additional shares of common stock is exercised in full) from the sale of the shares of common stock offered by us in this offering, based on an assumed public offering price of $4.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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Each $1.00 increase or decrease in the assumed public offering price of $4.00 per share would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $5,750,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1,562,500 shares of our common stock offered by us would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $5,750,000, assuming the assumed public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, increase our visibility in the marketplace and list on a national exchange. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds to us from this offering for developing Supply-chain & QC integration, improving technical capability & testing (third-party), expanding Strategic partnership support & tooling cooperation, customer expansion & market development and for general corporate purposes, including working capital.

The table below sets forth the manner in which we expect to use the net proceeds we receive from this offering. All amounts included in the table below are estimates.

Description	Amount
Working capital and liquidity reserves	$7,750,000
Supply-chain and QC integration	$4,875,000
Technical capability and testing (third party)	$3,375,000
Customer expansion and market development	$2,875,000
Strategic partnership support and tooling cooperation	$2,375,000
Total	$21,250,000

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in a money market or other interest-bearing account.

DIVIDEND POLICY

We have not declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, operating results, cash needs, growth plans, applicable Nevada law, which provides that dividends are only payable out of surplus or current net profits, and other factors our board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to this offering, our common stock was quoted on the Pink Open Market under the trading symbol “RLEA” Quotations on the over-the-counter market reflect inter-dealer prices, without retail mark-up, or mark-down commission, and may not represent actual transactions. On August 17, 2026, the reported closing price of our common stock was $4.50 per share.

Potential Nasdaq Listing

We have applied to list our common stock on The Nasdaq Capital Market under the symbol “RLEA.” There can be no assurance that our common stock will be listed on Nasdaq or another securities exchange. For more information see the section “Risk Factors.”

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Holders

As of the date of this prospectus, there was a total of 41,109,458 shares of common stock issued and outstanding and 56 stockholders of record of our common stock. The number of stockholders of record does not include certain beneficial owners of our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Transfer Agent

Our transfer agent is West Coast Stock Transfer, Inc. with offices located at 721 N Vulcan Ave #205, Encinitas, CA. The phone number and facsimile number for West Coast Stock Transfer, Inc. are (619) 664-4780 and (760) 452-4423, respectively. Additional information about West Coast Stock Transfer can be found on its website at www.westcoaststocktransfer.com.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization, as of March 31, 2026. Such information is set forth on the following basis:

●	on an actual basis; and

●

on a pro forma basis to reflect our receipt of the net proceeds from our sale and issuance of 6,250,000 shares of common stock in this offering at an assumed public offering price of $4.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus.

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	Actual(1)	Pro Forma(2)
Cash	$1,361	$22,301,361
Total Assets	$11,375,449	$33,675,449
Total Liabilities	$10,904,763	10,904,763

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 41,109,458 shares issued and outstanding, actual; 100,000,000 shares authorized, 47,359,458 shares issued and outstanding, pro forma.	41,110	47,360
Preferred stock, $0.001 par value, 40,000,000 shares authorized, 0 shares issued and outstanding, actual; 40,000,000 shares authorized, 0 shares issued and outstanding, pro forma.	-	-
Additional paid-in capital	2,799,035	27,792,785
Accumulated deficit	(2,370,445)	(5,070,445)
Accumulated other comprehensive income	986	986
Total stockholders’ equity	470,686	22,770,686
Total capitalization	$11,375,449	$33,675,449

(1)	As of June 30, 2026.

(2)	The number of issued and outstanding shares as of June 30, 2026 on a pro forma as adjusted basis reflects our receipt of the net proceeds of approximately $22.3 million resulting from our sale and issuance of 6,250,000 shares of common stock in this offering at an assumed public offering price of $4.00 per share of common stock for net proceeds of $22.3 million after deducting approximately $2.7 million of estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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(3)

Each $1.00 increase or decrease in the assumed public offering price of $4.00 per share would increase or decrease, as applicable, the amount of our cash, additional paid-in capital and total stockholders’ equity by $5,750,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,562,500 shares of our common stock offered by us would increase or decrease, as applicable, the amount of our cash, additional paid-in capital and total stockholders’ equity by $5,750,000, assuming a public offering price of $4.00 after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

Purchasers of our common stock in this offering will experience an immediate and substantial dilution in net tangible book value of their shares of common stock. Dilution in net tangible book value represents the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock immediately after the offering.

The historical net tangible book value (deficit) of our common stock as of March 31, 2026 was $531,308 or $0.01 per share. Historical net tangible book value per share of our common stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of common stock outstanding as of that date.

After giving effect to the issuance of 6,250,000 shares of common stock in this offering at an assumed public offering price of $4.00 per share for net proceeds of approximately $22.3 million, our pro forma net tangible book value as of June 30, 2026 would have been $22,831,308 or approximately $0.48 per share of our common stock. This represents an immediate increase in net tangible book value per share of $0.47 to the existing stockholders and an immediate dilution in net tangible book value per share of 3.52 to new investors. The following table illustrates this per share dilution to new investors:

Assumed public offering price per share		$4.00
Historical net tangible book value (deficit) per share as of June 30, 2026	$0.01
Increase in net tangible book value per share after giving effect to the offering	0.47
Pro forma net tangible book value (deficit) per share as of June 30, 2026	0.48
Dilution in net tangible book value per share to new investors		$3.52

Each $1.00 increase or decrease in the assumed public offering price of $4.00 per share would increase or decrease, as applicable, our pro forma net tangible book value by approximately $5,750,000, and would increase or decrease, as applicable, dilution per share to new investors in this offering by $0.12, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1,562,500 shares of our common stock offered by us would increase or decrease, as applicable, our pro forma net tangible book value by approximately $5,750,000 and increase or decrease, as applicable, the dilution to new investors by $0.12 per share, assuming the assumed public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

After completion of this offering, our existing stockholders would own approximately 86.8% and our new investors would own approximately 13.2% of the total number of shares of our common stock outstanding after this offering.

To the extent that outstanding options or warrants, if any, are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

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Capitalization Table

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	41,109,458	86.8%	$2,840,145	10.20%	$0.07
New Investors	6,250,000	13.2%	$25,000,000	89.80%	$4.00
	47,359,458	100%	$27,840,145	100%	$0.59

Each $1.00 increase or decrease in the assumed public offering price of $4.00 per share would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by approximately $5,750,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Consolidated Financial Data” and our historical consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding our expectation for future performance, liquidity and capital resources, that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described in “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Audited Consolidated Financial Information.” We assume no obligation to update any of these forward-looking statements.

Overview

Rubber Leaf Inc was incorporated under the laws of the State of Nevada on May 18, 2021. On May 27, 2021, the Company entered into the Share Exchange Agreement with Xingxiu Hua, the Chief Executive Officer, President and Chairperson of the Company, pursuant to which the Company issued 40,000,000 shares of common stock to Ms. Hua in consideration of Ms. Hua’s efforts to procure Rubber Leaf LLC to transfer any and all equity interests in RLSP to the Company. We acquired Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. on July 1, 2021, through an equity transfer between Rubber Leaf LLC and Rubber Leaf Inc. After the acquisition, RLSP became our 100% directly controlled subsidiary and wholly foreign-owned enterprise in China. RLSP was established in Fenghua, Ningo, China and commenced operations in July 2019. RLSP was the wholly owned subsidiary of Rubber Leaf LLC, a Delaware company organized on June 1, 2018, and Xingxiu Hua, our Chief Executive Officer, President and Chairperson of the Board, was the sole member of Rubber Leaf LLC. RLSP specialized in the production and sales of automotive rubber and plastic sealing strips. All of our business was previously conducted through RLSP until it was disposed from our Company disposition on November 20, 2025.

Company completed the disposition of RLSP through a Share Purchase Agreement dated November 20, 2025 (“Agreement”) with Shanghai Yongliansen Import and Export Trading Co., Ltd. (“Yongliansen”), of which our Chief Executive Officer, Ms. Xingxiu Hua, holds 30% of the outstanding equity. Pursuant to the Agreement, we sold all of our then equity interests in RLSP to Yongliansen for cash consideration of US$3,000,000, payable in three installments. RLSP has filed the sale and change of sole shareholder with the State Administration for Market Regulation of the PRC (the “SAMR”) with the official registration date being October 28, 2025.

Prior to the disposition of RLSP, we established a wholly owned subsidiary in Hong Kong, Rubber Leaf Limited, on September 22, 2025, and substantially transferred all principal orders, customer contracts and supply arrangements formerly associated with RLSP to RLHK. RLHK is now the Company’s primary operating entity and continues to conduct business specializing in sales of automotive rubber and plastic sealing strips. We are a well-known auto parts enterprise, and we are also the first-tier supplier of well-known auto brands such as eGT and Volkswagen.

Our principal business address is Room 2109, 21/F C C WU BLDG 302-308 HENNESSY, ROAD, WANCHAI, HONG KONG.

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Key Factors Affecting our Performance

As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods, and our results of operations may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting our results of operations.

Known Trends and Uncertainties

Inflation

Our wholly owned subsidiary, RLHK, is currently our sole operating entity conducting business in Hong Kong while our Former PRC Subsidiary was conducting business in China from May 2021 till November 2025. Inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for 2019, 2020 and 2021 were increases of 2.9%, 2.5% and 0.9%, respectively. The PRC overall economy is expected to continue to grow. Although we have not in the past been materially affected by inflation, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China. Future increases in the PRC’s inflation may adversely impact our financial condition and result of operations unless we are able to pass on these costs to our customers by increasing the prices of our products.

Supply Chain

The outbreak of COVID-19 since the beginning of March 2020, which led to general shutdown of cities in China, has had an adverse impact on our supply chain, and weakened the financial conditions of our suppliers and customers. However, such disruptions did not have a material adverse impact on our business, financial condition, results of operations and cash flows. We continuously pay close attention to the supply chains that are impacted by COVID-19, perform further assessment and take relevant measures to minimize the impact. Except for the impact of COVID-19, there was no interruption that led to supply chain disruptions affecting our business.

As of the date of this prospectus, COVID-19 supply chain disruptions do not materially affect our outlook or business goals, nor materially impact our results of operations or capital resources.

Geopolitical Conditions

Our operations could be disrupted by acts of war, terrorist activity or other similar events, including the Israel-Hamas war in October 2023 and the current or anticipated impact of military conflict and related sanctions imposed on Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations by the United States and other countries due to Russia’s invasion of Ukraine in February 2022. It is not possible to predict the broader consequences of the conflicts, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof and with regard to the Russia-Ukraine war, any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports. The Russia-Ukraine and Israel-Hamas wars are likely to cause regional instability and geopolitical shifts and could materially adversely affect global trade, currency exchange rates, regional economies and the global economy. Any such event may in turn have a material and adverse effect on our business, results of operations and financial position.

In addition, geopolitical conditions can disrupt global supply chains, affecting both the procurement of essential raw materials and the delivery of our products. Interruptions or delays in receiving necessary inputs could hinder our manufacturing. This may result in market volatility, affecting the prices of raw materials and energy. Fluctuations in the cost of rubber and other necessary commodities used in our manufacturing may impact our profit margins and overall financial stability. In addition, political instability may result in trade restrictions or economic sanctions, potentially limiting our access to certain markets or sources of materials, impacting our sales and supply chain.

Effects of the COVID-19 Pandemic

If there is another outbreak of COVID-19 or a similar public health threat, it could impact demand for our products, which in turn could adversely affect our revenue and results of operations. Any potential impact to our results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of any potential future COVID-19 outbreak and the actions taken by government authorities and other entities to contain COVID-19 or treat its impact, almost all of which are beyond our control. If the disruptions posed by any potential future COVID-19 outbreak or other matters of global concern continue for an extensive period of time, the operations of our business may be materially adversely affected.

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To the extent COVID-19 or a similar public health threat has an impact on our business, it is likely to also have the effect of heightening many of the other risks described in the “Risk Factors” section.

Foreign Currency

Amounts reported in the condensed consolidated financial statements are stated in United States dollars, unless stated otherwise. Our Former PRC Subsidiary used the Chinese renminbi (RMB) as their functional currency, and our now Hong Kong Subsidiary uses HKD as its functional currency, and the holding company, RLI, uses the United States dollar as their functional currency. For subsidiaries that use the local currency as the functional currency, all assets and liabilities are translated to United States dollars using exchange rates in effect at the end of the respective periods and the results of operations have been translated into United States dollars at the weighted average rates during the periods the transactions were recognized. Resulting translation gains or losses are recognized as a component of other comprehensive income (loss). We are subject to the effects of exchange rate fluctuations with respect to any of such currency.

In accordance with ASC 830, Foreign Currency Matters (ASC 830), we translate the assets and liabilities into United States dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB were initially recorded in stockholders’ equity as part of accumulated other comprehensive income and adjustments resulting from the translation from HKD into United States dollar will be recorded in stockholders’ equity as part of accumulated other comprehensive income. Further, foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses on those foreign currency transactions are included in other income (expense), net for the period in which exchange rates change.

To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation.

Key Components of Our Results of Operations

Sales Revenue

We generate revenue through selling automotive rubber and plastic sealing strips under two models of supply:

Model A (Direct Supply Model)

Following successful on-site inspections by auto OEMs, our operating subsidiary secures listing in its directories as a first-tier supplier that directly provides products to the OEM. For example, eGT is an auto OEM, and we serve as their first-tier supplier. eGT directly signs purchase or supply agreements with our operating subsidiary. This positions our operating subsidiary to independently procure raw materials, monitor the production of final products and directly deliver finished goods to the warehouses of the auto OEMs. Our operating subsidiary fulfills its performance obligation upon the delivery of finished products to their warehouses, following a subsequent quality inspection approved by them. Simultaneously, they may request product replacements for disqualified items. Ownership and control of our finished products transfer to customers upon successful inspection and acceptance into an OEM’s warehouse. Revenue recognition occurs upon the transfer of control of our products to a customer, with payments made directly by the OEM.

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Model B (Indirect Supply Model)

Our operating subsidiary receives the purchase orders from our related parties-Shanghai Xinsen and Xinsen Sealing Products (Hangzhou) Co., Ltd (“Hangzhou Xinsen”) (collectively named as “Xinsen Group” for two companies together). The Company’s Chief Executive Officer, President and Chairperson, Ms. Xingxiu Hua, previously held a 90% ownership interest in Shanghai Xinsen and Shanghai Xinsen holds a 70% ownership interest in Hangzhou Xinsen. Effective October 1, 2022, Ms. Hua reduced her ownership of Shanghai Xinsen from 90% to 15%, and accordingly reduced her indirect ownership of Hangzhou Xinsen from 63% to 10.5%. The Xinsen Group serves as a certified second-tier supplier for branded Automobile Manufacturers (“Auto Manufacturers”). A second-tier supplier refers to a supplier that provides products to the first-tier suppliers of the OEM. First-tier suppliers could be suppliers of car doors, rubber and plastic components and other automobile parts. Auto Manufacturers issue consolidated purchase orders for complete sets of rubber and plastic auto parts for a particular model to their first-tier suppliers. These first-tier suppliers subcontract the production of rubber and plastic seals to second-tier suppliers. As a second-tier supplier and a facilitator of production rather than a direct manufacturer, Xinsen Group coordinates with us to fulfill orders. Upon receipt of purchase orders, our operating subsidiary procures rubber materials from our vendors. The production process involves outsourcing to third-party manufacturers for either work-in-process products (“WIP”) or finished products, based on management’s decisions in response to operational circumstances.

We employ two distinct forms of outsourced processing under Model B.

1)	Our operating subsidiary purchases raw materials and subcontracts production to third-party manufacturers for WIP. Once WIP is finished and delivered to the warehouse, our operating subsidiary supervises certain manual processes, such as welding and constructing in order to meet the specification of the purchase orders. The completion of the final products is contingent upon a rigorous quality inspection conducted by Our operating subsidiary, ensuring they meet the highest standards.

2)	Our operating subsidiary purchases raw materials and subcontracts third party manufacturers to produce finished products. Our operating subsidiary will trace and observe each step of production undertaken by third-party manufacturers, with a primary focus on the final quality control step.

The finished products are delivered to the warehouses of Xinsen Group’s upstream first-tier suppliers, either from our locations or those of the third-party manufacturers. Quality inspection is carried out by assigned inspectors from Xinsen Group upon delivery our operating subsidiary fulfills its obligation when the finished products reach Xinsen Group’s customers and pass the qualified quality inspection.

In the event of products that do not pass inspection, the Xinsen Group initiates a product replacement process. Upon confirmation of quality and quantity, and acceptance of finished products into Xinsen Group’s customers’ warehouses, invoices are provided to us as proof of delivery. The date of the invoices signifies the transfer of ownership and control of the finished products under model B from us to Xinsen Group and indirectly to its upstream first-tier suppliers. We recognize at such time as Xinsen Group’s customers accept delivery of products.

We also generate revenue through contract manufacturing model or OEM supply model, which is described in the model C.

Model C (OEM Supply Model)

The contract manufacturing process begins with the customer placing an order and supplying all necessary raw materials. We coordinate with qualified processing partners and dispatch our experienced technical personnel to provide on-site guidance and supervision throughout the production process.

If the subcontractor’s personnel are unable to complete certain steps to the required standard, we may assign our own workers to carry out or complete those specific processes using the equipment available at the subcontractor’s facility. This approach ensures that the final products meet the customer’s specifications and quality expectations, consistent with the contract manufacturing model previously adopted.

The customer is charged a processing fee, which is calculated based on the cost per individual part and settled monthly. At the start of each month, we calculate the number of parts processed in the previous month, and both parties confirm the quantity by stamping the relevant documents. Once confirmed, we issue an invoice for the processing fee, and the customer makes payment upon receipt of the invoice.

Related Party Sales Revenues

We generate revenue through the sale of automotive rubber and plastic sealing strips under an indirect supply model. RLHK receives purchase orders from its customers, Shanghai Xinsen and Shanghai Huaxin, which are related parties. The Company’s Chief Executive Officer, President and Chairperson, Ms. Xingxiu Hua, previously held a 90% ownership interest in Shanghai Xinsen. Effective October 1, 2022, Ms. Hua reduced her ownership interest in Shanghai Xinsen from 90% to 15%. Both Shanghai Xinsen and Shanghai Huaxin serve as certified second-tier suppliers to branded automobile manufacturers (the “Auto Manufacturers”).

Second-tier suppliers provide products to first-tier suppliers of original equipment manufacturers (“OEMs”). First-tier suppliers typically manufacture or assemble major automotive components, such as doors, rubber and plastic components, and other automobile parts. Auto Manufacturers issue consolidated purchase orders for complete sets of rubber and plastic components for specific vehicle models to their first-tier suppliers, who in turn subcontract the production of rubber and plastic sealing strips to second-tier suppliers.

As second-tier suppliers and facilitators of production rather than direct manufacturers, Shanghai Xinsen and Shanghai Huaxin coordinate with the Company to fulfill customer orders. Upon receipt of purchase orders, RLHK places corresponding orders with third-party vendors. These vendors are responsible for procuring raw materials and manufacturing the finished products. Throughout the production process, RLHK monitors and observes each key stage of manufacturing performed by the third-party vendors, with particular emphasis on final quality control.

Finished products are delivered either from the Company’s facilities or directly from third-party manufacturers to the warehouses of the first-tier suppliers designated by Shanghai Xinsen and Shanghai Huaxin. Upon delivery, quality inspections are performed by inspectors appointed by the end customers. RLHK’s performance obligation is considered fulfilled when the finished products are delivered to the customers designated by Shanghai Xinsen and Shanghai Huaxin and successfully pass the required quality inspections.

Cost of Revenues

Cost of revenues represents cost of goods sold and primarily consists of amounts paid to third-party vendors for manufacturing, logistics, and distribution services related to the production and delivery of finished products.

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General and Administrative Expenses

General and administrative expenses include the expenses for commercial support personnel, personnel in executive and other administrative functions, other commercial costs necessary to support the commercial operation of our products, professional fees for legal, consulting and accounting services.

Interest Income

Interest income primarily consists of interest accrued on long-term accounts receivable arising from the proceeds of the sale of a former PRC subsidiary.

Tax on dividends

Based on the current practice of the Inland Revenue Department of Hong Kong, no profits tax is payable in Hong Kong in respect of dividends paid by RLHK.

Income tax

Under Hong Kong profits tax rules, only profits arising in or derived from Hong Kong are subject to profits tax. Profits sourced outside Hong Kong may qualify as offshore profits, which are not chargeable to Hong Kong Profits Tax, subject to IRD review. Management must demonstrate that the business income derives from offshore activities and submit an application for offshore tax exemption with the IRD. To qualify for offshore tax exemption, clear evidence is required to show that such income arises from genuine offshore activities and based on the current facts and circumstances, management considers RLHK’s income, if any, to be offshore in nature.

Capital gains and profits tax

The Inland Revenue Ordinance provides, among other things, that profits tax shall be charged on every person carrying on a trade, profession or business in Hong Kong in respect of his or her assessable profits arising in or derived from Hong Kong. RLHK is currently subject to the two-tiered profits tax regime according to Hong Kong tax rules and regulations.

The two-tier profits tax rates system of Hong Kong became effective since the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD2 million (approximately US$260,000) of assessable profits of a corporation is subject to the lowered tax rate, 8.25%, while the remaining assessable profits is subject to the tax rate of 16.5%.

No tax is imposed in Hong Kong in respect of capital gains from the sale of shares. However, trading gains from the sale of shares by persons carrying on a trade, profession or business in Hong Kong, where such gains are derived from or arise in Hong Kong, will be subject to Hong Kong profits tax.

Result of Operation

Comparison of the Six Months Ended on June 30, 2026 and 2025

The following table summarizes our results of operations for the six months ended June 30, 2026 and 2025:

	For the six months ended on June 30,
	2026	2025	Changes

Sales-related parties	$6,038,954	$-	6,038,954
Total	6,038,954	-	6,038,954

Cost of sales	5,815,774	-	5,815,774
Gross profit (loss)	223,180	-	223,180

Operating Expenses
General & administrative expenses	81,547	165,082	(83,535)
Total operating expenses	81,547	165,082	(83,535)
Income (loss) from operations	141,633	(165,082)	306,715

Other income (expense):
Interest income (expense)	41,807	-	41,807
Other (expense) income, net	-	-	-
Total other income (expenses), net	41,807	-	41,807

Net income (loss) from continuing operations before income taxes	183,440	(165,082)	348,522
Income tax expenses	-	-	-
Net income (loss) from continuing operations	$183,440	$(165,082)	$348,522

Gain (loss) from discontinued operations	-	(521,889)	521,889
Net income (loss)	183,440	(686,971)	870,411

Sales Revenue

Sales revenue was $6,038,954 and $Nil for the six months ended June 30, 2026 and 2025, respectively, representing an increase of approximately $6.0 million year over year.

The Company did not generate revenue during the six months ended June 30, 2025, primarily due to the suspension of operations resulting from a prior legal dispute with Ningbo Rongsen. On September 22, 2025, the Company established Rubber Leaf Limited (“RLHK”), a Hong Kong subsidiary, which subsequently became the Company’s primary operating entity and is principally engaged in the sale of automotive rubber and plastic sealing strips.

The increase in revenue for the six months ended June 30, 2026 was primarily attributable to sales generated through RLHK following the resumption and restructuring of the Company’s operating activities. The Company expects to continue developing its customer base and expanding its sales activities; however, future revenue growth will depend on market demand, customer orders and the Company’s ability to execute its business strategy.

Cost of Sales

Cost of sales was $5,815,774 and $Nil for the six months ended June 30, 2026 and 2025, respectively. The increase in cost of sales was consistent with the commencement of sales activities through RLHK during the six months ended June 30, 2026.

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Gross Profit

Gross income amounted to $223,180 and $Nil for the six months ended June 30, 2026 and 2025, respectively.

General and administrative expenses

General and administrative expenses were $81,547 and $165,082 for the six months ended June 30, 2026 and 2025, respectively, representing a decrease of $83,535, or approximately 50.6%, year over year.

The decrease was primarily attributable to lower professional service fees, including legal, accounting and consulting expenses. Professional fees incurred during the six months ended June 30, 2025 were primarily associated with the Company’s corporate and regulatory matters, including its efforts related to a potential uplisting to The Nasdaq Capital Market.

Income from Continuing Operations

Income from operations was $141,633 for the six months ended June 30, 2026, compared with a loss from operations of $165,082 for the six months ended June 30, 2025, representing an improvement of $306,715 year over year.

The improvement was primarily attributable to the gross profit generated from RLHK’s sales activities and the decrease in general and administrative expenses during the six months ended June 30, 2026.

Income (loss) from Discontinued Operations

On November 20, 2025, the Company entered into a share purchase agreement to sell all of its equity interests in Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (“RLSP”), its former PRC subsidiary, to Shanghai Yongliansen Import and Export Trading Co., Ltd., a related party in which the Company’s Chief Executive Officer holds a 30% equity interest, for cash consideration of $3,000,000 payable in three installments. The transaction closed on November 30, 2025. Accordingly, the results of RLSP have been presented as discontinued operations for all periods presented in the accompanying condensed consolidated financial statements.

RLSP generated no revenue during the three and six months ended June 30, 2025 as a result of a legal dispute with Ningbo Rongsen. Loss from discontinued operations was $Nil and $265,484.67 for the three months ended June 30, 2026 and 2025, respectively, and $Nil and $521,889 for the six months ended June 30, 2026 and 2025, respectively.

Net income (loss)

As a result of the factors described above, net income was $183,440 for the six months ended June 30, 2026, compared with a net loss of $686,971 for the six months ended June 30, 2025, representing an improvement of $870,411 year over year.

Comparison of the Three Months Ended on June 30, 2026 and 2025

The following table summarizes our results of operations for the three months ended June 30, 2026 and 2025:

	For the three months ended on June 30
	2026	2025	Changes

Sales-related parties	$2,774,030	$-	2,774,030
Total	2,774,030	-	2,774,030

Cost of sales	2,836,195	-	2,836,195
Gross profit (loss)	(62,165)	-	(62,165)

Operating Expenses
General & administrative expenses	19,360	85,231	(65,871)
Total operating expenses	19,360	85,231	(65,871)
Income (loss) from operations	(81,525)	(85,231)	3,706

Other income (expense):
Interest income (expense)	20,903	-	20,903
Other (expense) income, net	-	-	-
Total other income (expenses), net	20,903	-	20,903

Net income (loss) from continuing operations before income taxes	(60,622)	(85,231)	24,609
Income tax expenses	-	-	-
Net income (loss) from continuing operations	$(60,622)	$(85,231)	$24,609

Gain (loss) from discontinued operations	-	(256,404)	256,404
Net income (loss)	(60,622)	(341,635)	281,013

Sales Revenue

Sales revenue was $2,774,030 and $Nil for the three months ended June 30, 2026 and 2025, respectively, representing an increase of approximately $2.8 million year over year.

The Company did not generate revenue during the three months ended June 30, 2025, primarily due to the suspension of operations resulting from a prior legal dispute with Ningbo Rongsen. On September 22, 2025, the Company established Rubber Leaf Limited (“RLHK”), a Hong Kong subsidiary that subsequently became the Company’s primary operating entity and is principally engaged in the sale of automotive rubber and plastic sealing strips. Revenue generated during the three months ended June 30, 2026 was primarily attributable to sales conducted through RLHK.

Cost of Sales

Cost of sales was $2,836,195 and $Nil for the three months ended June 30, 2026 and 2025, respectively. The increase in cost of sales was attributable to the commencement of sales activities through RLHK and was generally consistent with the increase in sales volume during the period.

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Gross Profit

Gross Profit (Loss)

Gross loss was $62,165 for the three months ended June 30, 2026, compared with $Nil for the same period in 2025. For the six months ended June 30, 2026, the Company recorded gross profit of $223,179, or 3.7% of revenue, compared with $Nil for the same period in 2025. The 2025 comparatives reflect no revenue or cost of sales from continuing operations, as RLHK was not incorporated until September 22, 2025 and the Company’s prior operations conducted through RLSP are presented as discontinued operations.

Results for the six-month period reflect two distinct pricing environments. Gross profit was $285,344, or 8.7% of revenue, in the first quarter of 2026, before turning to a gross loss of $62,165, or negative 2.2% of revenue, in the second quarter.

The gross loss in the second quarter was primarily attributable to a timing lag between an increase in the Company’s raw-material purchase prices and the corresponding adjustment to its contractual selling prices. The Company’s products are manufactured principally from EPDM and TPV, both petroleum-derived materials, and their cost is directly sensitive to movements in global crude oil prices. Following the disruption of Middle East crude supply in late February 2026 and the resulting increase in benchmark crude prices, the Company’s contracted purchase prices increased by approximately 50% effective with its March 2026 purchase order and remained at that level throughout the second quarter.

Because the Company’s selling prices are fixed under monthly sales agreements, the increase could not be passed through immediately. Selling prices were renegotiated with the Company’s customers and increased by approximately 17% effective with the May 2026 sales agreement. As a result, the Company recorded a gross loss of $102,800 in April 2026 and returned to gross profits of $20,160 and $20,475 in May and June 2026, respectively.

The renegotiated selling prices recovered only part of the increase in purchase prices. Gross margin was approximately 2.0% in May and June 2026, compared with approximately 24.0% in January and February 2026. Sales volume in the second quarter of 2026 declined approximately 24% from the first quarter, principally because order volumes were reduced during the period in which selling prices were being renegotiated. The Company does not expect gross margin to return to first-quarter 2026 levels unless raw-material prices decline or further selling-price adjustments are agreed.

Both the Company’s principal customers and its principal raw-material vendor are related parties. Purchase and selling prices are established under written monthly purchase orders and sales agreements rely on market conditions and business considerations.

General and Administrative Expenses

General and administrative expenses were $19,360 and $85,231 for the three months ended June 30, 2026 and 2025, respectively, representing a decrease of $65,871, or approximately 77.3%, year over year.

The decrease was primarily attributable to lower professional service fees, including legal, accounting and consulting expenses. Professional fees incurred during the three months ended June 30, 2025 were primarily related to the Company’s corporate and regulatory matters, including its efforts associated with a potential uplisting to The Nasdaq Capital Market.

Loss from Continuing Operations

Loss from continuing operations before income taxes was $60,622 for the three months ended June 30, 2026, compared with $85,231 for the three months ended June 30, 2025, representing an improvement of $24,609, or approximately 28.9%, year over year.

The improvement was primarily attributable to the decrease in general and administrative expenses and the recognition of interest income during the three months ended June 30, 2026, partially offset by the gross loss generated from RLHK’s sales activities.

Loss from Discontinued Operations

On September 22, 2025, RLI established a new Hong Kong subsidiary, Rubber Leaf Limited (“RLHK”), to continue to conduct business specializing in sales of automotive rubber and plastic sealing strips as all principal orders. During the three months ended June 30, 2025, the Company generated $Nil of revenue through RLSP due to a prior legal dispute with Ningbo Rongsen. However, due to the uncertainty of resuming operations and related legal commitments, RLSP’s operations were not as expected, our management intended to change its operations. Subsequently on November 20, 2025, the Company entered into an agreement with a counterparty to sell certain assets and liabilities of RLSP. RLSP has been identified as discontinued operations in the accompanying consolidated financial statements. Loss from discontinued operations was $Nil and $256,404 for the three months ended June 30, 2026 and 2025, respectively.

Net income (loss)

As a result of the factors described above, net loss was $60,622 for the three months ended June 30, 2026, compared with a net loss of $341,635 for the same period in 2025, representing a decrease in net loss of $281,013, or approximately 82.3%, year over year.

Liquidity and Capital Resources

As of June 30, 2026, the Company had an accumulated deficit of $2,370,445. The Company had cash of $1,361 and a working capital deficit of $2,294,310 as of June 30, 2026, compared with cash of $1,105 and a working capital deficit of $2,435,943 as of December 31, 2025.

The working capital deficit decreased by $141,633 during the six months ended June 30, 2026. The improvement was primarily attributable to income generated from operations during the period. However, the Company continued to have limited cash resources and a significant working capital deficit as of June 30, 2026.

Comparison of the Years Ended on December 31, 2025 and 2024

Discontinued Operations – RLSP

On September 22, 2025, RLI established a new subsidiary, Hong Kong, Rubber Leaf Limited (“RLHK”), to continues to conduct business specializing in sales of automotive rubber and plastic sealing strips as all principal orders, customer contracts and supply arrangements formerly associated with RLSP were transferred to RLHK. During the year ended December 31, 2025, the Company generated $Nil of revenue through RLSP compared to $6,929,706 revenue for the year ended December 31, 2024. However, due to the uncertain of operation resumption and legal commitment, the operation of RLSP is not as expected, our management intended to change its operations. Subsequently on November 20, 2025, the Company entered into an agreement with a counterparty to sell certain assets and liabilities of RLSP. RLSP has been identified as discontinued operations in the accompanying consolidated financial statements. Net income (loss) from discontinued operations for 2025 and 2024 were $1,223,921 and ($1,676,699), respectively. The increasing of net income was associated with the gain on forgiveness of accounts payable to RLI.

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Continued Operation

The following table summarizes our results of operations for the years ended on December 31, 2025 and 2024:

	For the years ended December 31
	2025	2024

Sales	$-	$-
Sales-related party	4,904,381	-
Total	4,904,381	-

Cost of sales	4,109,128	-
Gross loss	795,253	-

Operating Expenses
General & administrative expenses	200,351	535,929
Bad debt expense	2,472,309
Total operation expenses	2,672,660	535,929
Loss from operation	(1,877,407)	(535,929)

Other income (expenses):
Interest income (expense)	6,995	-
Total other income, net	6,995	-

Net loss from continuing operations before income taxes	$(1,870,412)	(535,929)
Income tax (benefit) expenses	63,942	-
Net loss from continuing operations	$(1,934,354)	(535,929)

Sales Revenues

Sales revenue were $4,904,381 and $Nil for the years ended December 31, 2025 and 2024. We established a wholly owned subsidiary in Hong Kong, RLHK, on September 22, 2025, and substantially transferred all principal orders, customer contracts and supply arrangements formerly associated with RLSP to RLHK. RLHK is now the Company’s primary operating entity and continues to conduct business specializing in sales of automotive rubber and plastic sealing strips. The Company anticipates that sales revenue will continue to increase in future periods.

Cost of Sales

Cost of sales were $4,109,128 and $Nil for the years ended on December 31, 2025 and 2024 respectively and were consistent with the level of sales during the corresponding periods.

Gross Loss

Gross loss were $795,253 and $Nil for the years ended on December 31, 2025 and 2024, respectively.

General and Administrative Expenses

General and administrative expenses were $200,351 and $535,929 for the years ended December 31, 2025 and 2024, respectively, representing a decrease of $335,578, or 63%, year over year. The decrease was primarily attributable to higher professional service fees incurred during the year ended December 31, 2024, which were mainly related to the Company’s application for uplisting to The Nasdaq Capital Market, as well as legal expenses associated with an ongoing lawsuit.

Following the disposal of the Company’s former PRC subsidiary and the realignment of operations under RLHK, the Company adjusted its operating strategy. As a result, certain significant legal and professional service contracts were terminated during 2025, contributing to the reduction in general and administrative expenses.

Bad debt expense

Bad debt expense was $2,472,309 and nil for the years ended December 31, 2025 and 2024, respectively. The bad debt expense primarily arose from amounts due from the disposed subsidiary, RLSP, that were determined to be uncollectible. Since May 2025, RLSP’s bank accounts were frozen and all business activities were suspended, which rendered collection of the outstanding receivable impracticable.

The bad debt expense recorded in 2025 was non-recurring in nature and related to the wind-down of RLSP.

Loss from Operations

For the year ended December 31, 2025, loss from operations was $(1,877,407), compared to a loss from operations of $(535,929) for the year ended December 31, 2024, representing an increase in operating loss of $1,341,478, or approximately 250%, year over year. The increase in operating loss was primarily attributable to a non-recurring bad debt expense $2.47 million related to RLSP, partially offset by a decrease in general and administrative expenses during 2025.

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Other Income (Expenses), Net

For the year ended on December 31, 2025, the Company has generated $6,995 other income. This was primarily related to the interest accrued on long-term accounts receivable arising from the proceeds of the sale of a former PRC subsidiary.

Net Loss

As a result of the factors described above, our net loss was $(1,870,412) for the year ended on December 31, 2025, decreased by $1,834,483 from the net loss of $(535,929) for the year ended December 31, 2024

Liquidity and Capital Resources

As of December 31, 2025, we had an accumulated deficit of $(2,553,885). As of December 31, 2025, we had cash of $1,105 and negative working capital of $ (2,435,943)), compared to cash of $293 and a negative working capital of $(14,263,400) on December 31, 2024. The improvement in working capital was primarily attributable to the disposal of the Company’s former PRC subsidiary, RLSP, which had generated accumulated losses and significant working capital deficits in prior periods.

Cash Flows

The following table sets forth the primary sources and uses of cash for each of the periods presented below:

Years Ended December 31, 2025, and 2024

	Years Ended December 31,
	2025	2024	$ Change	% Change
Net cash (used in) provided by:
Operating activities	$(153,846)	$(508,429)	$354,583	(70)%
Investing activities	-	(130,000)	130,000	(100)%
Financing activities	150,666	597,500	(446,834)	(75)%
Effect of foreign currency translation on cash flow	3,992	-	3,992	(100)%
Net increase (decrease) in cash	$812	$(40,929)	$41,741	(102)%

Cash Provided in Operating Activities

Net cash used in operating activities was $(153,846) for the years ended December 31, 2025, as compared to $(508,426) for the years ended December 31, 2024. The increase in cash outflow was primarily driven by the increase of sales revenue from RLHK, which has been the Company’s primary operating entity and continues to conduct business specializing in sales of automotive rubber and plastic sealing strips, after the disposal of RLSP.

Cash Used in Investing Activities

Net cash used in investing activities was nil for the year ended December 31, 2025, compared to $(130,000) for the year ended December 31, 2024. The cash outflow of $130,000 in 2024 was primarily attributable to a capital contribution to RLSP, which was subsequently disposed of on November 20, 2025.

Cash Provided by Financing Activities

Net cash provided by financing activities was $150,666 for the year ended December 31, 2025, compared to $597,500 for the year ended December 31, 2024. The decrease was primarily attributable to reduced funding from officers, reflecting lower cash requirements following a decline in legal and regulatory expenses and the termination of certain significant contracts as part of the Company’s adjustment of its business strategy.

Critical Accounting Policies

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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Critical Accounting Estimates

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company early adopted Accounting Standards Update (“ASU”) 2014-09, Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606) since its inception (i.e. July 2019), which is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations and (5) recognizing revenue as each performance obligation is satisfied. The Company applies the five-step model to sales contracts.

We generate revenue through the sale of automotive rubber and plastic sealing strips under an indirect supply model. RLHK receives purchase orders from its customers, Shanghai Xinsen and Shanghai Huaxin, which are related parties. The Company’s Chief Executive Officer, President and Chairperson, Ms. Xingxiu Hua, previously held a 90% ownership interest in Shanghai Xinsen. Effective October 1, 2022, Ms. Hua reduced her ownership interest in Shanghai Xinsen from 90% to 15%. Both Shanghai Xinsen and Shanghai Huaxin serve as certified second-tier suppliers to branded automobile manufacturers (the “Auto Manufacturers”).

Second-tier suppliers provide products to first-tier suppliers of original equipment manufacturers (“OEMs”). First-tier suppliers typically manufacture or assemble major automotive components, such as doors, rubber and plastic components, and other automobile parts. Auto Manufacturers issue consolidated purchase orders for complete sets of rubber and plastic components for specific vehicle models to their first-tier suppliers, who in turn subcontract the production of rubber and plastic sealing strips to second-tier suppliers.

As second-tier suppliers and facilitators of production rather than direct manufacturers, Shanghai Xinsen and Shanghai Huaxin coordinate with the Company to fulfill customer orders. Upon receipt of purchase orders, RLHK places corresponding orders with third-party vendors. These vendors are responsible for procuring raw materials and manufacturing the finished products. Throughout the production process, RLHK monitors and observes each key stage of manufacturing performed by the third-party vendors, with particular emphasis on final quality control.

Finished products are delivered either from the Company’s facilities or directly from third-party manufacturers to the warehouses of the first-tier suppliers designated by Shanghai Xinsen and Shanghai Huaxin. Upon delivery, quality inspections are performed by inspectors appointed by the end customers. RLHK’s performance obligation is considered fulfilled when the finished products are delivered to the customers designated by Shanghai Xinsen and Shanghai Huaxin and successfully pass the required quality inspections.

If products fail to meet quality standards, the customers initiate a product replacement process. Upon completion of quality and quantity verification and acceptance of the finished products into the end customers’ warehouses, invoices are issued to the Company as evidence of delivery. The invoice date represents the point at which ownership and control of the finished products are transferred under the indirect supply model from the Company to Shanghai Xinsen and Shanghai Huaxin, and indirectly to their upstream first-tier suppliers. Revenue is recognized at this point in time, when control of the products has transferred and acceptance by the end customers has occurred.

Adoption of New Accounting Standard

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses”. The standard, including subsequently issued amendments (ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10 and ASU 2019-11), requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. In November 2019, the FASB issued ASU No. 2019-10 to postpone the effective date of ASU No. 2016-13 for public business entities eligible to be smaller reporting companies defined by the SEC to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted ASU No. 2016-13 effective on January 1, 2023. Adoption of the new standard did not have any impact on the Company’s consolidated financial statements or financial disclosure since all accounts receivable as of January 1, 2023 were due from Xinsen Group, which were deemed no credit loss issue.

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BUSINESS

Overview

We are a Nevada-incorporated corporation, currently operating primarily through our wholly owned subsidiary, Rubber Leaf Limited (“RLHK”) in Hong Kong. Specializing in monitoring the production and sales of automotive rubber and plastic sealing strips, we have established ourselves as an important supplier to several major auto original equipment manufacturers, or OEMs, including eGT New Energy Automotive Co., Ltd. (“eGT”) and Volkswagen. With significant advancements in rubber formulations and manufacturing technologies, we have strategically positioned ourselves in the dynamic automotive parts market. Operating through both direct and indirect sales models we have rapidly expanded our market presence since entering the market in 2019, have rapidly expanded our market presence.

Business Strategy

Our former wholly owned subsidiary RLSP, an automotive rubber and plastic sealing strip manufacturer, has  been acknowledged as first-tier supplier to manufacture sealing strips for some auto Original Equipment Manufacturers, such as eGT and Volkswagen. Since December 2019, RLSP has been supplying automotive rubber and plastic sealing strips to eGT, a joint venture between Dongfeng and French Renault. Additionally, RLSP has also been acknowledged as second-tier manufacturer of automotive rubber and plastic sealing strip from some Branded Automobile Manufacturers (the “Auto Manufacturers”). Despite only entering the Chinese automotive sealing strip market in 2019, RLSP’s well known customers and our own unique advantages have allowed us to rapidly expand our market presence and increase our market share.

Prior to the RLSP’s disposition, we transferred all principal orders, customer contracts and supply arrangements formerly associated with RLSP to RLHK.

Main Products

●	Since our establishment, we have been engaged in the research and development, design, production and sales of auto parts such as automobile sealing strips. We have strong capabilities in tooling, mold creation, specialized equipment development, and comprehensive product design skills. We mainly supply sealing strip products for domestic and foreign automobile manufacturers, as well as supporting research and development and follow-up services.

Technology Development Advantage

●	With extensive experience in the rubber industry, we have formed a strong technical advantage in the field of rubber formulations. Our high-hardness rubber and low-density sponge production technology have reached the domestic leading level. We are also expertise in the areas of rubber vulcanization, modular development, three-dimensional molding, seamless interface, surface pre-coating, and surface flocking technologies. We are a leading candidate in the development and application of technology, rubber mixing process technology, CAE, CAD analysis simultaneous development technology and length control technology, and has applied these technologies to mass production. Moreover, we have gained experience and technical proficiency necessary for synchronous development with automotive OEMs.

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Customer Resource Advantage

●	For auto parts manufacturers that supply to auto OEMs, establishing and maintaining cooperative relationships with mainstream auto OEMs is the key to their survival and development. We have established a strong cooperative relationship with internationally renowned automobile manufacturers, become a supplier for eGT and Volkswagen. Automobile manufacturers enforce stringent criteria for qualifying suppliers, assessing factors such as enterprise scale, quality system, technology development capabilities, quality capabilities, on-site 5S, procurement management, process management, quality improvement capabilities, human resource training and other aspects. This evaluation process typically spans 1-3 years.

Investment Highlights

●	Our Company’s revenue-generating activities are anchored in a diverse portfolio of innovative products and services, as detailed in the “Main Products” subsection of our “Business” section. Central to our success is our range of rubber and plastic car window and door sealing strips, which have established a strong market presence due to their quality and unique design for different automobiles. These offerings cater to our OEM customers, addressing key market demands and trends. Our revenue streams are further bolstered by our whole car rubber and plastic design ability, which complement our main offerings and provide integrated solutions to our clients. This holistic approach not only diversifies our income sources but also enhances customer retention and satisfaction. Our commitment to innovation, coupled with a strategic focus on emerging market needs, positions us uniquely in the industry. This approach has enabled us to maintain a competitive edge and continue to expand our market reach, thereby offering promising investment potential.

Growth Strategies

●	A key pillar of our growth plan is to enhance product innovation and development, and expand new customers, allowing us to stay ahead in a rapidly evolving market and meet the emerging needs of our customers. We are committed to investing in research and development, which will drive the introduction of new products and improvements to existing ones.

●	Another critical component of our strategy is geographic expansion. We aim to enter new international markets and increase our share in existing markets by leveraging our strong distribution networks and marketing strategies. This will not only diversify our customer base but also reduce our dependency on any single market.

●	Additionally, we plan to pursue strategic partnerships and acquisitions in different countries (our first target is the U.S.), which will allow us to access new technologies, expand our product lines and enter new markets more rapidly than organic growth alone would permit.

●	Finally, a focus on operational efficiency and cost management will ensure that we remain competitive and profitable, even as we invest in growth. By optimizing our operations and carefully managing expenses, we can reinvest savings into key growth areas.

With the increasingly fierce competition in the automobile manufacturing industry, auto OEMs demand greater comprehensive strength and industry experience from their suppliers. The ability to provide support services to mainstream auto OEMs is becoming a more critical criterion for customers in choosing suppliers. Therefore, the automobile manufacturing industry has gradually become a relatively closed ecosystem, where only auto parts suppliers with high-quality customer bases can achieve a sustainable cycle of development.

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Sales and Marketing

Our primary offerings consist of automotive rubber and plastic sealing strips tailored for specific models. These products boast distinctive personalized customization features, making the direct sales model the predominant approach. We directly engage with the auto OEMs or their first-tier suppliers to obtain supplier qualifications, define product specifications and models, negotiate product prices and finalize orders.

All of our executives are seasoned industry professionals with extensive experience in the automotive sector for more than 20 years. Their expertise and extensive network facilitate our market expansion for businesses. While securing approval from auto OEMs may be a time-intensive process, once established as their supplier, our orders demonstrate stability spanning several years.

Our sales process is generally divided into two stages: product development and mass supply. In the initial product development stage, we initiate contact with potential customers, gaining entry into the list of qualified suppliers through a series of reviews by them. After securing projects through bidding or other methods, we will collaborate with automakers and their component suppliers to either enhance existing seal products for mass-produced models or develop new models that align with the specified functions, performance criteria and cost requirements.

Prior to finalizing batch supply agreements, which refer to supply agreements where “batch” means a specific quantity of products or materials, uniformly processed to maintain quality and identified by a unique number for efficient traceability and distribution, customers conduct thorough evaluations of our factory area, production lines and management system to verify our capacity for mass supply and ensure consistency in product quality. This stage is time-consuming, with the improved development of seals for mass-produced models typically taking around six months. Simultaneous development of new models with auto OEMs and their accessory suppliers often extends over a year or more. Based on considerations such as cost efficiency and product consistency, auto OEMs generally choose one or two major suppliers for a given automotive seal product. Therefore, in the batch supply stage, we can generally obtain consistent and stable orders based on the production and sales volume of the models incorporating our products. At this stage, our primary responsibilities include providing high-quality products in a timely manner based on customer orders, offering after-sales service, engaging in regular or irregular price negotiations and formalizing pricing contracts.

Our sales are substantially dependent on one major customer and related party, Shanghai Xinsen Import & Export Co., Ltd for the year ended December 31, 2022. Effective on October 1, 2022, Ms. Xingxiu Hua, the Company’s Chief Executive Officer, President, and Chairperson, reduced her direct ownership in Shanghai Xinsen from 90% to 15%. Concurrently, Ms. Hua stepped down as the Legal Representative and General Manager of Shanghai Xinsen pursuant to a board resolution of Shanghai Xinsen on the same date. This change in ownership was made and certified by the local government on October 11, 2022.

Ms. Hua’s decision to adjust her ownership interest in Shanghai Xinsen forms an integral component of the RLI’s comprehensive strategic restructuring initiative. This restructuring was undertaken to enhance operational efficiency, strengthen corporate governance, optimize the RLI’s business portfolio, and position the organization for sustainable long-term growth.

As part of this strategic optimization, RLI completed the disposal of RLSP in November 2025. This decision was driven by compelling business considerations: RLSP had accumulated significant outstanding liabilities and was subject to multiple ongoing legal proceedings, which posed material risks to the RLI’s financial health and operational stability. The disposal of RLSP represents a prudent measure to eliminate these legacy burdens and mitigate potential future risks to RLI.

Following the disposal of RLSP, RLI has reorganized its commercial operations through RLHK, a newly incorporated entity established on September 22, 2025. RLHK now serves as the primary platform for sales operations and customer-facing activities. This reorganization was designed to achieve several strategic objectives:

Risk Mitigation: Establishment of a clean operational platform free from legacy liabilities and legal encumbrances

Enhanced Governance: Implementation of improved internal controls and compliance frameworks aligned with regulatory requirements

Operational Efficiency: Streamlined business processes and strengthened management capabilities

Strategic Positioning: Creation of a robust foundation to support the RLI’s future business development and market expansion

Importantly, these structural adjustments are internal reorganization measures that do not affect the RLI’s underlying commercial relationships or market position. The RLI maintains well-established and mature business relationships with Shanghai Xinsen, built over many years of successful cooperation. The RLI expects its sales volume to Shanghai Xinsen to remain stable and continue at historical levels.

Furthermore, the continuity of end-user demand remains robust. Two of Shanghai Xinsen’s key downstream customers—Shanghai Hongyang and Wuhu Huichi—have consistently utilized the RLI’s products over an extended period through their commercial arrangements with Shanghai Xinsen. This established pattern of stable, long-term demand from end-users demonstrates the fundamental strength and resilience of the RLI’s market position, independent of internal corporate restructuring activities.

In summary, the RLI’s reorganization represents a proactive and strategically sound response to optimize its corporate structure, eliminate legacy risks, and establish a stronger platform for future growth and value creation.

We currently operate with two sales models, the direct supply model and indirect supply model:

We generate revenue through selling automotive rubber and plastic sealing strips under two models of supply:

Model A (Direct Supply Model)

Following successful on-site inspections by auto OEMs, our operating subsidiary secures listing in its directories as a first-tier supplier that directly provides products to the OEM. For example, eGT is an auto OEM, and we serve as their first-tier supplier. eGT directly signs purchase or supply agreements with our operating subdisiry. This positions our operating subsidiary to independently procure raw materials, manufacture final products and directly deliver finished goods to the warehouses of the auto OEMs. Our operating subsidiary fulfills its performance obligation upon the delivery of finished products to their warehouses, following a subsequent quality inspection approved by them. Simultaneously, they may request product replacements for disqualified items. Ownership and control of our finished products transfer to customers upon successful inspection and acceptance into an OEM’s warehouse. Revenue recognition occurs upon the transfer of control of our products to a customer, with payments made directly by the OEM.

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Model B (Indirect Supply Model)

Our operating subsidiary receives the purchase orders from our related parties-Shanghai Xinsen and Xinsen Sealing Products (Hangzhou) Co., Ltd (“Hangzhou Xinsen”) (collectively named as “Xinsen Group” for two companies together). The Company’s Chief Executive Officer, President and Chairperson, Ms. Xingxiu Hua, previously held a 90% ownership interest in Shanghai Xinsen and Shanghai Xinsen holds a 70% ownership interest in Hangzhou Xinsen. Effective October 1, 2022, Ms. Hua reduced her ownership of Shanghai Xinsen from 90% to 15%, and accordingly reduced her indirect ownership of Hangzhou Xinsen from 63% to 10.5%. The Xinsen Group is a rubber product trading expert with 20 years of experience in the auto parts market, who charges 1% of the total sales amount before VAT tax as sales commission before September 30, 2022, and subsequently 0.25% effective from October 1, 2022 after the renegotiation between our operating subsidiary and Xinsen Group. The sales commission incurred in each period is recorded as part of selling expense of the Company. The Xinsen Group serves as a certified second-tier supplier for branded Automobile Manufacturers (“Auto Manufacturers”). A second-tier supplier refers to a supplier that provides products to the first-tier suppliers of the OEM. First-tier suppliers could be suppliers of car doors, rubber and plastic components and other automobile parts. Auto Manufacturers issue consolidated purchase orders for complete sets of rubber and plastic auto parts for a particular model to their first-tier suppliers. These first-tier suppliers subcontract the production of rubber and plastic seals to second-tier suppliers. As a second-tier supplier and a facilitator of production rather than a direct manufacturer, Xinsen Group coordinates with us to fulfill orders. Upon receipt of purchase orders, our operating subsidiary procures rubber materials from our vendors. The production process involves outsourcing to third-party manufacturers for either work-in-process products (“WIP”) or finished products, based on management’s decisions in response to operational circumstances.

We employ two distinct forms of outsourced processing under Model B.

1)

our operating subsidiary purchases raw materials and subcontracts production to third-party manufacturers for WIP. Once WIP is finished and delivered to our operating subsidiary’s warehouse, our operating subsidiary performs certain manual processes, such as welding and constructing in order to meet the specification of the purchase orders. The completion of the final products is contingent upon a rigorous quality inspection conducted by our operating subsidiary, ensuring they meet the highest standards.

2)	our operating subsidiary purchases raw materials and subcontracts third party manufacturers to produce finished products. our operating subsidiary will trace and observe each step of production undertaken by third-party manufacturers, with a primary focus on the final quality control step.

The finished products are delivered to the warehouses of Xinsen Group’s upstream first-tier suppliers, either from our locations or those of the third-party manufacturers. Quality inspection is carried out by assigned inspectors from Xinsen Group upon delivery. Our operating subsidiary fulfills its obligation when the finished products reach Xinsen Group’s customers and pass the qualified quality inspection.

In the event of products that do not pass inspection, the Xinsen Group initiates a product replacement process. Upon confirmation of quality and quantity, and acceptance of finished products into Xinsen Group’s customers’ warehouses, invoices are provided to us as proof of delivery. The date of the invoices signifies the transfer of ownership and control of the finished products under model B from us to Xinsen Group and indirectly to its upstream first-tier suppliers. We recognize at such time as Xinsen Group’s customers accept delivery of products.

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The following diagram shows how sales are generated, how invoices and payments are processed and how our products are manufactured and distributed to customers, through our direct and indirect supply models.

Branded Automobile Manufacturers
(the "Auto Manufacturers")
Sales Order
Payment to FTS
1. Distribute to Auto Manufacturers
2. Invoice to Auto Manufacturers
First-tier Suppliers
(the "FTS")
Sales Order
Payment to Xinsen Group
1. Distribute to FTS
2. Invoice to FTS
Shanghai Xinsen Import & Export Co., Ltd ("Shanghai Xinsen") and Xinsen Sealing Products (Hangzhou) Co., Ltd ("Hangzhou Xinsen") Xinsen Group
Automotive Original Equipment Manufacturers (the OEMs")
Sales Order
Sales Order
Direct Supply Model
Indirect Supply Model
1. Distribute to OEMs
2. Invoice to OEMs
1. Distribute to Xinsen Group
2. RLSP sent invoices to Xinsen Group
Payment to RLSP
Payment to RLSP
Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. ("RLSP" or "WOFE")
(A Wholly Foreign-owned Company in PRC)
Sales Order
Invoice to RLSP
Payment to OTPMs
Outsourced Third Party Manufacturers (the "OTPMs)

Our Industry and Market Opportunity

We are confident that the demand for our products is closely linked to the expansion of our customers’ end markets, which are poised for growth. Insights from IHS Global Insight, a prominent economic and financial analysis firm, predict that starting from 2023, total vehicle sales in emerging markets (covering regions like Asia, excluding Japan, South America and Eastern Europe) are projected to match or surpass those in mature markets (encompassing North America, Western Europe and Japan). This forecast is underpinned by escalating income levels that are fueling secular growth. This upward trajectory in emerging markets signifies a substantial growth prospect for the global automotive industry, particularly for manufacturers and suppliers of components consisting of rubber materials utilized in automobile production. We anticipate that the surge in our markets will be bolstered by the enhancement of living standards in emerging markets, the internationalization of automotive platforms, advancements in fuel efficiency and the escalating demand for lightweight materials and refined automotive interior materials. Furthermore, there’s an extensive growth in the requirement for quality rubber materials within the automotive sector. We are in a prime position to leverage these evolving trends and foresee continued benefits from the improving market dynamics within our industry. Over recent years, there has been a rationalization of higher-cost capacities across many of our key product lines, accompanied by numerous consolidation activities within the rubber materials sector. We envisage that our markets will persist in a long-term trend towards consolidation, presenting opportunities for our enterprise due to our scale and extensive geographical presence. Moreover, market developments pertaining to certain raw materials we use significantly influence our business operations.

Vendors

To reduce the purchase cost and enhance the purchase power, our subsidiary, our operating subsidiary purchases approximately 70% and potentially 90% of the raw materials from Yongliansen, of which our Chief Executive Officer, Xingxiu Hua, holds 30% of the outstanding equity. Our current business strategy leads to a significant reliance on Yongliansen for our supply needs.

Following the disposition of RLSP, our Hong Kong operating subsidiary, RLHK, currently sources approximately 70% of its raw materials from Yongliansen and approximately 30% from Shanghai Haozong. These sourcing proportions are subject to change over time. In particular, purchases from Yongliansen have been steadily increasing and may potentially reach up to 100%, while purchases from Shanghai Haozong may decline to approximately 0%.

As a result, our business has become, and may continue to become, substantially dependent on Yongliansen as a primary supplier, consistent with our current business strategy.

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Recent Developments

FAW-Volkswagen Agreements

In October 2023, we entered into a joint research and development agreement, confidentiality agreement and integrity cooperation agreement with FAW-Volkswagen Automotive Company, Ltd. (“FAW-Volkswagen”). Following detailed quotations, technical analyses and cost control proposals in November 2023, and subsequent facility inspections by the customer, FAW-Volkswagen accepted our quotation and technical plan in December 2023.

Hozon New Energy Auto Orders

In February 2024, we cooperated with Hozon New Energy Auto Co., Ltd for whole car rubber window sealing orders. The engagement commenced with technical consultations in November 2023, leading to the acceptance of our quotation and cost plan in December 2023. Post-inspection of our site, factory building and equipment, we are scheduled to supply sample products in March 2024, initiate the first batch production in August 2024 and ramp up production from October 2024. The initial production is forecasted to be between 3,000 to 4,000 sets, increasing by 2,000 sets monthly, with a peak monthly production of 12,000 sets.

COVID-19

Even after the COVID-19 pandemic has subsided, COVID-19 continues to cause operational disruptions to businesses due to factors such as sporadic outbreaks, new variants and subvariants and varying responses by governments and public health authorities. Any future outbreak may impact the overall availability and cost of materials and logistics, which may adversely affect our operations and financial results. If there is another outbreak of COVID-19 or a similar public health threat, it could impact demand for our products, which in turn could adversely affect our revenue and results of operations.

Geopolitical Conditions

Our operations could be disrupted by acts of war, terrorist activity or other similar events, including the Israel-Palestine war in October 2023 and the current or anticipated impact of military conflict and related sanctions imposed on Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations by the United States and other countries due to Russia’s invasion of Ukraine in February 2022. It is not possible to predict the broader consequences of the conflicts, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof and with regard to the Russia-Ukraine war, any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports.

In addition, geopolitical conditions can disrupt global supply chains, affecting both the procurement of essential raw materials and the delivery of our products. Interruptions or delays in receiving necessary inputs could hinder our manufacturing. This may result in market volatility, affecting the prices of raw materials and energy. Fluctuations in the cost of rubber and other necessary commodities used in our manufacturing may impact our profit margins and overall financial stability. In addition, political instability may result in trade restrictions or economic sanctions, potentially limiting our access to certain markets or sources of materials, impacting our sales and supply chain.

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Competition

According to the statistics of the Automobile Industry Branch of the China Association of Automobile Manufacturers, the 33 major automobile rubber sealing strip manufacturers that participated in the statistics in 2020, the scope of supporting cooperation covers almost all automobile manufacturers in China and all automobile manufacturers including passenger cars and commercial vehicles. In 2020, the rubber sealing strip industry achieved revenues of about 15.53 billion Chinese RMB, of which main business candidates of the industry accounted for about 95% of the market share.

There is significant competition for the rubber sealing strip industry in the PRC. Despite the competitive nature of the market with approximately 200 key players globally holding a significant market share, our Company stands out due to our unique strengths and capabilities. We hold a competitive edge in two significant areas:

Product Versatility: We have the unique capability to manufacture both rubber and plastic sealing components. In China, this versatility is matched only by Cooper Standard. This dual-material production capability allows us to meet a wide range of client requirements and sets us apart in a market where most competitors specialize in only one type of material.

Comprehensive Production Line Advantage: Our production lines are designed for the comprehensive assembly of all rubber and plastic sealing components required for vehicles. While the majority of companies in the sector can only cater to a portion of the sealing components, we specialize in fulfilling complete vehicle sealing component orders. This holistic approach not only ensures efficiency and consistency in quality but also positions us as a one-stop solution for our clients’ sealing needs.

As a small, early-stage company, navigating a market with established and emerging competitors poses its challenges. However, our specialized products and strategic marketing, coupled with our unique strengths in product versatility and comprehensive production capabilities, position us favorably. Despite the dynamic nature of this mature and evolving marketplace, we believe these distinctive advantages fortify our competitive stance, though we continue to recognize the need for agility and innovation to maintain and enhance our market position.

Many of our competitors are larger than we are and can devote more resources than we can do to the manufacture, distribution and sale of the rubber sealing strip. In order to successfully compete in our industry, we will need to:

●	Expand our customers basis and strive for additional orders;

●	Raise funds to support our operations and expand our capacities;

●	Recruit talent to explore high technology (e.g., advanced technology in our industry, including, among other things, environmental friendly raw materials, etc.); and

●	That we provide outstanding product quality, customer service and rigid integrity in our business dealings.

However, there can be no assurance that even if we do these things we will be able to compete effectively with the other companies in our industry. We believe that we have the required management expertise in the rubber sealing strip industry with good development potential and affordable price.

Government Regulations

Our current wholly owned subsidiary, RLHK, is incorporated and operating in Hong Kong. RLHK has obtained the requisite permissions from Hong Kong authorities to operate its current business in Hong Kong.

Corporate History and Structure

Rubber Leaf Inc was incorporated under the laws of the State of Nevada on May 18, 2021. On May 27, 2021, the Company entered into the Share Exchange Agreement with Xingxiu Hua, the Chief Executive Officer, President and Chairperson of the Company, pursuant to which the Company issued 40,000,000 shares of common stock to Ms. Hua in consideration of Ms. Hua’s efforts to procure Rubber Leaf LLC to transfer any and all equity interests in RLSP to the Company. We acquired Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. on July 1, 2021, through an equity transfer between Rubber Leaf LLC and Rubber Leaf Inc. After the acquisition, RLSP became our 100% directly controlled subsidiary and wholly foreign-owned enterprise in China. All of our business was conducted through RLSP until its disposition on November 20, 2025. RLSP was established in Fenghua, Ningo, China and commenced operations in July 2019. RLSP was the wholly owned subsidiary of Rubber Leaf LLC, a Delaware company organized on June 1, 2018, and Xingxiu Hua, our Chief Executive Officer, President and Chairperson of the Board, was the sole member of Rubber Leaf LLC. RLSP specialized in the production and sales of automotive rubber and plastic sealing strips.

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RLSP completed disposition through a Share Purchase Agreement dated November 20, 2025(“Agreement”) with Shanghai Yongliansen Import and Export Trading Co., Ltd. (“Yongliansen”), of which our Chief Executive Officer, Ms. Xingxiu Hua, holds 30% of the outstanding equity. Pursuant to the Agreement, we sold all of our then equity interests in the Former PRC Subsidiary, RLSP to Yongliansen for cash consideration of US$3,000,000, payable in three installments. RLSP has filed the sale and change of sole shareholder with the State Administration for Market Regulation of the PRC (the “SAMR”) with the official registration date being October 28, 2025.

Prior to the disposition of RLSP, we established a wholly owned subsidiary in Hong Kong, Rubber Leaf Limited on September 22, 2025, and substantially transferred all principal orders, customer contracts and supply arrangements formerly associated with RLSP to RLHK. RLHK is now the Company’s primary operating entity and continues to conduct business specializing in sales of automotive rubber and plastic sealing strips. We are a well-known auto parts enterprise, and we are also the first-tier supplier of well-known auto brands such as eGT and Volkswagen.

Our principal business address is Room 2109, 21/F C C WU BLDG 302-308 HENNESSY, ROAD, WANCHAI, HONG KONG.

The following diagram illustrates our corporate structure as of August 17, 2026:

Transfer of Cash Through our Group

Our equity structure is a direct holding structure, that is, Rubber Leaf Inc, directly controls. Rubber Leaf Limited, a company established in Hong Kong.

After foreign investors’ funds are remitted to RLI at the close of this offering, the funds can be directly transferred to RLHK.

Up to the date of RLSP’s disposition, no cash and other asset transfers have occurred from RLSP to RLI, no dividends or distributions have been made from RLSP to RLI, and RLI has not paid any dividends to investors. As of the date of the prospectus, no cash and other asset transfers have occurred from RLHK to RLI, no dividends or distributions have been made from RLHK to RLI, and RLI has not paid any dividends to investors. For the foreseeable future, the Company intends to use any earnings for research and development and to expand its production capacity. As a result, we do not expect to pay any cash dividends. See “Dividend Policy” on page 36.

If RLI intends to distribute dividends, RLI will transfer the dividends from RLHK to RLI in accordance with the laws and regulations of Hong Kong, and then the dividends will be distributed from RLI to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

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During the three months ended June 30, 2026, the Company transferred cash in the amount of $1,285 to RLHK as capital contribution and funding of $10,715 for its daily operations.

As of June 30, 2026 and December 31, 2025, our CEO Mrs. Xingxiu Hua and CFO Mr. Hua Wang funded the Company and RLHK in the total amounts of $3,289,091 and $3,174,291 for its daily operations. respectively. The payable amounts bear no interest rate and due on demand.

As of December 31, 2025 and December 31, 2024, our Chief Executive Officer, President and Chairperson of the Board, Ms. Xingxiu Hua and CFO Hua Wang, provided loans to the Company and RLHK in the total amount of $ 3,171,929.00 and $ 3,023,625.00 for its daily operation, respectively.

Our Hong Kong subsidiary’s ability to distribute dividends in the future will be based upon its distributable earnings. Under the current practice of the Inland Revenue Department of Hong Kong, dividends paid by RLHK are generally not subject to Hong Kong profits tax. The Mainland China laws and regulations do not currently have any material impact on transfers of cash from RLHK to RLI or from RLI to RLHK. Cash transfers among RLI, RLHK and investors will be conducted in accordance with applicable Hong Kong laws and regulations.

In addition, if RLHK incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends. As of the date of this prospectus, other than the transfer of cash in the amount of $ 130,000 from RLI to RLSP as capital contribution for its daily operation in May 2024, and $125,000 and $2,055,415 from RLI to RLSP as capital contribution for its daily operation during the year ended December 31, 2023 and 2022, respectively, there were no material cash flows between RLI and RLSP and for the past two fiscal years, RLSP has not declared any dividends or made other distributions to the Company nor has the Company paid dividends or made other distributions to its shareholders. We intend to retain most of our available funds and any future earnings after this offering and cash proceeds from financing activities, including this offering, to fund the development and growth of our business. As a result, we do not expect to pay cash dividends in the near future.

Human Capital Resources

As of August 17, 2026, we have a total of 10 full time employee.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our Company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Patents and Trademarks

The Company currently does not own any patents or trademarks.

Legal Proceedings

We are not currently a party to any material legal proceedings, and we are not aware of any material proceeding contemplated by a governmental authority. From time to time, we may become involved in ordinary routine litigation incidental to our business. In addition, no director, officer or affiliate of the Company, and no registered or beneficial holder of more than 5% of our common stock, is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

As previously disclosed, the Company completed the disposition of its former PRC subsidiary, Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (“RLSP”), on November 30, 2025. RLSP has not been a subsidiary of the Company since that date, and its results are reported as discontinued operations. Pursuant to the share purchase agreement governing that transaction, from and after the closing, (i) all existing and future debts, losses and obligations of RLSP, including contingent obligations, and (ii) all pending, ongoing and potential future litigation, arbitration, administrative penalties and other disputes relating to RLSP, are borne solely by the purchaser, and the Company has no continuing liability or exposure with respect to such matters. Accordingly, the legal proceedings involving RLSP described in our prior periodic reports are no longer presented herein.

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MANAGEMENT

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date such person became one of our directors or executive officers. Our executive officers are elected annually by the Board. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board.

The following table sets forth information regarding the members of our Board and our executive officers as of August 17, 2026:

Name	Age	Position	Year Commenced
Xingxiu Hua	56	President, Chief Executive Officer & Chairperson of the Board	2021
Hua Wang	35	Chief Financial Officer, Secretary and Director	2021
Jun Tong	56	Director	2021
Jiangwei Yan	64	Director	2023
Wei Xu	58	Director	2023
Rong Yu	56	Director	2023
Yifeng Xu	48	Director	2023

Executive Officers and Directors

Xingxiu Hua has been our President, Chief Executive Officer and Chairperson since we were incorporated in May 2021. Ms. Hua founded Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (China), our former wholly owned subsidiary in July 2019. Ms. Hua was the Chief Executive Officer of Rubber Leaf Enterprises Inc. from 2011 to 2018. She achieved the main goals of leading the team to develop new customers in the rubber raw material industry and to establish research and quality laboratory and cooperate with UBC University in Vancouver. Ms. Hua also served as the Chief Executive Officer of Huaxin Economic and Trade Co., Ltd. from 1998 to 2012. She independently accounted for the general agent of ExxonMobile rubber division in Greater China and lead the team to develop customers which occupied 50% of Chinese ethylene propylene diene terpolymer market. We believe that Ms. Hua is well qualified to serve as the Chairperson given her product development experience in the rubber raw material industry.

Hua Wang has been our Chief Financial Officer, Secretary and Director since we were incorporated in May 2021. Mr. Wang has served as the General Manager of Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (China), our wholly owned subsidiary since July 2019. His job responsibilities include working with management to achieve the long-term business plan of the company and complete the company’s financial goals and dock with local banks to complete the cooperation between the company and banks. Mr. Hua Wang served as the Second Assistant to the Chief Executive Officer of Rubber Leaf Enterprises Inc. from 2011 to 2018. He was mainly in charge of coordinating different business arrangements for different departments among the global departments in the company and being involved in the auto manufacturer qualification process with the technical department in China. Mr. Wang received his Bachelor of Arts, Economics degree from University of British Columbia in 2016. We believe that Mr. Hua is well qualified to serve as a Director given his product development experience in the automotive industry.

Jun Tong has been a Director since we were incorporated in May 2021. Mr. Tong serves as our Chief Marketing Officer and Chief Technical Officer at present, where his main job responsibilities include leading the research and development team to develop new product strategies for organizations, especially high value specialty rubber, plasterers, specialty polymers and plastics TSR/TPV/TPO compounds formulations and production process, focusing on sustainable industry with long term investment return, especially in the auto industry industry, with the completion of 50 new products and 8000T/Y business volume. From September 2013 to October 2020, Mr. Tong served as CTO and R&D Director at Shanghai Haozong Rubber and Plastic Technology Co., Ltd, where he developed several new formulas for mixed rubber compounds. Mr. Tong served as the Global Automotive Market Development Manager, Greater China Area of Exxon-Mobile Chemical (Shanghai) Co., Ltd. from December 2010 to July 2013. He also worked as the Global Specialty Polymer Technology Manager, Greater China and Korea of Exxon-Mobile Chemical Asia Pacific R&D Co., Ltd from April 2000 to September 2010. Mr. Tong received his Bachelor’s degree in Polymer Chemical Engineering from Hefei University of Technology in 1991 and his EMBA degree from the University of Taxas in 2010. We believe that Mr. Tong is well qualified to serve as a Director given his product development experience.

Jiangwei Yan has been a Director since November 2023. Mr. Yan is retired and is an expert in the rubber compounding industry, having worked in this field for over 45 years. He has served as the Technical Director of Compounding Rubber at Anhui Zhongding Co., Ltd., a company listed on the A-shares market in China, from January 2019 to June 2022, where he was responsible for overseeing the production of compounding rubber, quality control and the development of new formulations to reduce production costs. His expertise includes the development of new materials and formulas for compounding rubber, innovations in production processes and extensive experience in managing the rubber compounding department. We believe Mr. Yan is well qualified to serve as a Director given his extensive experience in the rubber raw material industry.

Wei Xu has been a Director since November 2023. Mr. Xu is a highly experienced automotive rubber and plastic sealing products technical director with a Bachelor’s degree from Beihang University. His extensive career, primarily at Shanghai Rongnan Technology Co., Ltd. from August 2019 until now, showcased significant progression, evolving from Deputy General Manager to Technical Director in the R&D Center, where he is responsible for the development of complete vehicle sealing strips, research and development of strategic company products and technical communication with customers. In addition, his expertise covers technical management, product design and process technology, along with strong leadership abilities demonstrated by managing multiple departments and overseeing company-wide operations at Shanghai Hongyang Sealing Components Co., Ltd. from December 2012 to April 2016. We believe Mr. Xu is well qualified to serve as a Director given his extensive experience in technical management, product design and process technology.

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Rong Yu has been a Director since November 2023. Mrs. Yu is a retired experienced accountant in China. She obtained her Intermediate Accounting Qualification Certificate in China in 1995 and is proficient in industrial and trade company accounting. She earned her CPA certificate in 2000 and served as an auditor at Lixin Accounting Firm in China for 10 years after 2002, accumulating extensive audit experience, where she participated in the audits of many large Chinese enterprises and publicly listed companies. From January 2018 to September 2020, she served as Senior Accountant at Shanghai Huafu Chemical Co., Ltd. We believe Mrs. Yu is well qualified to serve as a Director given her extensive experience in accounting.

Yifeng Xu has been a Director since November 2023. Mr. Xu currently has held the position of General Manager at Ningbo Dingkun Commercial Trade Group since May 2017, where he oversees all operation and business expansion with local authorities. Mr. Xu has approximately 20 years of experience in commercial trade activities in Ningbo, where he has established deep connections with local trade associations. He has brought numerous business and trade opportunities to the area, introduced several large enterprises, and enhanced commercial exchange activities, demonstrating his extensive experience in local business and trade. We believe Mr. Xu is well qualified to serve as a Director given his extensive experience in local business and trade.

Code of Ethics

Our Board has adopted a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Insider Trading Policy

All officers, directors and employees of, and consultants and contractors to, us or any of our subsidiaries are subject to our Insider Trading Policy. The Insider Trading Policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in the trading of our securities. To ensure compliance with the Insider Trading Policy and applicable federal and state securities laws, all officers, directors and employees of, and consultants and contractors to, us or any of our subsidiaries must refrain from the sale or purchase of our securities except in specific designated trading windows or pursuant to 10b5-1 trading plans that were preapproved. Even during a trading window period, certain insiders, including our named executive officers and directors, must comply with our designated pre-clearance policy prior to trading in our securities. As of August 17, 2026 we have not adopted any trading plans or non-Rule 10b5-1 trading arrangements for any officers or directors.

Board Leadership Structure and Risk Oversight

Our Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

Board of Directors

Our Board consists of seven members. Our business and affairs are managed under the direction of our Board.

Term of Office

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified or until removed from office in accordance with our Bylaws. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board and/or any committee of our Board. Officers are appointed annually by our Board and each executive officer serves at the discretion of our Board. Our Board may in the future determine to pay directors’ fees and reimburse directors for expenses related to their activities.

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None of our officers and/or directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Director Independence

Our Board is composed of a majority of “independent directors” as defined under the rules of Nasdaq. We use the definition of “independence” applied by Nasdaq to make this determination. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Jiangwei Yan, Wei Xu, Rong Yu and Yifeng Xu are independent directors of the Company. Our common stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, we currently are not subject to any director independence requirements; however, in order to follow good corporate governance practices, our Board is currently composed of a majority of independent directors.

Committees of the Board of Directors

Our Board has three standing committees: (i) an audit committee (the “Audit Committee”); (ii) a compensation committee (the “Compensation Committee”); and (iii) a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Our Board has not yet adopted procedures by which stockholders may recommend nominees to the Board. The composition and responsibilities of each of the committees of our Board are described below. Members serve on these committees until their resignation or until as otherwise determined by our Board.

Audit Committee

Our Audit Committee consists of Rong Yu, Jiangwei Yan and Wei Xu, each of whom is an independent director and Rong Yu is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act. Rong Yu is Chair of the Audit Committee. Our Board adopted an Audit Committee Charter on November 17, 2023. The Audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our annual disclosure report;

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●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

The Audit Committee is be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we intend to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Compensation Committee

Our Compensation Committee is composed exclusively of independent directors consisting of Jiangwei Yan, Rong Yu and Yifeng Xu. Each member of the Compensation Committee is a non-employee director, as defined under Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. Jiangwei Yan is Chair of the Compensation Committee. Our Board adopted a Compensation Committee Charter on November 17, 2023. The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviews, approves and determines, or makes recommendations to our Board regarding, the compensation of our executive officers;

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●	administers our equity compensation plans;

●	reviews and approves, or makes recommendations to our Board, regarding incentive compensation and equity compensation plans; and

●	establishes and reviews general policies relating to compensation and benefits of our employees.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which is composed exclusively of independent directors consisting of Wei Xu, Yifeng Xu and Jiangwei Yan. Wei Xu is Chair of the Nominating and Corporate Governance Committee. Our Board adopted a Nominating and Corporate Governance Committee Charter on November 17, 2023. The Nominating and Corporate Governance Committee’s duties, which are specified in our Nominating and Corporate Governance Audit Committee Charter, include, but are not limited to:

●	identifying, reviewing and evaluating candidates to serve on our Board consistent with criteria approved by our Board;

●	evaluating director performance on our Board and applicable committees of our Board and determining whether continued service on our Board is appropriate;

●	evaluating nominations by stockholders of candidates for election to our Board; and

●	corporate governance matters.

Family Relationships

Xingxiu Hua is Hua Wang’s mother. Other than the foregoing, we currently do not have any of our officers or directors who are related to each other.

Board Compensation

We have not compensated our Directors for service on our Board, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board and/or any committee of our Board. Our Board may in the future determine to pay directors’ fees and reimburse directors for expenses related to their activities.

Involvement in Certain Legal Proceedings

Except as disclosed below, to our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Meetings of the Board of Directors

During our fiscal year ended December 31, 2025, the Board met from time to time informally and acted by written consent on numerous occasions.

Indemnification and Limitation on Liability of Directors

The Company’s articles of incorporation and bylaws provide that, to the fullest extent permitted by the laws of the State of Nevada, any officer or director of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Company as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 78.7502 of the Nevada Revised Statutes as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on the indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2025 and 2024. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name and principal position	Year ended December 31st	Salary ($)	Stock Compensation ($)	Total ($)
Xingxiu Hua, President, Chief Executive Officer and Director	2025	$0	$-	$0
	2024	$16,677	$-	$16,677
Hua Wang, Chief Financial Officer, Secretary and Director	2025	$0	$-	$0
	2024	$8,338	$-	$8,338

Employment Agreements

We do not have any employment or consulting agreements with our officers or directors. We plan to enter into employment agreements with our Chief Executive Officer and Chief Financial Officer before listing on The Nasdaq Capital Market.

Clawback

On April 8, 2025, our Board adopted an executive compensation recoupment policy consistent with the requirements of the Exchange Act Rule 10D-1 and the Nasdaq listing standards thereunder, to help ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets. Our policy addresses recoupment of amounts from performance-based awards paid to all corporate officers, including awards under our equity incentive plans, in the event of a financial restatement to the extent that the payout for such awards would have been less, or in the event of fraud, or intentional, willful or gross misconduct that contributed to the need for a financial restatement.

Stock Incentive Plan

Overview

On September 6, 2021, the Board and majority stockholder adopted the Rubber Leaf Inc 2021 Equity Incentive Plan (the “Plan”). The Plan provides for the grant of the following types of stock awards: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards and (vi) other stock awards. The Plan is intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success and any of our affiliates and provide a means by which the eligible recipients may benefit from increases in value of the common stock. The Board reserved 5,000,000 shares of common stock issuable upon the grant of awards under the Plan. As of the date of this prospectus, a total of 95,900 shares of common stock have been issued to our employees and one director under the Plan.

EQUITY PLAN INFORMATION

Plan Category:	Number of securities to be issued upon exercise of outstanding options, warrants and rights:	Weighted average exercise price of outstanding options, warrants and rights:	Number of securities remaining available for future issuance:
2021 Equity Incentive Plan:
Equity compensation plans approved by security holders	–	$–	4,904,100
Equity compensation plans not approved by security holders	–	–	–
Total	–	$–	4,904,100

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Grants

5,000,000 shares of common stock of the Company were initially reserved and issuable under the 2021 Plan, of which 95,900 shares of common stock were issued to our employees and directors under the 2021 Plan. The 95,900 shares of common stock issued were fully vested as of the grant date and were not issued pursuant to exercise of any options.

Plan Administration

The 2021 Plan may be administered by the Board or by a stock option or the Compensation Committee. The Compensation Committee shall consist of not less than two directors of the Company and shall be appointed from time to time by the Board. Each member of the Compensation Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and (ii) shall be an “outside director” within the meaning of Section 162(m) under the Code and the regulations promulgated thereunder. The Compensation Committee shall have complete authority to award incentives under the 2021 Plan, to interpret the 2021 Plan and to make any other determination which it believes necessary and advisable for the proper administration of the 2021 Plan. The Compensation Committee’s decisions and matters relating to the 2021 Plan shall be final and conclusive on the Company and its participants. If at any time there is no stock option or compensation committee, the term “Compensation Committee”, as used in the 2021 Plan, shall refer to the Board.

Eligibility

Officers of the Company, employees of the Company or its subsidiaries, members of the Board and consultants or other independent contractors who provide services to the Company or its subsidiaries shall be eligible to receive incentives under the 2021 Plan when designated by the Compensation Committee. Participants may be designated individually or by groups or categories (for example, by pay grade) as the Compensation Committee deems appropriate. Participation by officers of the Company or its subsidiaries and any performance objectives relating to such officers must be approved by the Compensation Committee. Participation by others and any performance objectives relating to others may be approved by groups or categories (for example, by pay grade) and authority to designate participants who are not officers and to set or modify such targets may be delegated. Participation is entirely at the discretion of the Compensation Committee and is not automatically continued after an initial period of participation.

Stock Options

A stock option is a right to purchase shares of Common Stock from the Company at a specified price. Each stock option granted by the Committee shall be subject to terms and conditions under the 2021 Plan.

Stock Appreciation Rights

Stock Appreciation Rights (“SAR”) is a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula set forth in the 2021 Plan. A tandem SAR may be granted (a) with respect to any nonqualified stock option granted under the 2021 Plan, concurrently with the grant of such stock option (as to all or any portion of the shares of Common Stock subject to the nonqualified stock option), or (b) alone, without reference to any related stock option (a non-tandem SAR).

Stock Awards and Restricted Stock

A stock award consists of the transfer by the Company to a participant of shares of Common Stock, without other payment therefor, as additional compensation for services to the Company. A share of restricted stock consists of shares of Common Stock which are sold or transferred by the Company to a participant at a price determined by the Compensation Committee (which price shall be at least equal to the minimum price required by applicable law for the issuance of a share of Common Stock) and subject to restrictions on their sale or other transfer by the participant. The transfer of Common Stock pursuant to stock awards and the transfer and sale of restricted stock shall be subject to the following terms and conditions:

●	Number of Shares. The number of shares to be transferred or sold by the Company to a participant pursuant to a stock award or as restricted stock shall be determined by the Compensation Committee.

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●	Sale Price. The Compensation Committee shall determine the price, if any, at which shares of restricted stock shall be sold to a participant, which may vary from time to time and among participants and which may be below the fair market value of such shares of Common Stock at the date of sale.

●	Restrictions. All shares of restricted stock transferred or sold pursuant to the 2021 Plan shall be subject to such restrictions as the Compensation Committee may determine, including, without limitation any or all of the following:

(a)	a prohibition against the sale, transfer, pledge or other encumbrance of the shares of restricted stock, such prohibition to lapse at such time or times as the Compensation Committee shall determine (whether in annual or more frequent installments, at the time of the death, disability or retirement of the holder of such shares, or otherwise);

(b)	a requirement that the holder of shares of restricted stock forfeit, or (in the case of shares sold to a participant) resell back to the Company at his or her cost, all or a part of such shares in the event of termination of his or her employment or consulting engagement during any period in which such shares are subject to restrictions;

(c)	such other conditions or restrictions as the Compensation Committee may deem advisable.

●	Escrow. In order to enforce the restrictions imposed by the Compensation Committee pursuant to above Restrictions, the participant receiving restricted stock shall enter into an agreement with the Company setting forth the conditions of the grant. Shares of restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company. Each such certificate shall bear a legend in substantially the following legend:

“The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the 2021 Plan, and an agreement entered into between the registered owner and the Company. A copy of the 2021 Plan and the agreement is on file in the office of the Secretary of the Company.”

●	End of Restrictions. Subject to the 2021 Plan, at the end of any time period during which the shares of restricted stock are subject to forfeiture and restrictions on transfer, such shares will be delivered free of all restrictions to the participant or to the participant’s legal representative, beneficiary or heir.

●	Stockholder. Subject to the terms and conditions of the 2021 Plan, each participant receiving restricted stock shall have all the rights of a stockholder with respect to shares of stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares. Dividends paid in cash or property other than Common Stock with respect to shares of restricted stock shall be paid to the participant currently.

Performance Shares

A performance share consists of an award which shall be paid in shares of Common Stock. The grant of performance share shall be subject to such terms and conditions as the Compensation Committee deems appropriate under the 2021 Plan.

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Certain Adjustments

In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the 2021 Plan, including shares subject to restrictions, options or achievements of performance shares, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any incentive, and the shares of Common Stock issuable pursuant to any incentive shall be adjusted as and to the extent appropriate, in the discretion of the Compensation Committee, to provide participants with the same relative rights before and after such adjustment.

Sale, Merger, Exchange or Liquidation

Unless otherwise provided in the agreement for an incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the Compensation Committee (collectively, a “transaction” when used in this “Stock Incentive Plan” section), the Compensation Committee shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to any one or more of the following:

(i)	providing that the 2021 Plan and all incentives shall terminate and the holders of (i) all outstanding vested options shall receive, in lieu of any shares of Common Stock they would be entitled to receive under such options, such stock, securities or assets, including cash, as would have been paid to such participants if their options had been exercised and such participant had received Common Stock immediately prior to such transaction (with appropriate adjustment for the exercise price, if any), (ii) performance shares and/or SARs that entitle the participant to receive Common Stock shall receive, in lieu of any shares of Common Stock each participant was entitled to receive as of the date of the transaction pursuant to the terms of such incentive, if any, such stock, securities or assets, including cash, as would have been paid to such participant if such Common Stock had been issued to and held by the participant immediately prior to such transaction and (iii) any incentive under this Agreement which does not entitle the participant to receive Common Stock shall be equitably treated as determined by the Compensation Committee.

(ii)	providing that participants holding outstanding vested Common Stock based Incentives shall receive, with respect to each share of Common Stock issuable pursuant to such Incentives as of the effective date of any such transaction, at the determination of the Compensation Committee, cash, securities or other property, or any combination thereof, in an amount equal to the excess, if any, of the fair market value of such Common Stock on a date within ten days prior to the effective date of such transaction over the option price or other amount owed by a participant, if any, and that such incentives shall be canceled, including the cancellation without consideration of all options that have an exercise price below the per share value of the consideration received by the Company in the transaction.

(iii)	providing that the 2021 Plan (or replacement plan) shall continue with respect to incentives not canceled or terminated as of the effective date of such transaction and provide to participants holding such incentives the right to earn their respective incentives on a substantially equivalent basis (taking into account the transaction and the number of shares or other equity issued by such successor entity) with respect to the equity of the entity succeeding the Company by reason of such transaction.

(iv)	providing that all unvested, unearned or restricted incentives, including but not limited to restricted stock for which restrictions have not lapsed as of the effective date of such transaction, shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of any vesting, earning or restrictions on any incentive.

Change in Control

Upon a Change in Control, as defined in paragraph (i) and (ii) below, any stock option or restricted stock award granted to any participant under the 2021 Plan that would have become vested upon continued employment by the participant shall immediately vest in full and become exercisable, notwithstanding any provision to the contrary of such award, and notwithstanding the discretion of the Compensation Committee pursuant to the above subsection “Sale, Merger, Exchange or Liquidation.”

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For purposes of this Section, “Change in Control” means:

(i)	The acquisition by any person, entity or “group”, within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding, for this purpose, (A) the Company, or (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii)	Approval by the stockholders of the Company of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company.

Amendment and Termination

The Board may amend or discontinue the 2021 Plan or any participant’s incentive agreement at any time. However, no such amendment or discontinuance shall adversely change or impair, without the consent of the recipient, an incentive previously granted. Further, no such amendment shall, without approval of the shareholders of the Company, (a) increase the maximum number of shares of Common Stock which may be issued to all participants under the 2021 Plan, (b) change or expand the types of Incentives that may be granted under the 2021 Plan, (c) change the class of persons eligible to receive Incentives under the 2021 Plan or (d) materially increase the benefits accruing to participants under the 2021 Plan.

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of August 17, 2026, with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of our voting stock, (2) each of our directors, (3) each executive officer, and (4) all of our current directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the SEC and includes any shares of company voting stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of August 17, 2026. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. Applicable percentage ownership in the following table is based on 41,109,458 shares of common stock issued and outstanding on August 17, 2026 (excludes shares of common stock to be issued on the conversion of our interim financing notes which automatically converts upon the consummation of this offering and shares of common stock to be issued prior to the closing of this offering as a success fee pursuant to the Investment Agreement), and 47,359,458 shares of common stock after the offering (excluding shares which may be sold upon exercise of the underwriters’ over-allotment option), plus, for each individual, any securities that individual has the right to acquire within 60 days of August 17, 2026.

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To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

Name and Address of Beneficial Owner(1)	Title	Beneficially Owned Before Offering	Beneficially Owned After Offering	Percent of Class Before Offering	Percent of Class After Offering
Officers and Directors
Xingxiu Hua	President, Chief Executive Officer and Chairperson	36,272,184	36,272,184	88.23%	76.59%
Hua Wang	Chief Financial Officer, Secretary and Director	2,286,866	2,286,866	5.56%	4.83%
Jun Tong	Chief Marketing Officer, Chief Technology Officer, Director	60,000	60,000	*	* %
Jiangwei Yan	Director	-	-	-	-%
Wei Xu	Director	-	-	-	-%
Rong Yu	Director	-	-	-	-%
Officers and Directors as a Group (total of 6 persons)		38,705,930	38,705,930	93.79%	81.42%

* Less than 1%

(1)	Unless otherwise indicated, the principal address of the named directors and directors and 5% stockholders of the Company is c/o Qixing Road, Weng’ao Industrial Zone, Chunhu Subdistrict, Fenghua District Ningbo, Zhejiang, China.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Comparison of the Three and Six Months Ended on June 30, 2026 and 2025

Purchase

In order to reduce purchase costs and enhance purchasing power, the Company purchases the main raw materials from Yongliansen Import and Export Trading Company (“Yongliansen”) during six months ended June 30, 2026. The Company’s Chief Executive Officer, Xingxiu Hua, holds 30% of the outstanding equity of Yongliansen

For the six months ended June 30, 2026 and 2025, RLHK purchased rubber products from Yongliansen in the total amount of $5,815,774 and $Nil, respectively.

For the three months ended June 30, 2026 and 2025, RLHK purchased rubber products from Yongliansen in the total amount of $2,836,195 and $Nil, respectively.

On November 3, 2025, the Company entered into a tripartite payment direction, settlement acknowledgement and waiver agreement, pursuant to which a portion of the amounts payable to Yongliansen was settled through a direct payment by RLHK’s designated party, Shanghai Xinsen, which had received proceeds from product sales made by RLHK. As a result, accounts payable to Yongliansen in the amount of $3,809,179 were offset against accounts receivable from Shanghai Xinsen for the six months ended June 30, 2026. As of June 30, 2026 and December 31, 2025, RLHK had accounts payable to Yongliansen of $4,505,382 and $2,498,787, respectively.

Sales under Indirect Supply Model

In order to stabilize customer relationships and maintain long-term orders, we authorized two related parties - Shanghai Xinsen (“Customer B”) and Shanghai Huaxin (“Customer D”) as our distributors. The Company’s President, Ms. Xingxiu Hua, holds 15% ownership of Shanghai Xinsen, which is a rubber product trading expert with 20 years of experience in the auto parts market.

For the six months ended June 30, 2026 and 2025, RLHK had indirect sales through Shanghai Xinsen that were sold to one certified first-tier supplier of the Auto Manufacturers $Nil and $Nil respectively. For the three months ended June 30, 2026 and 2025, RLHK had indirect sales through Shanghai Xinsen that were sold to one certified first-tier supplier of the Auto Manufacturers $Nil and $Nil respectively. As of June 30, 2026 the accounts receivable due to Shanghai Xinsen were $Nil. As of December 31, 2025, the accounts receivable due from Shanghai Xinsen were $788,834, arising from normal business transactions.

For the six months ended June 30, 2026 and 2025, RLHK had indirect sales through Shanghai Huaxin that were sold to one certified first-tier supplier of the Auto Manufacturers $6,038,954 and $Nil respectively. For the three months ended June 30, 2026 and 2025, RLHK had indirect sales through Shanghai Huaxin that were sold to one certified first-tier supplier of the Auto Manufacturers $2,774,030 and $Nil respectively. As of June 30, 2026 and December 31, 2025, the accounts receivable due from Shanghai Huaxin were $8,545,150 and $2,506,196 respectively, arising from normal business transactions.

Disposal of subsidiary

On November 20, 2025, the Company entered into a Share Purchase Agreement with Yongliansen, pursuant to which the Company sold all of its equity interests in RLSP for total consideration of $3.0 million, payable in three installment payments of $1.0 million each, with payments due on or before June 2027, June 2028, and June 2029, respectively.

In accordance with ASC 835-30, Interest—Imputation of Interest, the Company evaluated the long-term receivable arising from the installment arrangement and initially recorded such receivable at its present value. As of June 30, 2026 and December 31, 2025, the Company had a long-term accounts receivable balance of $2,828,938 and $2,787,131 due from Yongliansen, measured using an incremental borrowing rate of 3.0%

Others

As of June 30, 2026 and December 31, 2025, our CEO Mrs. Xingxiu Hua and CFO Mr. Hua Wang funded the Company and RLHK in the total amounts of $3,289,091 and $3,174,291 for their daily operations, respectively. The payable amounts bear no interest and are due on demand.

Comparison of the Years Ended on December 31, 2025 and 2024

Purchase

In order to reduce the purchase cost and enhance the purchase power, the Company purchases the main raw materials from Yongliansen Import and Export Trading Company (“Yongliansen”) during the year ended December 31, 2025. The Company’s Chief Executive Officer, Xingxiu Hua, holds 30% of the outstanding equity of Yongliansen

For the years ended December 31, 2025 and 2024, RLHK purchased rubber products from Yongliansen in the total amount of $4,109,128 and $Nil, respectively.

On November 3, 2025, the Company entered into a tripartite payment direction, settlement acknowledgement and waiver agreement, pursuant to which a portion of the amounts payable to Yongliansen was settled through a direct payment by RLHK’s designated party, Shanghai Xinsen, which had received proceeds from product sales made by RLHK. As a result, accounts payable to Yongliansen in the amount of $1,643,377 were offset against accounts receivable from Shanghai Xinsen. As of December 31, 2025 and 2024, RLHK had accounts payable to Yongliansen of $2,498,787 and nil, respectively.

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Sales under Indirect Supply Model

In order to stabilize customer relationships and maintain long-term orders, we authorized two related parties - Shanghai Xinsen (“Customer B”) and Shanghai Huaxin (“Customer D”) as our distributors. The Company’s President, Ms. Xingxiu Hua, holds 15% ownership of Shanghai Xinsen, which is a rubber product trading expert with 20 years of experience in the auto parts market.

For the years ended December 31, 2025 and 2024, RLHK had indirect sales through Shanghai Xinsen that were sold to onecertified first-tier supplierof the Auto Manufacturers $2,398,185 and $Nil respectively. As of December 31, 2025 and 2024, the accounts receivable due from Shanghai Xinsen were $788,834 and $Nil respectively, arising from normal business transactions.

For the years ended December 31, 2025 and 2024, RLHK had indirect sales through Shanghai Huaxin that were sold to onecertified first-tier supplier of the Auto Manufacturers $2,506,196 and $Nil respectively.

Disposal of subsidiary

On November 20, 2025, the Company entered into a Share Purchase Agreement with Yongliansen, pursuant to which the Company sold all of its equity interests in RLSP for total consideration of $3.0 million, payable in three installment payments of $1.0 million each, with payments due on or before June 2027, June 2028, and June 2029, respectively.

In accordance with ASC 835-30, Interest—Imputation of Interest, the Company evaluated the long-term receivable arising from the installment arrangement and initially recorded such receivable at its present value. As of December 31, 2025, the Company had a long-term accounts receivable balance of $2,787,131 due from Yongliansen, measured using an incremental borrowing rate of 3.0%

Others

As RLHK has not yet completed its bank account opening procedures, the Company has not been able to remit its capital contribution to RLHK. For the year ended December 31, 2025, the Company’s Chief Executive Officer, Ms. Xingxiu Hua, advanced $2,362 to RLHK to cover new company registration costs and statutory levies.

As of December 31, 2025 and 2024, our CEO Mrs. Xingxiu Hua and CFO Mr. Hua Wang funded the Company and RLHK in the total amounts of $3,174,291 and $3,023,625 for its daily operation, respectively. The payable amounts bear no interest rate and due on demand.

The above summary description of related part transactions includes some of the general terms and provisions of the agreements related to such transactions. For a more detailed description of those agreements, you should refer to such agreements which are included as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF SECURITIES

The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Articles of Incorporation and our Bylaws.

General

We are authorized to issue common stock and preferred stock. The total number of shares of stock which we are authorized to issue is 140,000,000 shares of capital stock, 100,000,000 of which are common stock, $0.001 par value per share, and 40,000,000 of which are preferred stock. As of August 17, 2026, 41,109,458 shares of common stock were issued and outstanding and held by 56 stockholders of record.

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Common Stock

The holders of our common stock are entitled to the following rights:

Voting Rights. Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders.

Dividend Rights. Subject to limitations under the Nevada Revised Statutes, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities.

Other Matters. The holders of our common stock have no subscription, redemption or conversion privileges; in addition, such common stock does not entitle its holders to pre-emptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our Certificate of Incorporation authorizes 40,000,000 shares of preferred stock, par value $0.001 per share. The issuance of preferred stock could adversely affect, among other things, the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon our liquidation, dissolution or winding up. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of us.

Nevada Business Combination Statutes

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, (the “NRS”), generally prohibit a Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board prior to the date the interested stockholder obtained such status or the combination is approved by the Board and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the Board prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the Board before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding voting shares of the corporation, (c) more than 10% of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

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In general, an “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within two years, did own) 10% or more of the voting power of the outstanding voting shares of a corporation. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada Control Share Acquisition Statutes

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business in Nevada directly or through an affiliated corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of us.

Potential Effects of Authorized but Unissued Stock

Our shares of common and preferred stock are available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions, payment as a dividend on the capital stock or as equity compensation to our service providers under our equity compensation plans.

The existence of unissued and unreserved common stock and preferred stock may enable our Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our Board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Nevada Revised Statutes and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Also, if we issue additional shares of our authorized, but unissued, common stock, these issuances will dilute the voting power and distribution rights of our existing common stockholders.

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Transfer Agent and Registrar

Our transfer agent and registrar is West Coast Stock Transfer, Inc. with offices located at 721 N Vulcan Ave #205, Encinitas, CA. The phone number and facsimile number for West Coast Stock Transfer, Inc. are (619) 664-4780 and (760) 452-4423, respectively. Additional information about Equity Stock Transfer can be found on its website at www.westcoaststocktransfer.com.

Listing

Our common stock is currently quoted on the Pink Open Market under the symbol “RLEA.” We intend to list our common stock on The Nasdaq Capital Market under the symbol “RLEA” which listing is a condition to this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, only a limited public market for our common stock existed on the OTC Pink Open Market. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market after this offering, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon the closing of this offering, we will have 42,709,458 shares of our common stock outstanding pursuant to this offering (assuming no exercise of the underwriter’s option to purchase additional shares of common stock).

All previously issued shares of common stock that were not offered and sold as part of this offering, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 under the Securities Act, which is summarized below.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our common stock then outstanding; or

●	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Historically, the SEC has taken the position that Rule 144 under the Securities Act is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies to their promoters or affiliates despite technical compliance with the requirements of Rule 144. The SEC has codified and expanded this position in its amendments effective on February 15, 2008, which applies to securities acquired both before and after that date by prohibiting the use of Rule 144 for the resale of securities issued by shell companies (other than business transaction related shell companies) or issuers that have been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

In addition, for proposed sales under Rule 144(i), there must be adequate current publicly available information about the issuing company before the sale can be made. For reporting companies, this generally means that the companies have complied with the periodic reporting requirements of the Exchange Act. As such, due to the fact that we were a shell company until the effective time of the reverse merger, holders of “restricted securities” within the meaning of Rule 144 will be subject to the above conditions.

UNDERWRITING

We are offering our securities described in this prospectus through the underwriters named below. ARC Group Securities LLC is acting as representative of the underwriters in this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of common stock listed next to its name in the following table.

Underwriters	Number of Shares
ARC Group Securities LLC
Total	6,250,000

The underwriting agreement provides that the underwriters must buy all of the securities being sold in this offering if they buy any of them. However, the underwriters are not required to take or pay for the securities covered by the underwriters’ option to purchase additional securities as described below.

Our securities are offered subject to a number of conditions, including:

●	receipt and acceptance of our common stock and warrants by the underwriters; and

●	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

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Over-Allotment Option

We have granted the underwriters an option exercisable for 45 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 937,500 shares of common stock (15% of the shares of common stock sold in this offering) from us to cover over allotments, if any, at the public offering price, less underwriting discounts and commissions and the non-accountable expense allowance payable to the underwriters. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the table at the beginning of this Underwriting section. If this option is exercised in full, the total underwriting discounts and commissions payable will be approximately $262,500 and the total proceeds to us, before expenses, will be approximately $3,487,500.

Underwriting Discount

Securities sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any securities sold by the underwriters to securities dealers may be sold at a discount of up to $0.28 per share from the public offering price. The underwriters may offer the securities through one or more of their affiliates or selling agents. If all the shares are not sold at the public offering price, ARC Group Securities LLC may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the securities at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to 937,500 additional common stock.

	Per Share	Total without Over-Allotment Option	Total with Over-Allotment Option
Public offering price	$4.00	$25,000,000	$28,750,000
Underwriting discounts and commissions(1)	$0.28	$1,750,000	$2,012,500
Proceeds, before expenses, to us	$3.72	$23,250,000	$26,737,500

(1)	Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering, payable to the Representative, or the reimbursement of certain expenses of the underwriters.

We have agreed to pay ARC Group Securities LLC a non-accountable expense allowance of 1% of the gross proceeds of the offering. We also have agreed to pay ARC Group Securities LLC’s reasonable out-of-pocket fees and expenses up to a maximum amount of $60,000.

We have paid an advance of $100,000 (the “Prior Advance”) to Prime Number Capital LLC, the prior underwriter whose engagement was terminated on or around July 29, 2026, for their anticipated out-of-pocket expenses; any advance will be returned to us to the extent Prime Number Capital LLC’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). The Prior Advance has been fully applied to Prime Number Capital LLC’s out-of-pocket expenses with $0 remaining.

Any portion of the advance shall be returned back to us to the extent not actually incurred in accordance with FINRA Rule 5110(f)(2)(C). In the event of the closing of this public offering, the advance shall be credit against and reduce the total amount of the underwriting discounts payable by us to ARC Group Securities LLC at closing.

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We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $700,000. We have also agreed to reimburse the underwriters for certain expenses incurred by them.

Right of First Refusal

Subject to certain conditions, we granted ARC Group Securities LLC a right of first refusal with a term of twelve (12) months commencing upon the closing of this offering to act as sole underwriter, initial purchaser or placement agent (as the case may be) for any financing (or re-financing) involving the equity securities of the Company (including any secondary offering), (any of the foregoing, a “Subsequent Financing”), in each case, acting as sole book runner, and to receive a non-refundable cash fee equal to a percentage of the aggregate gross spread or fees from any such Subsequent Financing that is equal to or greater than the percentage to be received by any other active joint book runners of the aggregate gross spread or fees from any such Subsequent Financing, in each case, on terms and conditions (including receipt of internal committee approvals) customary for ARC Group Securities LLC for similar transactions, which terms and conditions will be embodied in one or more separate written agreements, which agreements shall be based on ARC Group Securities LLC customary form for the applicable financing or transaction. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering or the termination date of the engagement between us and ARC Group Securities LLC.

Tail Financing

Subject to our right to terminate the underwriting agreement for cause pursuant to FINRA Rule 5110(g)(5)(B), we have granted ARC Group Securities LLC the right, for a period of twelve (12) months after the termination or expiration of ARC Group Securities LLC’s engagement with us, to receive a cash fee equal to seven percent (7.0%) of the gross proceeds received by us from an offering with a party actually introduced to the Company by ARC Group Securities LLC in which the Company has direct knowledge of such party’s participation.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Stabilization

In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

●	Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

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●	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

●	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by the underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the Representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

Prior to this offering, our common stock was traded on the OTC Pink Open Market and there was a limited public market for our common stock. The public offering price of the shares of common stock was negotiated between us and the Representatives. In determining the public offering price, the following factors to be considered included the following:

●	the information set forth in this prospectus and otherwise available to the Representative;

●	the history and prospects for our Company and the industry in which we compete;

●	our management, its past and present operations, and the prospects for, and timing of, our future revenues;

●	our financial and operating information;

●	our present state of development;

●	valuation multiples of publicly traded companies that the Representative believes are comparable to ours; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Neither we nor the Representative can assure investors that an active trading market will continue to exist for shares of our common stock, or that the common stock will trade at or above the public offering price.

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Stock Exchange

We have applied to have our common stock listed on The Nasdaq Capital Market under the symbol “RLEA,” which listing is a condition to this offering. There can be no assurance that we will be successful in listing our common stock on The Nasdaq Capital Market.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock the possession, circulation or distribution of this prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

EXPERTS

Simon & Edward LLP, an independent registered public accounting firm, audited our financial statements for the years ended December 31, 2025 and 2024, respectively. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of Simon & Edward LLP, given their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Ye & Associates, P.C., New York, New York. Winston Taylor LLP is acting as counsel for the underwriter with respect to this offering. Certain legal matters as to PRC law will be passed upon for us by AllBright Law Offices for the underwriter by Guangdong Zhuojian Law Firm. Certain legal matters from the perspective of compliance with Hong Kong law will be passed upon for us by Iu, Lai & Li Solicitors & Notaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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RUBBER LEAF INC

F-1

RUBBER LEAF INC

CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash	$1,361	$1,105
Accounts receivable – related parties	8,545,150	3,295,030
Total current assets	8,546,511	3,296,135
Noncurrent assets:
Long-term account receivable – related party	2,828,938	2,787,131
Total assets	$11,375,449	$6,083,266

LIABILITIES
Current liabilities:
Accounts payable – related parties	$4,505,382	$2,498,787
Other payables - related parties	6,309,437	3,174,291
Other current liabilities	26,002	59,000
Total current liabilities	10,840,821	5,732,078

Noncurrent liabilities:
Deferred tax liabilities	63,942	63,942

Total liabilities	10,904,763	5,796,020

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Preferred stock: 40,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock: 100,000,000 shares authorized, 41,109,458 shares and 41,109,458 shares issued and outstanding as of June 30, 2026 and December 31, 2025	41,110	41,110
Additional paid-in capital	2,799,035	2,799,035
Accumulated deficit	(2,370,445)	(2,553,885)
Accumulated other comprehensive income	986	986
Total stockholders’ equity	470,686	287,246
Total liabilities and stockholders’ equity	$11,375,449	$6,083,266

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-2

RUBBER LEAF INC

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)

	For the six months ended June 30,		For the three months ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Sales-related parties	6,038,954	-	2,774,030	-
Total	6,038,954	-	2,774,030	-

Cost of sales	5,815,774	-	2,836,195	-
Total cost of sales	5,815,774	-	2,836,195	-
Gross income (loss)	223,180	-	(62,165)	-

Operating expenses
General & administrative expenses	81,547	165,082	19,360	85,231
Total operating expenses	81,547	165,082	19,360	85,231
Income (loss) from operations	141,633	(165,082)	(81,525)	(85,231)

Other income (expense):
Interest income (expense)	41,807	-	20,903	-
Other income, net		-	-	-
Total other income (expenses), net	41,807	-	20,903	-

Net income (loss) from continuing operations before income taxes	$183,440	$(165,082)	$(60,622)	$(85,231)
Income tax expense (benefit)	-	-	-	-
Net income (loss) from continuing operations	$183,440	$(165,082)	$(60,622)	$(85,231)

Gain (loss) from discontinued operations	-	(521,889)		(256,404)
Net income (loss)	183,440	(686,971)	(60,622)	(341,635)

Other comprehensive income (loss)
Foreign currency translation, net of tax	-	3,593	-	1,074
Comprehensive income (loss)	183,440	(683,378)	(60,622)	(340,561)

Earnings per share
Basic and diluted earnings (loss) per share	$0.0045	$(0.0166)	$(0.0015)	$(0.0083)
Weighted average common shares outstanding	41,109,458	41,109,458	41,109,458	41,109,458

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

RUBBER LEAF INC

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred				Additional	Retained Earnings	Accumulated Other	Total Stockholders’
	Stocks		Common Stocks		Paid-in	(Accumulated	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit)	income (loss)	(Deficit)
Balance at December 31, 2024	-	$-	41,109,458	$41,110	$2,799,035	$(5,421,529)	$83,828	$(2,497,556)

Net loss	-	-	-	-	-	(686,971)	-	(686,971)
Foreign currency translation, net tax	-	-	-	-	-	-	3,593	3,593
Balance at June 30, 2025 (Unaudited)	-	-	41,109,458	41,110	2,799,035	(6,108,500)	87,421	(3,180,934)

	Preferred				Additional	Retained Earnings	Accumulated Other	Total Stockholders’
	Stocks		Common Stocks		Paid-in	(Accumulated	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit)	income (loss)	(Deficit)
Balance at December 31, 2025	-	$-	41,109,458	$41,110	$2,799,035	$(2,553,885)	$986	$287,246

Net income	-	-	-	-	-	183,440	-	183,440
Balance at June 30, 2026 (Unaudited)	-	-	41,109,458	$41,110	$2,799,035	$(2,370,445)	986	470,686

	Preferred				Additional	Retained Earnings	Accumulated Other	Total Stockholders’
	Stocks		Common Stocks		Paid-in	(Accumulated	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit)	income (loss)	(Deficit)
Balance at March 31, 2025 (Unaudited)	-	$-	41,109,458	$41,110	$2,799,035	$(5,766,865)	$86,347	$(2,840,373)
Net loss	-	-				(341,635)		(341,635)
Foreign currency translation, net tax	-	-	-	-	-	-	1,074	1,074
Balance at June 30, 2025 (Unaudited)	-	-	41,109,458	41,110	2,799,035	(6,108,500)	87,421	(3,180,934)

	Preferred				Additional	Retained Earnings	Accumulated Other	Total Stockholders’
	Stocks		Common Stocks		Paid-in	(Accumulated	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit)	income (loss)	(Deficit)
Balance at March 31, 2026 (Unaudited)	-	$-	41,109,458	$41,110	$2,799,035	$(2,309,823)	$986	$531,308
Net loss	-	-				(60,622)		(60,622)
Balance at June 30, 2026 (Unaudited)	-	-	41,109,458	41,110	2,799,035	(2,370,445)	986	470,686

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-4

RUBBER LEAF INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30
	2026	2025
	(Unaudited)
Cash flow from operating activities
Net income (loss)	183,440	(686,971)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:

Changes in operating assets and liabilities:
Loss from discontinued operations	-	521,889
Accounts receivable – related parties	(2,229,774)	-
Interest accrued on long-term receivables	(41,807)	-
Accounts payables - related parties	2,006,595	-
Advances to vendors - related party	-	5,000
Other current liabilities	(32,998)	87,499
Net cash used in operating activities	(114,544)	(72,583)

Cash flow from investing activities
Net cash used in investing activities	-	-

Cash flow from financing activities
Other payable from related parties	114,800	73,500
Net cash provided by financing activities	114,800	73,500

Effect of exchange rate changes	-	228
Increase in cash	256	1,145
Cash and restricted cash, beginning	1,105	12,273
Cash and restricted cash, ending	$1,361	$13,418

Supplemental disclosures of cash flow
Interest paid	$-	$-
Income taxes paid	$-	$-
Supplemental disclosure of non-cash activities
Non-cash offset of accounts receivable and accounts payable	$3,809,179	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Note: The Company completed the disposal of the discontinued operation in the fourth quarter of 2025. For the six months ended June 30, 2025, net cash used in operating activities was $72,583 in total, including cash flows related to both continuing and discontinued operations. Of this amount, $50,106 was attributable to discontinued operations. The loss from discontinued operations of $521,889 was included in net loss and was adjusted in the reconciliation of net loss to net cash used in operating activities.

F-5

RUBBER LEAF INC

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note 1 - Organization and Description of Business

Rubber Leaf Limited (“RLHK”) was incorporated in Hong Kong on September 22, 2025, and is located at Room 2109, 21/F, C C Wu Building, 302–308 Hennessy Road, Wanchai, Hong Kong. RLHK is engaged in import and export trading and the sales of synthetic rubber, rubber compounds, car window seals, auto parts, and related products for the Company’s integrated group companies. Following the disposition of RLSP, RLHK has assumed all principal orders, customer contracts, and supply arrangements previously associated with RLSP and currently serves as the Company’s primary operating subsidiary.

Our former PRC subsidiary, Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (“RLSP”), was established on July 8, 2019 and was disposed of by the Company on November 20, 2025. RLSP was engaged in import and export trading, as well as the production and sales of synthetic rubber, rubber compounds, car window seals, auto parts, and related products, and operated an integrated manufacturing facility in the People’s Republic of China. RLSP was a well-known auto parts enterprise and served as a first-tier supplier to major automobile manufacturers, including Dongfeng Motor and Renault. RLSP had a registered capital of US$20 million and was a wholly foreign-owned enterprise.

On November 20, 2025, pursuant to a Share Purchase Agreement, the Company sold all of its equity interests in RLSP to Shanghai Yongliansen Import and Export Trading Co., Ltd. (“Yongliansen”). As a result of this transaction, RLSP is no longer part of the Company’s operating structure. The Company’s primary operations are now conducted through its wholly owned Hong Kong subsidiary, RLHK, which continues to manage the Company’s core sales and trading activities.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements. With respect to the unaudited financial statements as of and for the six months ended June 30, 2026, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The consolidated financial statements include the accounts of Rubber Leaf Inc., the parent company and its wholly owned subsidiary in Hong Kong - Rubber Leaf Limited (“RLHK”). All intercompany transactions and balances were eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates. Significant estimates are used in the collectability of accounts receivable and long-term accounts receivable, the valuation of deferred tax assets, and provisions for income taxes, among others.

Discontinued Operations

The Company classifies a business as held for sale when the criteria prescribed by Accounting Standards Codification (“ASC”) Paragraph 205-20-45-1E are met, most notably when sale of the business is probable within the next year (with certain exceptions) and it is unlikely there will be significant changes to the plan of sale. Assets and liabilities held for sale are recorded at the lower of their carrying value or fair value less cost to sell.

F-6

Revenue Recognition

The Company early adopted Accounting Standards Update (“ASU”) 2014-09, Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606) since its inception (i.e. July 2019), which is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company applies the five-step model to sales contracts.

We generate revenue through the sale of automotive rubber and plastic sealing strips under an indirect supply model. RLHK receives purchase orders from its customers, Shanghai Xinsen and Shanghai Huaxin, which are related parties. The Company’s Chief Executive Officer, President and Chairperson, Ms. Xingxiu Hua, previously held a 90% ownership interest in Shanghai Xinsen. Effective October 1, 2022, Ms. Hua reduced her ownership interest in Shanghai Xinsen from 90% to 15%. Both Shanghai Xinsen and Shanghai Huaxin serve as certified second-tier suppliers to branded automobile manufacturers (the “Auto Manufacturers”).

Under ASC 606, the Company evaluated whether RLHK acts as a principal or agent in its revenue arrangements. RLHK is the contractual counterparty to its customers under the sales contracts. RLHK obtains ownership of finished goods prior to shipment by sourcing and controlling raw materials, and bears responsibility for product quality and delivery. Control of the goods transfers to customers upon shipment. Because RLHK can objectively determine, prior to shipment, that the goods conform to the agreed-upon specifications, end-customer acceptance provisions are administrative in nature and do not represent a barrier to the transfer of control. RLHK maintains pricing discretion, establishes selling prices under its sales contracts, collects consideration in its own name, and bears credit risk with respect to amounts due from customers. RLHK bears inventory-related and contract-fulfillment risk, including after-sale support obligations. The contract manufacturer produces goods solely in accordance with RLHK’s technical and quality specifications and has no pricing authority, direct customer-access rights, or contract-performance obligations to the customers. Based on these indicators, RLHK acts as principal and reports revenue gross, at the amounts billed to customers, rather than net of amounts payable to the contract manufacturer.

Second-tier suppliers provide products to first-tier suppliers of original equipment manufacturers (“OEMs”). First-tier suppliers typically manufacture or assemble major automotive components, such as doors, rubber and plastic components, and other automobile parts. Auto Manufacturers issue consolidated purchase orders for complete sets of rubber and plastic components for specific vehicle models to their first-tier suppliers, who in turn subcontract the production of rubber and plastic sealing strips to second-tier suppliers.

As second-tier suppliers and facilitators of production rather than direct manufacturers, Shanghai Xinsen and Shanghai Huaxin coordinate with the Company to fulfill customer orders. Upon receipt of purchase orders, RLHK places corresponding orders with related party vendors. These vendors are responsible for procuring raw materials and manufacturing the finished products. Throughout the production process, RLHK monitors and observes each key stage of manufacturing performed by the third-party vendors, with particular emphasis on final quality control.

Finished products are delivered either from the Company’s facilities or directly from third-party manufacturers to the warehouses of the first-tier suppliers designated by Shanghai Xinsen and Shanghai Huaxin. Upon delivery, quality inspections are performed by inspectors appointed by the end customers. RLHK’s performance obligation is considered fulfilled when the finished products are delivered to the customers designated by Shanghai Xinsen and Shanghai Huaxin and successfully pass the required quality inspections.

If products fail to meet quality standards, the customers initiate a product replacement process. Upon completion of quality and quantity verification and acceptance of the finished products into the end customers’ warehouses, invoices are issued to the Company as evidence of delivery. The invoice date represents the point at which ownership and control of the finished products are transferred under the indirect supply model from the Company to Shanghai Xinsen and Shanghai Huaxin, and indirectly to their upstream first-tier suppliers. Revenue is recognized at this point in time, when control of the products has transferred and acceptance by the end customers has occurred.

F-7

Cost of revenue

Cost of revenues consists of purchased goods acquired from our related party, Yongliansen.

Cash and Cash Equivalents

Cash and cash equivalents include bank deposits and liquid investments with original maturities of three months or less as of the purchase date of such investments.

Concentration risk

The Company maintains cash with banks in the United States of America (“USA”) and Hong Kong. Should any bank holding cash become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash with that bank; however, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts. In the United States, the standard insurance amount is $250,000 per depositor in a bank insured by the Federal Deposit Insurance Corporation (“FDIC”). In Hong Kong, a depositor has up to HKD800,000 insured by the Hong Kong Deposit Protection Board (“DPB”) under the Deposit Protection Scheme (“DPS”). As of June 30, 2026, the Company maintained one offshore bank account in Hong Kong under Rubber Leaf Limited. This offshore account is not covered under the Hong Kong Deposit Protection Scheme (“DPS”) administered by the Hong Kong Deposit Protection Board (“DPB”), but the underlying bank is insured under the United States FDIC insurance program.

Financial instruments that potentially subject the Company to significant concentrations of credit risk are cash and cash equivalents and accounts receivable. As of June 30, 2026 and December 31, 2025, $Nil and $Nil of the Company’s cash held by financial institutions were uninsured, respectively.

Major customers

For the six and three months ended June 30, 2026 and 2025, the Company’s revenues from major customers that accounted for more than 10% of total revenue were as follows:

	Six months ended June 30, 2026		Three months ended June 30, 2026		Six months ended June 30, 2025		Three months ended June 30, 2025
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount e	% of Total Revenue
Customer D	6,038,954	100%	2,774,030	100%	-	-%	-	-%

	As of June 30, 2026		As of December 31, 2025
	Accounts Receivable	% of Total Accounts Receivable	Accounts Receivable	% of Total Accounts Receivable
Customer D	$8,545,150	100%	$2,506,196	76%

●	Customer D: Shanghai Huaxin Economic and Trade Co., Ltd. (“Shanghai Huaxin”), a related party, as 10% of its equity interest is held by Xingxiu Hua, the Chief Executive Officer of Rubber Leaf Inc., with the remaining 90% equity interest held by unrelated third-party shareholders, and neither Rubber Leaf Inc. nor its management has control over or significant influence on Shanghai Huaxin.

F-8

Major vendors

For the six and three months ended June 30, 2026 and 2025, the Company made purchases from major vendors that accounted for more than 10% of total purchases as follows:

	Six months ended June 30, 2026		Three months ended June 30, 2026		Six months ended June 30, 2025		Three months ended June 30, 2025
	Amount	% of Total Purchase	Amount	% of Total Purchase	Amount	% of Total Purchase	Amount	% of Total Purchase
Vendor C	5,815,774	100%	2,836,195	100%	-	-	-	-

	As of June 30, 2026		As of December 31, 2025
	Accounts Payable	% of Total Accounts Payable	Accounts Payable	% of Total Accounts Payable
Vendor C	$4,505,382	100%	$2,498,787	100%

●	Vendor C: Shanghai Yongliansen Import and Export Trading Company (“Yongliansen”), a related party.

Accounts Receivable

Accounts receivable is reported at their net realizable value. Any value adjustments are booked directly against the relevant receivable. We have standard payment terms that generally require payment within approximately 30 to 90  days. Management performs ongoing credit evaluations of its customers. An allowance for potentially uncollectible accounts is provided based on history, economic conditions, and composition of the accounts receivable aging. As of the disposal date of RLSP, certain intercompany accounts receivable were determined to be uncollectible and were written off in full and recognized as bad debt expense. As of June 30, 2026 and December 31, 2025 no credit risk identified and no allowance for doubtful accounts.

Long-term Receivables

Long-term receivables are recorded at their present value when the effect of discounting is material. In accordance with ASC 835-30, Interest—Imputation of Interest, the Company evaluates long-term receivables to determine whether they contain a significant financing component. When applicable, such receivables are initially recognized at the present value of the future cash flows using a discount rate that reflects the market rate of interest at the time the receivable is originated.

The difference between the face value and the present value of the receivable is recorded as a discount and is amortized to interest income over the term of the receivable using the effective interest method. If the stated interest rate on a long-term receivable approximates the prevailing market rate, the receivable is recorded at its face value. The Company applies LPR 3.0% as incremental borrowing rate. Management reviews the collectability of long-term receivables on an ongoing basis and records write-offs when amounts are determined to be uncollectible.

The long-term receivable is payable in three installments as follows:

(1) First Installment: USD 1,000,000 shall be paid on or before June 2027;

(2) Second Installment: USD 1,000,000 shall be paid on or before June 2028;

(3) Third Installment: USD 1,000,000 on or before June 2029.

Advances to vendors

From time to time, we paid advances to our vendors in order to secure our purchase orders or as retainers required pursuant to various purchase agreements related to production and the 2nd production lines currently under construction. The advances have non-interest-bearing, normally settled along with purchase transactions within 60 to 180 days, depending on market conditions, and approximately 365 days for construction projects and/or equipment purchase.

F-9

Advances from customers

From time to time, we receive advances from our customers, which are made normally under sales frame contracts, each sales transaction will be initiated by purchase orders received under the frame contracts. The advances have non-interest-bearing, normally settled along with purchase/sales transactions within 60 to180 days.

Income Taxes

We are governed by the Income Tax Law of the IRD and the United States. The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. The Company records deferred tax liabilities primarily related to taxable temporary differences arising from gains recognized for financial reporting purposes on the disposal of a subsidiary, where the consideration was structured as a long-term receivable and the related tax obligations are deferred under applicable tax laws.

The 2017 Tax Reform Act permanently reduces the U.S. corporate income tax rate to a 21% flat rate. In addition, the 2017 Tax Reform Act also creates a new requirement that certain income (i.e., Global Intangible Low-Taxed Income (“GILTI”)) earned by controlled foreign corporations (“CFCs”) must be included in the gross income of the CFCs’ U.S. shareholder income. The tax law in PRC applies an income tax rate of 25% to enterprises. Hong Kong is subject to 8.25% on the first HK$2 million of assessable profits and 16.5% on profits exceeding HK$2 million.

The Company’s subsidiary does not receive any preferential tax treatment from the local government.

Taxation

The Company is subject to income taxes, indirect taxes, and other levies in accordance with the tax laws and regulations of the jurisdictions in which it operates.

Hong Kong Taxation

For the six months ended June 30, 2026, the Company’s operations were conducted primarily through its Hong Kong subsidiaries and were subject to Hong Kong tax laws and regulations.

Profits Tax

Hong Kong operates on a territorial source principle of taxation. Under this regime, Profits Tax is imposed on assessable profits arising in or derived from Hong Kong. The tax is levied on net taxable profits, not on gross revenue or individual transactions.

Hong Kong currently applies a two-tiered Profits Tax rate structure for corporations:

●	8.25% on the first HK$2 million of assessable profits
●	16.5% on assessable profits exceeding HK$2 million

Application of the two-tiered rates is subject to compliance with applicable eligibility requirements and conditions prescribed under the Inland Revenue Ordinance.

Indirect Taxes

Hong Kong does not impose value added tax (VAT), goods and services tax (GST), or any general sales tax on the sale of goods or provision of services. Consequently, the Company does not charge, collect, or remit VAT, GST, or similar consumption-based taxes on its Hong Kong sales or purchases. As a free port, Hong Kong generally does not levy customs duties on imports or exports. Excise duties are imposed only on a limited range of commodities (primarily liquor, tobacco, hydrocarbon oil, and methyl alcohol), none of which are material to the Company’s business operations.

F-10

Cross-Border Transactions

When the Company’s Hong Kong operations engage in cross-border trading activities, including the import and export of rubber sealing products, the tax treatment is determined based on the territorial source principle. Profits are subject to Hong Kong Profits Tax only to the extent they are considered to arise in or be derived from Hong Kong. Profits sourced outside Hong Kong are generally not subject to Hong Kong Profits Tax.

The determination of profit source is inherently fact-specific and depends on the nature of the transactions and the location of the profit-generating activities. Such determinations may be subject to interpretation and review by the Hong Kong Inland Revenue Department.

United States Taxation

As a company incorporated in the State of Nevada and listed on a U.S. securities exchange, the Company is subject to U.S. federal income tax laws and regulations. The Company files U.S. federal income tax returns and is subject to examination by the Internal Revenue Service. The Company may also be subject to state and local income taxes in jurisdictions where it has operations or nexus.

The Company’s effective tax rate and tax obligations may be affected by various factors, including the sourcing of income, transfer pricing arrangements, foreign tax credits, and other provisions of U.S. tax law applicable to companies with international operations.

Cessation of PRC Operations

In October 2025, the Company ceased operations of RLSP, its subsidiary in the People’s Republic of China. Following the cessation of RLSP’s operations, the Company is no longer subject to PRC tax laws and regulations. As of the date of this report, the Company’s operations are subject only to the tax laws and regulations of Hong Kong and the United States.

Prior Period – People’s Republic of China Taxation

For the period from January 1, 2025 through October 2025, and for the fiscal year ended December 31, 2024, the Company conducted operations in the People’s Republic of China through RLSP and was subject to PRC taxation, including VAT at the standard rate of 13% on product sales. VAT was calculated as output VAT on sales less allowable input VAT on qualifying purchases supported by valid VAT invoices (fapiao). In accordance with the Company’s accounting policy and the substance of these transactions, revenues and cost of sales were recorded net of VAT, as the Company acts as a collection agent for the PRC tax authorities with respect to such taxes.

Earnings Per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

F-11

Pursuant to ASC 260-10-55, EPS computations should be based on the facts and circumstances of the transaction for reorganization. The Company calculated its EPS retrospectively akin to a normal share issuance as if the reorganization incurred from the inception.

The Company does not have any potentially dilutive instruments as of June 30, 2026 and December 31, 2025, and, thus, anti-dilution issues are not applicable.

Fair Value of Financial Instruments

The Company’s balance sheets include certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

●	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2026 and December 31, 2025. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts receivable, long-term receivables, accounts payable and other current liabilities.

F-12

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence. The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Foreign Currency

Amounts reported in the condensed consolidated financial statements are stated in United States dollars, unless stated otherwise. Our Former PRC Subsidiary used the Chinese renminbi (RMB) as their functional currency, and our now Hong Kong Subsidiary uses HKD as its functional currency, and the holding company, RLI, uses the United States dollar as their functional currency. For subsidiaries that use the local currency as the functional currency, all assets and liabilities are translated to United States dollars using exchange rates in effect at the end of the respective periods and the results of operations have been translated into United States dollars at the weighted average rates during the periods the transactions were recognized. Resulting translation gains or losses are recognized as a component of other comprehensive income (loss).

In accordance with ASC 830, Foreign Currency Matters (ASC 830), the Company translates the assets and liabilities into United States dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from HKD into United States dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income. Further, foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses on those foreign currency transactions are included in other income (expense), net for the period in which exchange rates change.

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, Income Statement-Reporting Comprehensive Income (ASC 220). Under ASC 220, the Company is required to report comprehensive income (loss), which includes net income (loss) as well as other comprehensive income (loss). The only significant component of accumulated other comprehensive income (loss) as of June 30, 2026 and December 31, 2025 is the currency translation adjustment.

Segment Information

Operating segments are defined as components of an entity for which discrete financial information is available and that is regularly reviewed by the chief operating decision maker (“CODM”) in allocating resources and assessing performance. The Company’s CODM is the executive management team, consisting of the Chief Executive Officer and the Chief Financial Officer.

As discussed in Note 1, the Company disposed of RLSP during the year ended December 31, 2025, and the results of RLSP have been presented as discontinued operations for all periods presented. The business models through which RLSP historically generated revenue are no longer part of the Company’s continuing operations, and descriptions of those models elsewhere in this report relate solely to discontinued operations. Following the disposal, the Company conducts its continuing operations through a single sales channel under an indirect supply model operated by RLHK, which generated all of the Company’s revenue from continuing operations for the periods presented. Under this model, RLHK purchases finished goods and sells them to its customers, Shanghai Xinsen and Shanghai Huaxin. Management does not distinguish results by customer type or geographic market for internal reporting purposes.

Based on the manner in which financial information is reviewed by the CODM, the Company has one reportable operating segment. The CODM evaluates segment performance primarily based on consolidated results, including revenue and operating expenses.

Significant segment expenses reviewed by the CODM include administrative expenses incurred by RLHK, which primarily consist of start-up and operating costs, as well as corporate-level expenses incurred by the parent company, which mainly relate to regulatory compliance, consulting, and legal services. SG&A expenses for six months ended June 30, 2026 and 2025 were $81,547 and $165,082, and $19,360 and $85,231 for three months ended June 30, 2026 and 2025, respectively. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets.

As the Company operates in a single reportable segment, segment revenue and segment profit or loss are consistent with the amounts presented in the consolidated statements of operations and comprehensive income (loss). No geographic segment information is presented, as the Company does not manage or evaluate performance on a geographic basis.

F-13

Recently Issued Accounting Standards Not Yet Adopted

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued ASU No. 2025-01, Clarifying the Effective Date (“ASU 2025-01”). The amendments are intended to enhance disclosures regarding an entity’s costs and expenses by requiring additional disaggregated information disclosures about certain income statement expense line items. The amendments, as clarified by ASU 2025-01, are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently in the process of evaluating the impact this amended guidance may have on the footnotes to our condensed consolidated financial statements.

There were also other updates recently issued and the management does not believe that other than those disclosed above, accounting pronouncements recently issued but not yet adopted will have a material impact on its financial position, results of operations or cash flows.

Note 3 – Related Party Transactions

Purchase

In order to reduce purchase costs and enhance purchasing power, the Company purchases the main raw materials from Yongliansen Import and Export Trading Company (“Yongliansen”) during six months ended June 30, 2026. The Company’s Chief Executive Officer, Xingxiu Hua, holds 30% of the outstanding equity of Yongliansen

For the six months ended June 30, 2026 and 2025, RLHK purchased rubber products from Yongliansen in the total amount of $5,815,774 and $Nil, respectively.

For the three months ended June 30, 2026 and 2025, RLHK purchased rubber products from Yongliansen in the total amount of $2,836,195 and $Nil, respectively.

On November 3, 2025, the Company entered into a tripartite payment direction, settlement acknowledgement and waiver agreement, pursuant to which a portion of the amounts payable to Yongliansen was settled through a direct payment by RLHK’s designated party, Shanghai Xinsen, which had received proceeds from product sales made by RLHK. As a result, accounts payable to Yongliansen in the amount of $3,809,179 were offset against accounts receivable from Shanghai Xinsen for the six months ended June 30, 2026. As of June 30, 2026 and December 31, 2025, RLHK had accounts payable to Yongliansen of $4,505,382 and $2,498,787, respectively.

Sales under Indirect Supply Model

In order to stabilize customer relationships and maintain long-term orders, we authorized two related parties - Shanghai Xinsen (“Customer B”) and Shanghai Huaxin (“Customer D”) as our distributors. The Company’s President, Ms. Xingxiu Hua, holds 15% ownership of Shanghai Xinsen, which is a rubber product trading expert with 20 years of experience in the auto parts market.

F-14

For the six months ended June 30, 2026 and 2025, RLHK had indirect sales through Shanghai Xinsen that were sold to one certified first-tier supplier of the Auto Manufacturers $Nil and $Nil respectively. For the three months ended June 30, 2026 and 2025, RLHK had indirect sales through Shanghai Xinsen that were sold to one certified first-tier supplier of the Auto Manufacturers $Nil and $Nil respectively. As of June 30, 2026 the accounts receivable due to Shanghai Xinsen were $Nil. As of December 31, 2025, the accounts receivable due from Shanghai Xinsen were $788,834, arising from normal business transactions.

For the six months ended June 30, 2026 and 2025, RLHK had indirect sales through Shanghai Huaxin that were sold to one certified first-tier supplier of the Auto Manufacturers $6,038,954 and $Nil respectively. For the three months ended June 30, 2026 and 2025, RLHK had indirect sales through Shanghai Huaxin that were sold to one certified first-tier supplier of the Auto Manufacturers $2,774,030 and $Nil respectively. As of June 30, 2026 and December 31, 2025, the accounts receivable due from Shanghai Huaxin were $8,545,150 and $2,506,196 respectively, arising from normal business transactions.

Disposal of subsidiary

On November 20, 2025, the Company entered into a Share Purchase Agreement with Yongliansen, pursuant to which the Company sold all of its equity interests in RLSP for total consideration of $3.0 million, payable in three installment payments of $1.0 million each, with payments due on or before June 2027, June 2028, and June 2029, respectively.

In accordance with ASC 835-30, Interest—Imputation of Interest, the Company evaluated the long-term receivable arising from the installment arrangement and initially recorded such receivable at its present value. As of June 30, 2026 and December 31, 2025, the Company had a long-term accounts receivable balance of $2,828,938 and $2,787,131 due from Yongliansen, measured using an incremental borrowing rate of 3.0%

Others

As of June 30, 2026 and December 31, 2025, our CEO Mrs. Xingxiu Hua and CFO Mr. Hua Wang funded the Company and RLHK in the total amounts of $3,289,091 and $3,174,291 for their daily operations, respectively. The payable amounts bear no interest and are due on demand.

Note 4 – Shareholders’ Equity

Rubber Leaf Limited (“RLHK”) was incorporated in Hong Kong under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) as a limited liability company. The Company was established to serve as a regional subsidiary and commercial platform for Rubber Leaf Inc., focusing on cross-border operations, sales, and supply-chain coordination within Asia.

From May to July 2023, the Company issued 133,000 shares of common stock at $3.00 per share pursuant to the private placements with ten individuals for cash. The total $399,000 subscriptions were fully received as of December 31, 2025. The Company relied upon Regulation S of the Securities Act of 1933, as amended, for the sale of these securities. No commissions were paid regarding the share issuance and the share certificates were issued with a Rule 144 restrictive legend.

Note 5 – Discontinued Operations

Management intended to change its operating focus and entered into an agreement with a related party to sell certain assets and liabilities of RLSP. On November 20, 2025, the Company completed the disposition of the former PRC subsidiary pursuant to the Agreement entered into on November 20, 2025. The Company concluded that, in aggregate, the sale of the business in the PRC segment met the criteria for discontinued operations presentation in 2025. As a result, each of these businesses has been reclassified to discontinued operations in these financial statements for all periods presented. Such assets and liabilities were classified as assets and liabilities held for sale until the transaction closed on November 30, 2025.

F-15

For the six months ended June 30, 2026 and 2025, the net loss from discontinued operations was $Nil and $521,889. For the three months ended June 30, 2026 and 2025, the net loss from discontinued operations was $Nil and $256,404

Note 6 - Commitments and Contingencies

The Company had no material commitments or contingencies as of June 30, 2026

Note 7 - Income Taxes

The Company, RLI, is a Nevada company and is subject to the United States federal income tax at a tax rate of 21%. The Company’s former PRC subsidiary, RLSP, was incorporated in the PRC and was subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Taxes (“EIT”) is generally imposed at 25%. RLSP was disposed of by the Company on November 20, 2025 by selling all of the Company’s then equity interests in RLSP to Shanghai Yongliansen Import and Export Trading Co., Ltd. (“Yongliansen”).

The Company’s current subsidiary, RLHK, is incorporated in Hong Kong, and is subject to the Inland Revenue Ordinance which provides, among other things, that profits tax shall be charged on every person carrying on a trade, profession or business in Hong Kong in respect of his or her assessable profits arising in or derived from Hong Kong. RLHK is currently subject to the two-tiered profits tax regime according to Hong Kong tax rules and regulations.

The two-tier profits tax rate system of Hong Kong became effective for the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD2 million (approximately US$260,000) of assessable profits of a corporation is subject to the lowered tax rate, 8.25%, while the remaining assessable profits are subject to the tax rate of 16.5%.

No tax is imposed in Hong Kong in respect of capital gains from the sale of shares. Under Hong Kong tax regulations, a company’s first financial year for profits tax purposes may be up to 18 months from the date of incorporation, and the timing of the first profits tax filing is determined based on the company’s selected financial year-end.

RLHK currently expects to adopt a first financial year-end of December 31, 2026 (or March 31, 2027), and therefore is not required to file a profits tax return for the year ended December 31, 2025. In addition, management expects that RLHK’s operations qualify as offshore activities, as all substantive business activities are conducted outside Hong Kong. Under Hong Kong’s territorial source principle, profits derived from offshore activities are generally exempt from Hong Kong profits tax, subject to review and acceptance by the Inland Revenue Department of Hong Kong. Based on the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by RLHK.

For the six months ended June 30, 2026 and 2025, income tax expense was $Nil and $Nil, respectively $Nil, respectively. For the three months ended June 30, 2026 and 2025, income tax expense was $Nil and $Nil, respectively. As of June 30, 2026 and 2025 As of June 30, 2026 and December 31, 2025, deferred tax liabilities amounted to $63,942 and $63,942, respectively. The deferred tax liabilities and deferred income tax expense primarily arose from taxable temporary differences related to gains recognized for financial reporting purposes on the disposal of a subsidiary, where the consideration was structured as a long-term receivable and the related tax obligations are deferred under applicable tax laws.

F-16

The table below summarizes the difference between the U.S. statutory federal tax rate and the Company’s effective tax rate for the six months ended June 30, 2026 and 2025:

For the six months ended
June 30
	2026	2025

U.S. federal income tax rate	21.0%	21.0%
Tax rate difference	-%	-%
Nontaxable items	-%	-%
GILTI tax	-%	-%
Others	-%	-%
Valuation allowance	-%	-%
Effective tax rate	-%	-%

For U.S. income tax purposes, the Company has no cumulative undistributed earnings of foreign subsidiary as of June 30, 2026. Accordingly, no provision has been made for U.S. deferred taxes related to future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if we concluded that such earnings will be remitted to the U.S. in the future.

In addition, the 2017 Tax Act also creates a new requirement that certain income (i.e., Global Intangible Low-Taxed Income (“GILTI”)) earned by controlled foreign corporations (“CFCs”) must be included currently in the gross income of the CFCs’ U.S. shareholder. GILTI is the excess of the shareholder’s net CFC tested income over the net deemed tangible income return, which is currently defined as the excess of (1) 10 percent of the aggregate of the U.S. shareholder’s pro rata share of the qualified business asset investment of each CFC with respect to which it is a U.S. shareholder over (2) the amount of certain interest expense taken into account in the determination of net CFC-tested income. The Company has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred. For the six months and three months ended June 30, 2026 and 2025, no GILTI tax expense was incurred.

ASC 740 also requires the recognition and measurement of uncertain tax positions using a “more-likely-than-not” threshold. Management has evaluated the Company’s tax positions, including the anticipated offshore profits tax exemption in Hong Kong, and determined that no liability for uncertain tax positions was required to be recorded as of June 30, 2026.

Note 8 - Subsequent Events

The Company has evaluated all subsequent events through the date these condensed financial statements were issued and determined that there were no subsequent events or transactions that require recognition or disclosures in the condensed financial statements.

F-17

17506 Colima Road, Ste 101,
City of Industry, CA 91748
Tel: +1 (626) 581-0818
Fax: +1 (626) 581-0809

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Rubber Leaf Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rubber Leaf Inc. and subsidiary (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operation, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

F-18

Related Party Transactions

As described in Note 3 to the consolidated financial statements, management has disclosed that the Company’s chief executive officer had or has a controlling ownership interest in, or significant influence over, certain key vendors, customers, and the disposed subsidiary to a related party. Each of those entities has been identified as a related party as of December 31, 2025 and 2024. The Company has also entered into numerous business transactions with related parties, including but not limited to raw material and finished goods purchase agreements, sales contracts, equity transfer agreements, and financing agreements.

We identified the evaluation of the Company’s identification of related parties and related party transactions as a critical audit matter. This required a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of management’s procedures performed to identify related parties and related party transactions of the Company.

1)	Inquired and performed walkthrough about internal controls over the Company’s related party process, including controls related to the identification of significant non-routine related party transactions with the entities.
2)	Read new agreements and contracts with the entities, and the terms and other information about transactions are consistent with explanations from inquiries and other audit evidence obtained about the business purpose of the transactions.
3)	Inquired of executive officers, key members of the Company, and the Board of Directors regarding related party relationship and transactions with the entities.
4)	Received confirmations from related parties, and compared responses to the Company’s records.
5)	Evaluate the overall sufficiency of audit evidence over the identification of significant non-routine related party transactions with the entities.
6)	Performed the following procedures to identify information related to potential additional transactions between the Company and related parties that may also include third parties:

(a)	Read public filings from the Company and the related party entities, and external news for information related to transactions between the Company and the entities.
(b)	Inspect the Company’s minutes from meetings of the Board of Directors.
(c)	Perform information search on third party websites about the Company and the entities for new relationships possibly undisclosed.

/s/ Simon & Edward, LLP

We have served as the Company’s auditor since 2021.

PCAOB ID: 2485

Rowland Heights, California

February 6, 2026

F-19

RUBBER LEAF INC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024

ASSETS
Current assets:
Cash	$1,105	$293
Accounts receivables – related parties	3,295,030	-
Advances to vendors	-	5,000
Current assets from discontinued operations		9,926,991
Total current assets	3,296,135	9,932,284
Noncurrent assets:
Long term Account receivables-Related party	2,787,131
Noncurrent assets from discontinued operations	-	11,765,844
Total assets	$6,083,266	$21,698,128

LIABILITIES
Current liabilities:
Accounts payables – related parties	$2,498,787	$-
Other payables - related parties	3,174,291	3,023,625
Other current liabilities	59,000	13,500
Current liabilities from discontinued operations	-	21,158,559
Total current liabilities	5,732,078	24,195,684

Noncurrent liabilities:
Deferred tax liabilities	63,942	-

Total liabilities	5,796,020	24,195,684

Commitment and Contingencies

STOCKHOLDERS’ EQUITY
Preferred stock: 40,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock: 100,000,000 shares authorized, 41,109,458 shares and 41,109,458 shares issued and outstanding as of December 31, 2025 and 2024	41,110	41,110
Additional paid-in capital	2,799,035	2,799,035
Accumulated deficit	(2,553,885)	(5,421,529)
Accumulated other comprehensive income	986	83,828
Total stockholders’ (deficit) equity	287,246	(2,497,556)
Total liabilities and stockholders’ equity	$6,083,266	$21,698,128

The accompanying notes are an integral part of these financial statements

F-20

RUBBER LEAF INC

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	For the years ended December 31
	2025	2024

Sales	$-	$-
Sales-related party	4,904,381	-
Total	4,904,381	-

Cost of sales	4,109,128	-
Gross loss	795,253	-

Operating Expenses
General & administrative expenses	200,351	535,929
Bad debt expense	2,472,309
Total operation expenses	2,672,660	535,929
Loss from operation	(1,877,407)	(535,929)

Other income (expenses):
Interest income (expense)	6,995
Total other income, net	6,995

Net loss from continuing operation before income taxes	$(1,870,412)	(535,929)
Income tax (benefit) expenses	63,942	-
Net loss from continuing operations	$(1,934,354)	(535,929)

Gain (loss) from discontinued operations (including disposal gain of $3,578,076 for the year ended December 31, 2025),net of tax	4,801,998	(1,667,699)
Net income (loss)	$2,867,644	(2,203,628)

Other comprehensive income (loss)
Foreign currency translation, net of tax	(82,842)	(35,823)
Comprehensive loss	2,784,802	(2,239,451)

Earnings per share
Basic and diluted loss per share	$0.07	$(0.05)
Weighted average common shares outstanding	41,109,458	41,109,458

The accompanying notes are an integral part of these financial statements.

F-21

RUBBER LEAF INC

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stocks		Common Stocks		Additional Paid-in	Accumulated	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss)	(Deficit)
Balance at December 31, 2023	-	$-	41,109,458	$41,110	$2,799,035	$(3,217,901)	$119,651	$(258,105)
Issue of Shares
Net loss	-	-	-	-	-	(2,203,628)	-	(2,203,628)
Foreign currency translation, net tax	-	-	-	-	-	-	(35,823)	(35,823)
Balance at December 31, 2024	-		41,109,458	$41,110	2,799,035	$(5,421,529)	$83,828	$(2,497,556)

Issue of Shares						-	-
Net income	-	-	-	-	-	2,867,644	-	2,867,644
Foreign currency translation, net tax	-	-	-	-	-	-	(82,842)	(82,842)
Balance at December 31, 2025	-		41,109,458	$41,110	2,799,035	$(2,553,885)	$986	$287,246

The accompanying notes are an integral part of these financial statements.

F-22

RUBBER LEAF INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31
	2025	2024

Cash flow from operating activities
Net income (loss)	2,867,644	(2,203,628)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Bad debt expense	2,472,309
(Gain) Loss from discontinued operations	(4,801,998)	1,667,699
Changes in operating assets and liabilities:
Accounts receivables – related parties	(3,295,030)	-
Advance to vendors	(5,000)	-
Advance to vendors – related party	-	23,000
Accounts payables - related parties	2,498,787	-
Deferred tax liabilities	63,942	-
Other current liabilities	45,500	4,500)
Net cash used in operating activities	(153,846)	(508,429)

Cash flow from investing activities
Investment in disposal subsidiary	-	(130,000)
Net cash used in investing activities	-	(130,000)

Cash flow from financing activities
Proceeds from to related parties	150,666	597,500
Net cash provided by financing activities	150,666	597,500

Effect of exchange rate changes	3,992	-
Increase (decrease) in cash	812	(40,929)
Cash and restricted cash, beginning	293	41,222
Cash and restricted cash, ending	$1,105	$293

Supplemental disclosures of cash flow
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-23

RUBBER LEAF INC

NOTES TO THE AUDITED FINANCIAL STATEMENTS

Note 1 - Organization and Description of Business

Rubber Leaf Limited (“RLHK”) was incorporated in Hong Kong on September 22, 2025, and is located at Room 2109, 21/F, C C Wu Building, 302–308 Hennessy Road, Wanchai, Hong Kong. RLHK is engaged in import and export trading and the sales of synthetic rubber, rubber compounds, car window seals, auto parts, and related products for the Company’s integrated group companies. Following the disposition of RLSP, RLHK has assumed all principal orders, customer contracts, and supply arrangements previously associated with RLSP and currently serves as the Company’s primary operating subsidiary.

Our former PRC subsidiary, Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (“RLSP”), was established on July 8, 2019 and was disposed of by the Company on November 20, 2025. RLSP was engaged in import and export trading, as well as the production and sales of synthetic rubber, rubber compounds, car window seals, auto parts, and related products, and operated an integrated manufacturing facility in the People’s Republic of China. RLSP was a well-known auto parts enterprise and served as a first-tier supplier to major automobile manufacturers, including Dongfeng Motor and Renault. RLSP had a registered capital of US$20 million and was a wholly foreign-owned enterprise.

On November 20, 2025, pursuant to a Share Purchase Agreement, the Company sold all of its equity interests in RLSP to Shanghai Yongliansen Import and Export Trading Co., Ltd. (“Yongliansen”). As a result of this transaction, RLSP is no longer part of the Company’s operating structure. The Company’s primary operations are now conducted through its wholly owned Hong Kong subsidiary, RLHK, which continues to manage the Company’s core sales and trading activities.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements. With respect to the audited financial statements as of and for the year ended December 31, 2025, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The consolidated financial statements include the accounts of Rubber Leaf Inc, the parent company and its wholly owned subsidiary in Hongkong - Rubber Leaf Limited (“RLHK”). All intercompany transactions and balances were eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates. Signiant estimates are used in the collectability of accounts receivable and long-term account receivable , the valuation of deferred tax assets, and provisions for income taxes, among others.

Discontinued Operations

The Company classifies a business as held for sale when the criteria prescribed by Accounting Standards Codification (“ASC”) Paragraph 205-20-45-1E are met, most notably when sale of the business is probable within the next year (with certain exceptions) and it is unlikely there will be significant changes to the plan of sale. Assets and liabilities held for sale are recorded at the lower of their carrying value or fair value less cost to sell.

F-24

Revenue Recognition

The Company early adopted Accounting Standards Update (“ASU”) 2014-09, Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606) since its inception (i.e. July 2019), which is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company applies the five-step model to sales contracts.

We generate revenue through the sale of automotive rubber and plastic sealing strips under an indirect supply model. RLHK receives purchase orders from its customers, Shanghai Xinsen and Shanghai Huaxin, which are related parties. The Company’s Chief Executive Officer, President and Chairperson, Ms. Xingxiu Hua, previously held a 90% ownership interest in Shanghai Xinsen. Effective October 1, 2022, Ms. Hua reduced her ownership interest in Shanghai Xinsen from 90% to 15%. Both Shanghai Xinsen and Shanghai Huaxin serve as certified second-tier suppliers to branded automobile manufacturers (the “Auto Manufacturers”).

Second-tier suppliers provide products to first-tier suppliers of original equipment manufacturers (“OEMs”). First-tier suppliers typically manufacture or assemble major automotive components, such as doors, rubber and plastic components, and other automobile parts. Auto Manufacturers issue consolidated purchase orders for complete sets of rubber and plastic components for specific vehicle models to their first-tier suppliers, who in turn subcontract the production of rubber and plastic sealing strips to second-tier suppliers.

As second-tier suppliers and facilitators of production rather than direct manufacturers, Shanghai Xinsen and Shanghai Huaxin coordinate with the Company to fulfill customer orders. Upon receipt of purchase orders, RLHK places corresponding orders with third-party vendors. These vendors are responsible for procuring raw materials and manufacturing the finished products. Throughout the production process, RLHK monitors and observes each key stage of manufacturing performed by the third-party vendors, with particular emphasis on final quality control.

Finished products are delivered either from the Company’s facilities or directly from third-party manufacturers to the warehouses of the first-tier suppliers designated by Shanghai Xinsen and Shanghai Huaxin. Upon delivery, quality inspections are performed by inspectors appointed by the end customers. RLHK’s performance obligation is considered fulfilled when the finished products are delivered to the customers designated by Shanghai Xinsen and Shanghai Huaxin and successfully pass the required quality inspections.

If products fail to meet quality standards, the customers initiate a product replacement process. Upon completion of quality and quantity verification and acceptance of the finished products into the end customers’ warehouses, invoices are issued to the Company as evidence of delivery. The invoice date represents the point at which ownership and control of the finished products are transferred under the indirect supply model from the Company to Shanghai Xinsen and Shanghai Huaxin, and indirectly to their upstream first-tier suppliers. Revenue is recognized at this point in time, when control of the products has transferred and acceptance by the end customers has occurred.

F-25

Cost of revenue

Cost of revenues is comprised of raw materials consumed, manufacturing costs, third party logistics and distribution costs including packaging, freight, transportation, shipping and handling costs, and inventory adjustment due to the defectives and inventory count.

Cash and Cash Equivalents

Cash and cash equivalents include bank deposits and liquid investments with original maturities of three months or less as of the purchase date of such investments.

Concentration risk

The Company maintains cash with banks in the United States of America (“USA”) and PRC. Should any bank holding cash become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash with that bank; however, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts. In the United States, the standard insurance amount is $250,000 per depositor in a bank insured by the Federal Deposit Insurance Corporation (“FDIC”). In Hong Kong, a depositor has up to HKD800,000 insured by the Hong Kong Deposit Protection Board (“DPB”) under the Deposit Protection Scheme (“DPS”).and no bank account in HK as of December 31,2025.

Financial instruments that potentially subject the Company to significant concentrations of credit risk are cash and cash equivalents and accounts receivable. As of December 31, 2025 and 2024, $Nil and $Nil of the Company’s cash and restricted cash held by financial institutions were uninsured, respectively.

Major customers

For the years ended December 31, 2025 and 2024, the Company’s revenues from two major customers accounted more than 10% of the total revenue were as following:

	Year ended December 31, 2025		As of December 31, 2025		Year ended December 31, 2024		As of December 31, 2024
	Amount	% of Total Revenue	Accounts Receivable	% of Total Accounts Receivable	Amount	% of Total Revenue	Accounts Receivable	% of Total Accounts Receivable
Customer B	$2,398,185	49%	$788,834	24%	$-	-%	$-	-%
Customer D	$2,506,196	51%	$2,506,196	76%	$-	-	$-	-

●	Customer B: Shanghai Xinsen Import & Export Co., Ltd (“Shanghai Xinsen”), a related party that sells the Company’s products to Shanghai Hongyang Sealing Co., Ltd. (“Shanghai Hongyang”) and Wuhu Huichi Auto Parts Co., Ltd. (“Wuhu Huichi”), two unrelated parties of RLHK and the Company, and certified first-tier suppliers of Auto Manufacturers. Shanghai Xinsen also charges an OEM processing fee to Zhejiang Xiangjin Autoparts Co., Ltd. (“Xiangjin”) for orders that are outsourced to us.
●	Customer D: Shanghai Huaxin Economic and Trade Co., Ltd. (“Shanghai Huaxin”), a related party, as 10% of its equity interest is held by Xingxiu Hua, the Chief Executive Officer of Rubber Leaf Inc., with the remaining 90% equity interest held by unrelated third-party shareholders, and neither Rubber Leaf Inc. nor its management has control over or significant influence on Shanghai Huaxin.

F-26

Major vendors

For the years ended December 31, 2025 and 2024, the Company made purchases from the major vendors accounted more than 10% of the total purchases were as following:

	Year ended December 31, 2025		As of December 31, 2025		Year ended December 31, 2024		As of December 31, 2024
	Amount	% of Total Purchase	Accounts payable	% of Total Accounts Payable	Amount	% of Total Purchase	Accounts payable	% of Total Accounts Payable
Vendor C	$4,109,128	100%	$2,498,787	100%	$-	-	$-	-

●	Vendor C: Shanghai Yongliansen Import and Export Trading Company (“Yongliansen”), a related party.

Accounts Receivable

Accounts receivables are reported at their net realizable value. Any value adjustments are booked directly against the relevant receivable. We have standard payment terms that generally require payment within approximately 30 to 60 days. Management performs ongoing credit evaluations of its customers. An allowance for potentially uncollectible accounts is provided based on history, economic conditions, and composition of the accounts receivable aging. As of the disposal date of RLSP, certain intercompany accounts receivable were determined to be uncollectible and were written off in full and recognized as bad debt expense. As of December 31, 2025 and 2024 no credit risk identified and no allowance for doubtful accounts.

Long-term Receivables

Long-term receivables are recorded at their present value when the effect of discounting is material. In accordance with ASC 835-30, Interest—Imputation of Interest, the Company evaluates long-term receivables to determine whether they contain a significant financing component. When applicable, such receivables are initially recognized at the present value of the future cash flows using a discount rate that reflects the market rate of interest at the time the receivable is originated.

The difference between the face value and the present value of the receivable is recorded as a discount and is amortized to interest income over the term of the receivable using the effective interest method. If the stated interest rate on a long-term receivable approximates the prevailing market rate, the receivable is recorded at its face value. The Company applies LPR 3.0% as incremental borrowing rate. Management reviews the collectability of long-term receivables on an ongoing basis and records write-offs when amounts are determined to be uncollectible.

Advances to vendors

From time to time, we paid advances to our vendors in order to secure our purchase orders or as retainers required pursuant to various purchase agreements related to production and the 2nd production lines currently under construction. The advances have no interest bearing, normally settled along with purchase transactions within 60 to 180 days depend on market condition, and around 365 days for construction projects and/or equipment purchase.

Advances from customers

From time to time, we received advances from our customers, which are made normally under sales frame contracts, each sales transaction will be initiated by purchase orders received under the frame contracts. The advances have no interest bearing, normally settled along with purchase/sales transactions within 60 to 180 days.

F-27

Income Taxes

We are governed by the Income Tax Law of the IRD and the United States. The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. The Company records deferred tax liabilities primarily related to taxable temporary differences arising from gains recognized for financial reporting purposes on the disposal of a subsidiary, where the consideration was structured as a long-term receivable and the related tax obligations are deferred under applicable tax laws.

The 2017 Tax Reform Act permanently reduces the U.S. corporate income tax rate to a 21% flat rate. In addition, the 2017 Tax Reform Act also creates a new requirement that certain income (i.e., Global Intangible Low-Taxed Income (“GILTI”)) earned by controlled foreign corporations (“CFCs”) must be included in the gross income of the CFCs’ U.S. shareholder income. The tax law in PRC applies an income tax rate of 25% to enterprises.  Hongkong is subjected to 8.25% on the first HK $2 million of assessable profits and 16.5% on profit exceeding HK $2 million.

The Company’s subsidiary does not receive any preferential tax treatment from local government.

Taxation

The Company is subject to income taxes, indirect taxes, and other levies in accordance with the tax laws and regulations of the jurisdictions in which it operates.

Hong Kong Taxation

For the fiscal year ended December 31, 2025, the Company’s operations were conducted primarily through its Hong Kong subsidiaries and were subject to Hong Kong tax laws and regulations.

Profits Tax

Hong Kong operates on a territorial source principle of taxation. Under this regime, Profits Tax is imposed on assessable profits arising in or derived from Hong Kong. The tax is levied on net taxable profits, not on gross revenue or individual transactions.

Hong Kong currently applies a two-tiered Profits Tax rate structure for corporations:

●	8.25% on the first HK$2 million of assessable profits
●	16.5% on assessable profits exceeding HK$2 million

Application of the two-tiered rates is subject to compliance with applicable eligibility requirements and conditions prescribed under the Inland Revenue Ordinance.

Indirect Taxes

Hong Kong does not impose value added tax (VAT), goods and services tax (GST), or any general sales tax on the sale of goods or provision of services. Consequently, the Company does not charge, collect, or remit VAT, GST, or similar consumption-based taxes on its Hong Kong sales or purchases. As a free port, Hong Kong generally does not levy customs duties on imports or exports. Excise duties are imposed only on a limited range of commodities (primarily liquor, tobacco, hydrocarbon oil, and methyl alcohol), none of which are material to the Company’s business operations.

F-28

Cross-Border Transactions

When the Company’s Hong Kong operations engage in cross-border trading activities, including the import and export of rubber sealing products, the tax treatment is determined based on the territorial source principle. Profits are subject to Hong Kong Profits Tax only to the extent they are considered to arise in or be derived from Hong Kong. Profits sourced outside Hong Kong are generally not subject to Hong Kong Profits Tax.

The determination of profit source is inherently fact-specific and depends on the nature of the transactions and the location of the profit-generating activities. Such determinations may be subject to interpretation and review by the Hong Kong Inland Revenue Department.

United States Taxation

As a company incorporated in the State of Delaware and listed on a U.S. securities exchange, the Company is subject to U.S. federal income tax laws and regulations. The Company files U.S. federal income tax returns and is subject to examination by the Internal Revenue Service. The Company may also be subject to state and local income taxes in jurisdictions where it has operations or nexus.

The Company’s effective tax rate and tax obligations may be affected by various factors, including the sourcing of income, transfer pricing arrangements, foreign tax credits, and other provisions of U.S. tax law applicable to companies with international operations.

Cessation of PRC Operations

In October 2025, the Company ceased operations of RLSP, its subsidiary in the People’s Republic of China. Following the cessation of RLSP’s operations, the Company is no longer subject to PRC tax laws and regulations. As of the date of this report, the Company’s operations are subject only to the tax laws and regulations of Hong Kong and the United States.

Prior Period – People’s Republic of China Taxation

For the period from January 1, 2025 through October 2025, and for the fiscal year ended December 31, 2024, the Company conducted operations in the People’s Republic of China through RLSP and was subject to PRC taxation, including VAT at the standard rate of 13% on product sales. VAT was calculated as output VAT on sales less allowable input VAT on qualifying purchases supported by valid VAT invoices (fapiao). In accordance with the Company’s accounting policy and the substance of these transactions, revenues and cost of sales were recorded net of VAT, as the Company acts as a collection agent for the PRC tax authorities with respect to such taxes.

Earnings Per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

Pursuant to ASC 260-10-55, EPS computations should be based on the facts and circumstances of the transaction for reorganization. The Company calculated its EPS retrospectively akin to a normal share issuance as if the reorganization incurred from the inception.

The Company does not have any potentially dilutive instruments as of December 31, 2025 and 2024, and, thus, anti-dilution issues are not applicable.

F-29

Fair Value of Financial Instruments

The Company’s balance sheets include certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

●	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2025 and 2024. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash and cash equivalent, restricted cash, accounts receivables, advances to vendors, inventories, other current assets, accounts payables, advances from customers and other current liabilities. For short term borrowings and notes payable, the Company concluded the carrying values are a reasonable estimate of fair values because of the short period of time between the origination and repayment and as their stated interest rates approximate current rates available.

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence. The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Foreign Currency

Amounts reported in the consolidated financial statements are stated in United States dollars, unless stated otherwise. The Company’s subsidiary in the PRC uses the Chinese renminbi (RMB) and Hongkong Dollar (HKD) as their functional currency and the holding company - RLI uses the United States dollar as their functional currency. For subsidiaries that use the local currency as the functional currency, all assets and liabilities are translated to United States dollars using exchange rates in effect at the end of the respective periods and the results of operations have been translated into United States dollars at the weighted average rates during the periods the transactions were recognized. Resulting translation gains or losses are recognized as a component of other comprehensive income (loss).

F-30

In accordance with ASC 830, Foreign Currency Matters (ASC 830), the Company translates the assets and liabilities into United States dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB into United States dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income. Further, foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses on those foreign currency transactions are included in other income (expense), net for the period in which exchange rates change.

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, Income Statement-Reporting Comprehensive Income (ASC 220). Under ASC 220, the Company is required to report comprehensive income (loss), which includes net income (loss) as well as other comprehensive income (loss). The only significant component of accumulated other comprehensive income (loss) as of December 31, 2025 and 2024 is the currency translation adjustment.

Segment Information

Operating segments are defined as components of an entity for which discrete financial information is available and that is regularly reviewed by the chief operating decision maker (“CODM”) in allocating resources and assessing performance. The Company’s CODM is the executive management team, consisting of the Chief Executive Officer and the Chief Financial Officer.

As discussed in Note 1, the Company disposed of RLSP during the year, and the results of RLSP have been presented as discontinued operations. Following the disposal, the Company conducts its continuing operations through a single sales channel under an indirect supply model operated by RLHK. Under this model, products are purchased by the Company and indirectly sold to customers in Shanghai through RLHK. Management does not distinguish results by customer type or geographic market for internal reporting purposes.

Based on the manner in which financial information is reviewed by the CODM, the Company has one reportable operating segment. The CODM evaluates segment performance primarily based on consolidated results, including revenue and operating expenses.

Significant segment expenses reviewed by the CODM include administrative expenses incurred by RLHK, which primarily consist of start-up and operating costs, as well as corporate-level expenses incurred by the parent company, which mainly relate to regulatory compliance, consulting, and legal services. SG&A expenses for the years ended December 31, 2025 and 2024 were $200,351 and $535,929, respectively. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets.

As the Company operates in a single reportable segment, segment revenue and segment profit or loss are consistent with the amounts presented in the consolidated statements of operations and comprehensive income (loss). No geographic segment information is presented, as the Company does not manage or evaluate performance on a geographic basis.

Recent Accounting Standard Adopted

In September 2022, the FASB issued ASU 2022-04, “Liabilities – Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations,” which requires that an entity that uses a supplier finance program in connection with the purchase of goods or services disclose information about the program’s nature, activity during the period, changes from period to period, and potential magnitude. The Company adopted this standard for annual periods on a retrospective basis beginning January 1, 2023. The Company also adopted the amendment on rollforward information, which became effective prospectively for annual periods beginning January 1, 2024. The adoption of this guidance modified the Company’s disclosures and will modify its annual disclosures for the rollforward information in 2024, but did not have an impact on its financial position and results of operations.

F-31

Accounting Standards Issued but Not Yet Adopted

Income Tax Disclosures - In December 2023, the Financial Accounting Standards Board (FASB) released ASU No. 2023-09, titled “Income Taxes (Topic 740): Enhancements to Income Tax Disclosures” (referred to as “ASU 2023-09”). This new standard mandates the disclosure, on an annual basis, of specific categories in the rate reconciliation and the disaggregation of income taxes paid by jurisdiction. ASU 2023-09 becomes effective for annual reporting periods starting after December 15, 2025. The Company anticipates that the adoption of this standard will not significantly impact its financial position, results of operations, or cash flows. In November 2023, the Financial Accounting Standards Board (FASB) released ASU 2023-07, titled “Enhancements to Reportable Segment Disclosures” (“ASU 2023-07”). This standard necessitates companies to provide additional, more comprehensive details regarding significant expenses of a reportable segment, even if there is only one such segment. Its purpose is to enhance disclosures related to a public entity’s reportable segments. ASU 2023-07 will be effective for fiscal years commencing after December 15, 2023, and for interim periods starting after December 15, 2024, with the option for early adoption. We are presently assessing the potential impact of adopting ASU 2023-07 on our consolidated financial statements.

Note 3 – Related Party Transactions

Purchase

In order to reduce the purchase cost and enhance the purchase power, the Company purchases the main raw materials from Yongliansen Import and Export Trading Company (“Yongliansen”) during the year ended December 31, 2025. The Company’s Chief Executive Officer, Xingxiu Hua, holds 30% of the outstanding equity of Yongliansen

For the years ended December 31, 2025 and 2024, RLHK purchased rubber products from Yongliansen in the total amount of $4,109,128 and $Nil, respectively.

On November 3, 2025, the Company entered into a tripartite payment direction, settlement acknowledgement and waiver agreement, pursuant to which a portion of the amounts payable to Yongliansen was settled through a direct payment by RLHK’s designated party, Shanghai Xinsen, which had received proceeds from product sales made by RLHK. As a result, accounts payable to Yongliansen in the amount of $1,643,377 were offset against accounts receivable from Shanghai Xinsen. As of December 31, 2025 and 2024, RLHK had accounts payable to Yongliansen of $2,498,787 and nil, respectively.

Sales under Indirect Supply Model

In order to stabilize customer relationships and maintain long-term orders, we authorized two related parties - Shanghai Xinsen (“Customer B”) and Shanghai Huaxin (“Customer D”) as our distributors. The Company’s President, Ms. Xingxiu Hua, holds 15% ownership of Shanghai Xinsen, which is a rubber product trading expert with 20 years of experience in the auto parts market.

For the years ended December 31, 2025 and 2024, RLHK had indirect sales through Shanghai Xinsen that were sold to onecertified first-tier supplierof the Auto Manufacturers $2,398,185 and $Nil respectively. As of December 31, 2025 and 2024, the accounts receivable due from Shanghai Xinsen were $788,834 and $Nil respectively, arising from normal business transactions.

For the years ended December 31, 2025 and 2024, RLHK had indirect sales through Shanghai Huaxin that were sold to onecertified first-tier supplier of the Auto Manufacturers $2,506,196 and $Nil respectively.

F-32

Disposal of subsidiary

On November 20, 2025, the Company entered into a Share Purchase Agreement with Yongliansen, pursuant to which the Company sold all of its equity interests in RLSP for total consideration of $3.0 million, payable in three installment payments of $1.0 million each, with payments due on or before June 2027, June 2028, and June 2029, respectively.

In accordance with ASC 835-30, Interest—Imputation of Interest, the Company evaluated the long-term receivable arising from the installment arrangement and initially recorded such receivable at its present value. As of December 31, 2025, the Company had a long-term accounts receivable balance of $2,787,131 due from Yongliansen, measured using an incremental borrowing rate of 3.0%

Others

As RLHK has not yet completed its bank account opening procedures, the Company has not been able to remit its capital contribution to RLHK. For the year ended December 31, 2025, the Company’s Chief Executive Officer, Ms. Xingxiu Hua, advanced $2,362 to RLHK to cover new company registration costs and statutory levies.

As of December 31, 2025 and 2024, our CEO Mrs. Xingxiu Hua and CFO Mr. Hua Wang funded the Company and RLHK in the total amounts of $3,174,291 and $3,023,625 for its daily operation, respectively. The payable amounts bear no interest rate and due on demand.

Note 4 – Shareholders’ Equity

Rubber Leaf Limited (“RLHK”) was incorporated in Hong Kong under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) as a limited liability company. The Company was established to serve as a regional subsidiary and commercial platform for Rubber Leaf Inc., focusing on cross-border operations, sales, and supply-chain coordination within Asia.

From May to July 2023, the Company issued 133,000 shares of common stocks at $3.00 per share pursuant to the private placements with ten individuals for cash. The total $399,000 subscriptions were fully received as of December 31, 2025. The Company relied upon Regulation S of the Securities Act of 1933, as amended, for the sale of these securities. No commissions were paid regarding the share issuance and the share certificates were issued with a Rule 144 restrictive legend.

Note 5 – Discontinued Operations

Management intended to change its operation focus and entered into an agreement with a related party to sell certain assets and liabilities of RLSP. On November 20, 2025, the Company completed the disposition of the Former PRC Subsidiary pursuant to the Agreement entered on November 20, 2025. The Company concluded that, in aggregate, the sales of the businesses in PRC segment met the criteria for discontinued operations presentation in 2025. As a result, each of these businesses has been reclassified to discontinued operations in these financial statements for all periods presented. Such assets and liabilities are classified as assets and liabilities held for sale, which was closed on November 30, 2025.

F-33

Assets and Liabilities of Discontinued Operations

As previously described, assets and liabilities of discontinued operations are presented separately in the Consolidated Balance Sheets for all periods presented. The following table presents a reconciliation of the carrying amounts of the major classes of assets and liabilities of discontinued operations to the total assets and liabilities of discontinued operations as presented on the Company’s Consolidated Balance Sheets:

	November 30, 2025	December 31, 2024

Assets of discontinued operations:
Current assets:
Cash	$12,283	11,980
Accounts receivables	135,822	132,473
Accounts receivables – related parties	8,505,323	8,295,591
Advances to vendors	43,801	42,721
Advances to vendors and other receivable- related parties	238,810	232,922
Inventories, net	743,115	724,791
Other current assets	500,822	486,513
Total current assets held for sale	$10,179,976	9,926,991
Noncurrent assets:
Plant and equipment, net	9,494,729	9,864,914
Intangible assets, net	1,911,948	1,902,930
Total assets of discontinued operations on Consolidated Balance Sheets	$21,586,653	21,692,835

Liabilities of discontinued operations:
Current liabilities:
Borrowings	$4,886,989	4,766,482
Borrowings– related parties	183,318	178,797
Accounts payables	7,560,998	7,374,250
Accounts payables – related parties	7,369,491	7,187,767
Other payables - related parties	816,226	746,309
Advances from customers	352,975	344,271
Other current liabilities	821,359	560,683
Total current liabilities	21,991,356	21,158,559
Total assets of discontinued operations on Consolidated Balance Sheets	$21,991,356	21,158,559

Gain (Loss) from Discontinued Operations

The following table provides details about the major classes of line items constituting “Gain (Loss) from discontinued operations” as presented on the Company’s Consolidated Statements of Gain (Loss):

	For the years ended December 31
	2025	2024

Sales	$-	$5,245
Sales-related party	-	6,924,461
Total		6,929,706

Cost of sales-production	-	6,922,148
Cost of OEM	-	22,776
Loss on factory relocation	-	359,015
Loss on idle capacity	586,401	365,310
Total cost of sales	586,401	7,669,249
Gross (loss) profit	(586,401)	(739,543)

Operating Expenses
Selling expenses		20,426
General & administrative expenses	89,721	504,502
Total operation expenses	89,721	524,928
(Loss) income from operation	(676,122)	(1,264,471)

Other income (expenses):
Interest expenses	(265,586)	(356,438)
Other income (expenses)	-	(55,399)
Gain on forgiveness of accounts payable	2,165,629
Total other (expenses) income, net	1,900,043	(411,837)

Gain (loss) from discontinued operations before income taxes	$1,223,921	(1,676,308)
Gain on disposal, net	3,578,076
Income tax expenses		(8,609)
Gain (loss) from discontinued operations, net of income taxes	$4,801,998	(1,667,699)

F-34

Cash Flow From Discontinued Operations

	For the years ended December 31
	2025	2024

Cash flow of discontinued operations
Net cash provided by operating activities	$-	$(100,781)
Net cash provided by investing activities	-	(1,947,584)
Cash flow provided by discontinued operations	-	(2,048,365)

Note 6 - Commitment and contingencies

The Company had no material commitments or contingencies as of December 31, 2025.

Note 7 - Income Taxes

The Company, RLI is a Nevada company and subject to the United States federal income tax at a tax rate of 21%. The Company’s Form PRC Subsidiary, RLSP, is incorporated in the PRC and are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Taxes (“EIT”) is generally imposed at 25%. RLSP was disposed from the Company on November 20, 2025 by selling all our then equity interests in RLSP to Shanghai Yongliansen Import and Export Trading Co., Ltd. (“Yongliansen”).

The Company’s current subsidiary, RLHK, is incorporated in Hong Kong, and is subject to the Inland Revenue Ordinance which provides, among other things, that profits tax shall be charged on every person carrying on a trade, profession or business in Hong Kong in respect of his or her assessable profits arising in or derived from Hong Kong. RLHK is currently subject to the two-tiered profits tax regime according to Hong Kong tax rules and regulations.

The two-tier profits tax rates system of Hong Kong became effective since the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD2 million (approximately US$260,000) of assessable profits of a corporation is subject to the lowered tax rate, 8.25%, while the remaining assessable profits is subject to the tax rate of 16.5%.

No tax is imposed in Hong Kong in respect of capital gains from the sale of shares. Under Hong Kong tax regulations, a company’s first financial year for profits tax purposes may be up to 18 months from the date of incorporation, and the timing of the first profits tax filing is determined based on the company’s selected financial year-end.

RLHK currently expects to adopt a first financial year-end of December 31, 2026 (or March 31, 2027), and therefore is not required to file a profits tax return for the year ended December 31, 2025. In addition, management expects that RLHK’s operations qualify as offshore activities, as all substantive business activities are conducted outside Hong Kong. Under Hong Kong’s territorial source principle, profits derived from offshore activities are generally exempt from Hong Kong profits tax, subject to review and acceptance by the Inland Revenue Department of Hong Kong. Based on the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by RLHK.

For the years ended December 31, 2025 and 2024, income tax expense was $63,942 and nil, respectively. As of December 31, 2025 and 2024, deferred tax liabilities amounted to $220,796 and nil, respectively. The deferred tax liabilities and deferred income tax expense primarily arose from taxable temporary differences related to gains recognized for financial reporting purposes on the disposal of a subsidiary, where the consideration was structured as a long-term receivable and the related tax obligations are deferred under applicable tax laws.

F-35

The table below summarizes the difference between the U.S. statutory federal tax rate and the Company’s effective tax rate for the years ended December 31, 2025 and 2024:

	Years Ended December 31,
	2025	2024

U.S. federal income tax rate	21%	21.0%
Tax rate difference	-%	4.0%
Nontaxable items	-%	-%
GILTI tax	-%	-%
Others	-%	0.4%
Valuation allowance	-%	(25.0)%
Effective tax rate	-%	0.4%

As the Company incurred a pre-tax loss with income tax expense arising from disposal gains and deferred income tax adjustments. Accordingly, the effective income tax rate for the period is not meaningful.

For U.S. income tax purposes, the Company has no cumulative undistributed earnings of foreign subsidiary as of December 31, 2025. Accordingly, no provision has been made for U.S. deferred taxes related to future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if we concluded that such earnings will be remitted to the U.S. in the future.

In addition, the 2017 Tax Act also creates a new requirement that certain income (i.e., Global Intangible Low-Taxed Income (“GILTI”)) earned by controlled foreign corporations (“CFCs”) must be included currently in the gross income of the CFCs’ U.S. shareholder. GILTI is the excess of the shareholder’s net CFC tested income over the net deemed tangible income return, which is currently defined as the excess of (1) 10 percent of the aggregate of the U.S. shareholder’s pro rata share of the qualified business asset investment of each CFC with respect to which it is a U.S. shareholder over (2) the amount of certain interest expense taken into account in the determination of net CFC-tested income. The Company has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred. For the years ended December 31, 2025 and 2024, no GILTI tax expense was incurred.

ASC 740 also requires the recognition and measurement of uncertain tax positions using a “more-likely-than-not” threshold. Management has evaluated the Company’s tax positions, including the anticipated offshore profits tax exemption in Hong Kong, and determined that no liability for uncertain tax positions was required to be recorded as of December 31, 2025.

Note 8 - Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission. Based on our evaluation, no other event has occurred requiring adjustment or disclosure

F-36

6,250,000 Shares of Common Stock

Rubber Leaf Inc

PRELIMINARY PROSPECTUS

ARC Group Securities LLC

Prospectus dated ______________, 2026

Through and including __________________, 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in the shares whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission (“SEC”) registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA filing.

Amount
SEC registration fee	$660.00
FINRA filing fee	4,116
Nasdaq listing fee	50,000
Fees of transfer agent	10,000
Accountants’ fees and expenses	8,000
Legal fees and expenses	600,000
Printing and engraving expenses	10,000
Miscellaneous	9,740
Total expenses	$692,516.00

Item 14. Indemnification of Directors and Officers.

The Company’s Articles of Incorporation and Bylaws provide that, to the fullest extent permitted by the laws of the State of Nevada, any officer or director of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Company as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 78.7502 of the Nevada Revised Statutes as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on the indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful.

II-1

In the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, no indemnification shall be made in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable to the Company unless, and only to the extent that, the Nevada courts or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Nevada courts or such other court shall deem proper.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he or she did not act in good faith and in a manner which indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the indemnitee’s conduct was unlawful.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

In any underwriting agreement we enter into in connection with the sale of common stock or warrants being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years which were not registered under the Securities Act.

(a) Issuance of Capital Stock.

None.

II-2

(b) Warrants.

None.

(c) Option Grants.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements and the related notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(B) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1++	Certificate of Incorporation, as filed with the Nevada Secretary of State on May 18, 2021
3.2++	Bylaws of The Registrant
5.1*	Opinion of Counsel to Registrant
5.2+	Opinion of Iu, Lai & Li Solicitors & Notaries
10.1++	Share Exchange Agreement between the Company and Xingxiu Hua dated May 27, 2021
10.2+	Material Purchase Contract with Shanghai Haozong Rubber & Plastic Technology Co., Ltd.
10.3+	Material Sales Contract with Shanghai Xinsen Import and Export Co., Ltd.
10.4†+	Rubber Leaf Inc 2021 Equity Incentive Plan
10.5+	English Translation of the Credit Line Approval Letter from Industrial and Commercial Bank of China dated March 25, 2024.
10.6*	Employment Agreement between the Company and Xingxiu Hua
10.7*	Employment Agreement between the Company and Hua Wang
21.1+	List of Subsidiaries of the Registrant
23.1	Consent of Simon & Edward, LLP
23.2*	Consent of Counsel to Registrant (included in Exhibit 5.1)
24.1+	Power of Attorney (included on the signature page to the registration statement on Form S-1 filed on February 23, 2024)
99.1+	Audit Committee Charter
99.2+	Compensation Committee Charter
99.3+	Nominating and Corporate Governance Committee Charter
99.4+	Code of Conduct
99.5+	Clawback Policy Incorporated by reference to Exhibit 99.5 of the Registration Statement filed on December 22, 2025
107	Filing Fee Table

* To be filed by amendment.

+ Previously filed.

++ Incorporated by reference to the Registration Statement on Form S-1 of the Company as filed with the SEC on November 15, 2021.

† Compensatory plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on August 17, 2026.

RUBBER LEAF INC

By:	/s/ Xingxiu Hua
Xingxiu Hua
Chief Executive Officer and President (Principal Executive Officer)

Name	Position	Date

/s/ Xingxiu Hua	Chief Executive Officer, President and Chairperson of the Board of Directors	August 17, 2026
Xingxiu Hua	(Principal Executive Officer)

/s/ Hua Wang	Chief Financial Officer, Secretary and Director	August 17, 2026
Hua Wang	(Principal Financial and Accounting Officer)

*	Director	August 17, 2026
Jun Tong

*	Director	August 17, 2026
Jiangwei Yan

*	Director	August 17, 2026
Wei Xu

*	Director	August 17, 2026
Rong Yu

*	Director	August 17, 2026
Yifeng Xu

*By:	/s/ Xingxiu Hua
Xingxiu Hua
Attorney-in-fact

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